As filed with the Securities and Exchange Commission on June 23, 2010

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

National Automation Services, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3823	26-1639141
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2470 Saint Rose Parkway, Suite 314 Henderson, NV 89074	(702) 487-6274
(Address, including zip code, of registrant’s principal executive offices)	(Telephone number, including area code)

Robert W. Chance

Chief Executive Officer

National Automation Services, Inc.

2470 Saint Rose Parkway, Suite 314

Henderson, NV  89074

(702) 487-6274

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.

The Lebrecht Group, APLC

9900 Research Drive

Irvine, CA  92618

(949) 635-1240

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer

☐

Accelerated filer

☐

Non-accelerated filer

☐

Smaller reporting company

☑

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of certain selling shareholders	50,126,009 (2)	$0.0875	$4,386,026	$312.72
Common stock issued to Ascendiant Capital Group, LLC	1,470,589 (3)	$0.0875	$128,677	$9.18
Common Stock to be sold to Ascendiant Capital Group, LLC	18,500,000 (4)(5)	$0.0875	$1,618,750	$115.42
Total Registration Fee				$437.32

(1)

The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the bid and asked price as of June 16, 2010.

(2)

Consists of shares of common stock held by 171 selling shareholders.

(3)

Consists of shares of common stock issued to Ascendiant Capital Group, LLC as a commitment fee pursuant to a Securities Purchase Agreement dated April 7, 2010.

(4)

Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

ii

(5)

Consists of shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated April 7, 2010.

The registrant may amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

iii

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 21, 2010

PROSPECTUS

Up to 70,096,598 shares of common stock

NATIONAL AUTOMATION SERVICES, INC.

We are registering up to 70,096,598 shares of our common stock, consisting of (i) 50,126,009 shares, representing 47.1% of our current outstanding common stock, for sale by 171 of our existing shareholders of record, (ii) 1,470,589 shares for sale by Ascendiant Capital Group, LLC, and (iii) up to 18,500,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated April 7, 2010.  These securities will be offered for sale from time to time by the selling security holders identified in this Prospectus in accordance with the terms described in the section entitled “Plan of Distribution.”  We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.  This offering will terminate when all 70,096,598 shares are sold or on _____________, 20__, unless we terminate it earlier.

Investing in the common stock involves risks.  National Automation Services, Inc., while it is not a development stage company, is a company with limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment.  The company’s independent auditors report on its financial statements for the years ended December 31, 2009 and 2008 expresses substantial doubt as to its ability to continue as a going concern.  See “Risk Factors” beginning on page 4.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the pink sheets marketplace maintained by OTC Markets, Inc. under the symbol “NASV.”  The closing price of our common stock as reported on the pink sheets on June 16, 2010 was $0.08.

These shares may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Ascendiant Capital Group, LLC, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The date of this prospectus is __________________, 2010

PROSPECTUS SUMMARY

NATIONAL AUTOMATION SERVICES, INC.

All references to “NASV,” the “Company,” “we,” “us” or “our” in this prospectus mean National Automation Services, Inc., a Nevada corporation, and all entities owned or controlled by National Automation Services, Inc., except where it is made clear that the term means only the parent company.

Background

National Automation Services, Inc., is a Nevada corporation which, through subsidiaries based in Nevada and Arizona designs, produces, installs and, to a significantly lesser extent, services specialized mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention.  Historically, we have performed our work on projects located in the Southwestern United States.  (We first entered this business in October 2007 through our reverse merger with Intuitive System Solutions, Inc., as described below.)  In fiscal 2008 and 2009, approximately 65% and 81%, respectively, of our revenues have been derived from the sale of our automation control systems and control panels for use by municipalities in operating their water reservoirs and waste water treatment facilities, a field in which we have developed considerable expertise, although we also have sold our products for industrial applications primarily in mining and manufacturing.  We typically are hired by one of the electrical sub-contractors working on the particular project.

Our business plan envisions internal growth combined with expansion through selected acquisitions designed to expand our footprint both geographically into additional states and commercially by increasing our work for industrial, as opposed to municipal, end-users.  For example, in December 2007 we expanded from our base in Nevada into Arizona as a result of our acquisition of Intecon, Inc.

Corporate Information

Organizational History

We were originally incorporated on January 27, 1997 in Nevada under the name E-Biz Solutions, Inc., and on March 27, 1998, we changed our name to Jaws Technologies, Inc.  On July 7, 2000, we reincorporated in Delaware, and on September 29, 2000 we changed our name to Jawz Inc.  On March 6, 2007, we filed with the Securities and Exchange Commission (“SEC”) a Form 15-12G voluntarily terminating the registration of our common stock and our reporting obligations under federal securities laws.  On June 13, 2007, we changed our name to Ponderosa Lumber, Inc.  As Ponderosa Lumber, Inc., we were a public “shell” company with nominal assets and no operations, and our sole objective was to identify, evaluate, and acquire an operating business which wanted to become a publicly held entity.  On June 25, 2007, we reincorporated as a Colorado corporation under the name Timeshare Rescue, Inc.  On October 2, 2007, we changed our name to National Automation Services, Inc. in connection with our reverse merger with an operating entity named Intuitive System Solutions, Inc.  On December 28, 2007, we reincorporated as a Nevada corporation under the name National Automation Services, Inc.

We became subject to the reporting requirements of the Securities Exchange Act of 1934 on October 6, 2009.

Our executive offices are located at 2470 Saint Rose Parkway, Suite 314, Henderson, Nevada  89074, and our telephone number at that location is (702) 487-6274.  Our corporate website is www.nasautomation.com; however, the information contained on, or that can be accessed through, that website is not a part of this prospectus.

The Offering

We are registering 50,126,009 shares for sale by 171 existing holders of our common stock (see list of Selling Shareholders).

We are also registering 1,470,589 shares for sale by Ascendiant Capital Group, LLC, plus up to an additional 18,500,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated April 7, 2010.  Pursuant to the terms of the agreement, Ascendiant has committed to purchase up to $5,000,000 of our common stock over a two year period.  The agreement provides that we may from time to time deliver a draw down notice to Ascendiant, and Ascendiant is obliged to purchase the dollar amount of common stock set forth in the notice.  The maximum amount of each draw down shall be, at our election, either: (A) 20% of the total trading volume during the 10 trading days prior to the applicable draw down pricing period, multiplied by the average of the volume-weighted average price (VWAP)’s during such 10 trading day period, or (B) $300,000.  The purchase price shall be 90% of the VWAP for each trading day during the 10 trading day period.  The 18,500,000 shares being registered represents a good faith estimate of the number of shares of common stock that will be issuable pursuant to the agreement.

Ascendiant has agreed that neither it nor its affiliates will engage in any short selling of the common stock.  However, Ascendiant is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date which we deliver a draw down notice to them, which is prior to the date the shares are delivered to Ascendiant.  Accordingly, Ascendiant may sell shares any time after we deliver a draw down notice.  This will likely have the effect of putting downward pressure on our stock price during the pricing period for such advance.

All of the common stock registered by this prospectus will be sold by the selling stockholders at the prevailing market prices at the time they are sold.  We currently have 106,476,315 shares of common stock outstanding, and if all of the shares included in the registration statement of which this prospectus is a part are issued, we will have 124,976,315 shares of common stock outstanding.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer.  In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We face risks in completing the sale and installation of our products.  The following risks are material risks that we face.  If any of these risks occur, our business, our ability to achieve revenues, our operating results and our financial condition could be seriously harmed.

RISKS RELATED TO OUR BUSINESS

Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure.

In 2008, we entered into multiple loan and credit facility agreements with Trafalgar, under which we granted it a first priority security interest in all of our existing and after-acquired assets, including the stock of our two operating subsidiaries.   Although our obligations thereunder are guaranteed by Robert W. Chance, our chief executive officer, he does not have the resources to fulfill such guaranty in the event he is required to do so.  On April 23, 2009, we filed a complaint against Trafalgar, seeking a declaratory judgment.  On July 7, 2009 Trafalgar sent us a notice of default and accelerated the amount due of all of our outstanding indebtedness, which aggregated to approximately $3,500,000 (including interest), and on October 30, 2009, filed a complaint against us.  We do not have the ability to repay Trafalgar.  Therefore, Trafalgar could seek to execute upon our assets, which if successful could cause us to curtail or cease our operations.  We have had and expect to continue discussions with Trafalgar seeking to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) to declare its credit agreements null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  However, if Trafalgar does initiate judicial foreclosure we intend to seek a restraining order against it preventing it from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose on our assets.  See Legal Proceedings.

Continuation as a Going Concern.

Our auditors’ report on our audited December 31, 2009 financial statements, and footnote 3 to such financial statements, reflect the fact that with the current economic environment extending collections of our receivables and our inability to obtain additional financing, it would be unlikely for us to continue as a going concern.  Our operating revenues are insufficient to fund our operations and our assets already are pledged to Trafalgar as collateral for our estimated current outstanding $3,500,000 (including interest) of indebtedness and in our December 18, 2008 Credit Agreement with Trafalgar (which we believe is unenforceable) we agreed, among other things, not to sell additional common stock without Trafalgar’s prior written consent and not to incur additional indebtedness.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  As noted above, we have been, and intend to continue to, increase our revenue by increasing our visibility and the awareness of our company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.  However, we can give no assurance that these plans and efforts will be successful.

We Need Substantial Additional Capital.

We have experienced recurring net losses, including net losses of $(4,887,646) for the fiscal year ended December 31, 2009 and $(6,181,424) for the fiscal year ended December 31, 2008, and we had an accumulated deficit of $(12,959,894) at December 31, 2009.  Although at December 31, 2009, we had accounts receivable of $368,098, our receivables are being paid slower (60 to 90 days after invoice compared to 45 days in 2008) and currently we have a severe cash shortage, with approximately $9,200 of cash on hand.  Our operating revenues are insufficient to fund our operations.  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our Company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  Accordingly, we intend to seek additional financing following the filing of this registration statement.  However, our assets already are pledged to Trafalgar as collateral for our estimated current outstanding $3,500,000 (including interest) indebtedness and Trafalgar has issued a notice of default and accelerated our indebtedness, so we cannot expect to obtain any asset-based financing or unsecured debt financing, and in our December 18, 2008 Credit Agreement with Trafalgar (which we believe is unenforceable), we agreed, among other things, not to sell additional common stock without Trafalgar’s prior written consent and not to incur additional indebtedness.  Nonetheless, because we believe such Agreement is not enforceable, therefore we will be seeking additional equity financing.  Any additional funding sought would likely result in a material and substantial dilution of the equity interests of our current shareholders and could potentially scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.

Operating Losses, Layoffs and Cutbacks.

There can be no assurance that we will achieve profitability in the near term, over the long term, or ever.  Although in all but one of the following periods our revenues have increased over the corresponding period in the prior year we cannot give any assurance that our revenues will continue to do so.  For the fiscal year ended December 31, 2009, we had an operating loss of $(3,125,188) and a net loss of $(4,887,646); for the year ended December 31, 2008, we had an operating loss of $(5,742,018) and a net loss of $(6,181,424).  In addition, as a result of insufficient cash flow (our receivables are now being paid within 60 to 90 days, compared to payments within 45 days during 2008), we were forced to lay-off 50% of our operations staff and impose a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management, although we have paid such cash reductions in shares of our common stock through July 3, 2009, we still owe from July 3, 2009 through the date of this filing.  Our cash on hand is only approximately $9,200.  Our business and growth strategies may never be successful, and we may never be profitable.

Fluctuations in Operating Results.

We expect quarterly and annual operating results to fluctuate, depending primarily on the following factors:

•

Timely payment of our accounts receivable;

•

Our ability to obtain new business;

•

Our ability to generate significantly greater revenues than we have been able to generate to date, and to have revenues in such amount as to be able to satisfy our operational overhead, which now is not being met;

•

Our ability to reduce selling, general and administrative cash expenses, particularly payroll compensation, by issuing stock to alleviate cash constraints, especially considering that our planned expansion by acquisition of other companies will result in increases in operating expenses, including, without limitation, as a result of the employment contracts we seek to enter into with the former owners of these companies;

•

The cost of components used for the production of control panels; and

•

The cost of attracting and hiring qualified employees.

Risks of Expansion by Acquisition.

Our business strategy depends in large part on our ability to identify and acquire suitable companies, to expand our current expertise into the markets of our acquired companies, and to capitalize on the expertise of these companies to obtain new business in our current markets.  Delays or failures in acquiring new companies would materially and adversely affect our planned growth.

The success of this proposed strategy will depend on numerous factors, some of which are beyond our control, including the following:

•

Securing any required approvals from our lender(s) and others;

•

Our ability to effectively integrate an acquired company, including its information systems and personnel;

•

Our ability to retain the services of the key employees of the acquired company;

•

Availability of additional qualified operating personnel;

•

Necessary or unavoidable increases in wages, or unanticipated operating costs;

•

The possibility of unforeseen events affecting the region particularly in which an acquired company operates;

•

Adverse effects on existing business relationships resulting from the performance of an acquired company; and

•

Diversion of management’s attention from operating our business.

The acquisition transactions may also result in the following:

•

issuance of additional stock that would further dilute our current stockholders’ percentage ownership;

•

incurring debt;

•

assumption of unknown or contingent liabilities; or

•

negative effects on reported operating results from acquisition-related charges, and

•

amortization of acquired technology, goodwill and other intangibles.

Therefore, our business strategy may not have the desired result, and notwithstanding effecting numerous acquisitions we still may be unable to achieve profitability or, if profitability should be achieved, to sustain it.

Impairment of Goodwill and/or Intangible Assets May Occur.

Goodwill resulting from our acquisitions of other companies and other intangible assets could represent a significant portion of our assets.  As of December 31, 2009 and December 31, 2008, we had goodwill and other identifiable intangible assets of $36,034 and $367,530, respectively.  We review these assets for impairment at least annually or whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.  If we were to determine that a significant impairment in value of our goodwill or unamortized intangible assets had occurred, we would be required to write off a substantial portion of such assets, which would negatively affect our results of operations and financial condition, and it could adversely impact our stock price.

Management of Growth.

Our strategy anticipates significant growth in the diversity of our operations and in our business, which would place demands on our management and our limited financial and other resources.  To manage any such growth, we would be required to attract and train additional qualified managerial, engineering, technical, marketing and financial personnel.  If we are unable to effectively manage any such growth, our business, operating results and financial condition could be materially adversely affected.

Dependence on Qualified Professionals.

Our business depends on our ability to hire and retain engineers and technicians with highly specialized skills and experience.  Many engineers and technicians obtain post-graduate or professional degrees, and the increased educational time required at the post-graduate level further restricts the pool of engineers and technicians available for employment.  Our success also depends in large part upon our ability to attract and retain qualified management, marketing and sales personnel.  We compete for all such personnel with other automation companies.  There can be no assurance that we will be successful in hiring or retaining such qualified personnel.  If we are not able to hire and retain qualified people to fill these positions, our competitive position would be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations.

Backlog Not Indicative of Future Results.

Our backlog consists of contracts that we have received but not yet signed or started, and projects we have started but which have not been completed.  We cannot guarantee the revenue projected in our backlog will be realized, or if realized, that it will generate profits.

Contractors, subcontractors or end users may cancel or delay a project for reasons beyond our control.  The majority of our contracts allow for a cancellation under certain terms and conditions.  In the event of a project cancellation, we generally would be reimbursed for our costs, but typically we would have no contractual right to the total revenue expected from any such project as reflected in our backlog.  In addition, projects may remain in our backlog for extended periods of time.  The current credit and economic environment could significantly impact the financial condition of some end users, resulting in greater risk of delay or cancellation of projects.  If we were to experience significant cancellations or delays of projects in our backlog, our results of operations and financial condition would be adversely affected.

Collection Uncertainties on Accounts Receivable.

We are paid as the work we perform on a project progresses toward completion.  The current credit and economic environment has significantly impacted the ability of our contractors to pay amounts due to us, or the ability of end users to pay our contractors, in a timely manner.  Although we have had nominal increases in our reserve for doubtful accounts, payments of our accounts receivable have slowed, and our collections currently are averaging 60 to 90 days after billing, compared to 45 days in fiscal 2008.  Additionally, on a majority of our jobs we are required to advance the funds to purchase components or other materials prior to our receipt of an interim progress payment.  If we do so, and the project is terminated or our contract is cancelled, we may have difficulty recovering those expenditures from our contractor, subcontractor, or end user.  If a contractor, subcontractor or end user becomes insolvent or files for bankruptcy protection, the amount recoverable may be less than the amount owed to us, in which case the project could generate a loss instead of a gross profit for us.  To try to minimize these collection risks, when we receive a contract we place a lien against the project in order to obtain collateral security for the payments of our receivables; however, we might not have a first priority position, and the value of the collateral could be insufficient to satisfy all lien creditors, which would limit the amount of our recovery.  Although on most of the jobs we receive our contractors or subcontractors are required to post a bond to secure the payments to which we become entitled as a result of the services we perform, there can be no assurance that we will be able to collect from the bonding company.

Fixed-Price Contracts.

Approximately 95% of our revenues, including larger engineered systems projects, are performed under fixed-price contracts.  We are responsible for all cost overruns, other than those resulting from customer-approved change orders and certain force majeure (natural disaster) situations.  Our actual costs may exceed, and gross profit realized may be less than, the estimates derived from our contract prices, for various reasons, including, for example, errors in estimates or bidding; changes in availability and cost of labor and component parts; and reduced productivity.  These variations and the risks inherent in engineered systems projects may result in reduced profitability or losses.  Depending on the size of a project, variations from estimated contract performance could have a significant negative impact on our operating results and our financial condition.

The following table represents the amounts of our revenues which are generated by each of fixed-price and time and materials contacts, and the percentage of our revenues attributable to these contract types:

	Year Ended December 31,
	2009		2008
Project revenue (generally fixed price)	$3,544,893	95%	$2,938,231	95%
Service revenue (generally time and materials)	192,832	5%	166,988	5%
Total revenue	$3,737,725	100%	$3,105,219	100%

Typically, the material terms of our fixed-price contracts are: (1) progress based method, (2) invoicing terms, (3) deadlines for submittals, (4) wage rates and (5) start time.  For time and material contracts, our material terms involve:  (a) the start/end date and (b) price quotes for materials and percentage of labor allocated for the job.

Revenue from Contracts Realized over Several Months.

Our revenues are substantially derived from significant contracts that typically are performed over periods of two to four quarters.  As a result, our revenue and cash flow may fluctuate significantly from quarter to quarter, depending upon our ability to replace existing contracts with new orders and the extent of the delays, if any, which we may encounter in performing our contacts.

Liability for Product Warranties.

We typically warrant the workmanship and materials used in the equipment and systems we manufacture and install.  Failure of the system or equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources, replacement of parts or equipment, or service or monetary reimbursement to the end user.  To the extent we are unable to make a corresponding warranty claim against the manufacturer of the subject component or software we purchased and installed.

Competition.

We face a variety of competitive challenges from other automation companies, many of whom have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the marketing and sale of their products or adopt more aggressive pricing policies than we can.

Contracts for our products and services are generally awarded on a competitive basis.  Historically, our markets have been very competitive in terms of the number of suppliers providing alternative products and technologies.  The most important factors considered by our customers in awarding contracts include price, the availability and capabilities of our equipment, our ability to meet the project schedule, our reputation and name recognition, our experience and our safety record.  If our competitors can overshadow us in these respects, or possess industry certifications (such as a “control system integrator” as awarded by the CSIA, a certification we do not have) we may be at a disadvantage when bidding on a project, and our operating results could suffer.

Control by Management; Anti-Takeover Considerations.

Our company is effectively controlled by Management, specifically Messrs. Robert W. Chance, Jody R. Hanley, Manuel Ruiz, Brandon Spiker, David Marlow, and Jeremy Briggs (“Management”), who collectively own approximately 29% of our outstanding common stock.  While we intend to pursue our business strategy as set forth herein, Management has broad discretion to adjust the application and allocation of our cash and other resources, whether in order to address changed circumstances and opportunities or otherwise.  As a result of such discretion, our success is substantially dependent upon their judgment.  In addition, Management is able to elect our board of directors and to cause the directors to declare or refrain from declaring dividends, to increase our authorized capital, to authorize one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights holders of our common stock, issue additional shares of capital stock and generally to direct our affairs and the use of all funds available to us.  Any such preferred stock also could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  Any issuance of common or preferred stock could substantially dilute the percentage ownership of the company held by our current stockholders.  Such concentration of ownership may have the additional effect of delaying, deferring or preventing a change of control of the Company.  Also, this controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

Dependence on Management.

Our success is dependent upon the active participation of our Management.  We have entered into employment agreements (i) with Messrs. Chance, Hanley and Ruiz, for an initial two-year term which expired February 14, 2009, and such agreements now are in their successive automatic one-year renewal periods, and each employee may elect not to renew his contract on notice given to us at least 30 days before the renewal date, and (ii) with Messrs. Spiker and Marlow which expire on December 31, 2010.  In addition, we do not maintain any “key man” insurance on any of their lives.  In the event we should lose the services of any of their people, our business would suffer materially.  There can be no assurance that we would be able to employ qualified person(s) on acceptable terms to replace them.

Dependence on Leases of Space and Manufacturing Equipment and Space.

We lease from Jody Hanley, one of our executive officers and the owner of approximately 9% of our common stock, on a month-to-month basis a substantial amount of the equipment we use and require to manufacture our control panels.  Under our lease with Mr. Hanley, as the lessee we are obligated to maintain the leased equipment and repair it in the event of a malfunction.  As a result of these lease terms, we could decide it would be more cost-effective to purchase comparable equipment or to lease newer or different equipment from another lessor, possibly at a higher price, which might result in a substantial cash investment, or increased ongoing obligations which would increase our operating expenses.  Also, it is possible that companies acquired in the future will lease a portion of the equipment used in their operations, which leases may be month-to-month, or may contain limited or no renewal options or escalating or fair market renewal clauses.  If we do not have sufficient cash on hand to maintain, repair and/or purchase the manufacturing equipment we need, our operations and prospects could suffer a materially and adversely.

All of our offices and other facilities now are, and hereafter likely will be, leased from third parties.  These leases are for fixed terms or month-to-month, and the fixed term leases contain limited renewal options with escalating or fair market renewal clauses.  There can be no assurance that these leases can be continued or renewed or, if they are renewed, that the renewals can be obtained at lease rates that permit our facilities to be operated at a profit.  Relocation of these facilities would likely be costly, and such expenses could limit our profitability.

Dependence on Third-Party Suppliers.

Our manufacturing processes require that we buy a high volume of components from third party suppliers.  Our reliance on these suppliers involves certain risks, including:

•

The cost of these items might increase, for reasons such as inflation and increases in the price of the precious metals, if any, or other internal parts used to make such items, which could cause our costs to complete a job to exceed the estimate we used to create our bid;

•

Poor quality could adversely affect the reliability and reputation of our control panels; and

•

A shortage of components could adversely affect our manufacturing efficiencies and delivery capabilities, which could prevent us from obtaining, or hinder our ability to obtain, new business, which could jeopardize our ability to comply with the requirements of our contracts.

Any of these uncertainties also could adversely affect our business reputation and otherwise impair our profitability and ability to compete.

Sensitivity to Economic and Other Trends in the Southwestern United States.

Our operations will be limited by the conditions and trends in the areas in which we operate, and currently we only conduct business in the southwestern United Sates, particularly in Nevada, Arizona, and Utah.  As a result, we are particularly susceptible to adverse trends and economic conditions in this area, including its economic and labor markets.  In addition, because we purchase components from suppliers located throughout the United States, other regional occurrences such as local strikes, energy shortages or increases in energy prices, droughts, hurricanes, fires or other natural disasters, as well as general economic trends and credit conditions, could have a material adverse effect on our business and operations.

RISKS RELATED TO OUR INDUSTRY IN GENERAL

Exposure to Product and Professional Liability Claims.

In the ordinary course of our business, we may be subject to product and professional liability claims alleging that products we sold or services we provided failed or had adverse effects.  We maintain liability insurance at a level which we believe to be adequate.  A successful claim in excess of the policy limits of the liability insurance could materially adversely affect our business.  As a user of products manufactured by others, we believe we may have recourse against the manufacturer in the event of a product liability claim.  There can be no assurance, however, that recourse against a manufacturer would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.

Government Regulation - Environmental Cleanup Costs.

In our control panel fabrication operations, we generate and manage hazardous wastes.  These include: waste solvents; waste paint; waste oil; wash-down wastes; and sandblasting wastes.  We take appropriate steps to identify and address environmental issues before acquiring manufacturing space or facilities and to use industry-accepted operating and disposal practices regarding the management and disposal of hazardous wastes.  Nevertheless, we or others may have released hazardous materials on such properties or in other locations where hazardous wastes have been taken for disposal.  We may be required by federal, state or local environmental laws to remove hazardous wastes or to remediate sites where they have been released.  We could also be subjected to civil and criminal penalties for violations of those laws.  Our costs to comply with these laws may adversely affect our earnings.

RISKS RELATED TO OUR COMMON STOCK

If we are unable to pay the costs associated with being a public, reporting company, we may be forced to discontinue operations.

Our common stock is currently traded on the OTCQB tier of Pink OTC Markets, Inc.  We expect to have significant costs associated with being a public, reporting company, which may raise substantial doubt about our ability to continue as a going concern.  Our ability to continue as a going concern will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing.  If we are unable to achieve the necessary product sales or raise or obtain needed funding to cover the costs of operating as a public, reporting company, we may be forced to discontinue operations.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock without consent of stockholders.  This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.  These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering.

DETERMINATION OF OFFERING PRICE

We are registering up to 70,096,598 shares for resale by existing holders of our common stock.  These shares may be sold by the selling stockholder from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

SELLING SECURITY HOLDERS

The table below lists the selling stockholders and other information regarding the beneficial ownership of the common shares by the selling stockholders.  Column B lists the number of shares of common stock beneficially owned by each selling stockholder as of June 18, 2010.  Column C lists the number of shares of common stock that may be resold under this prospectus.  Column D lists the number of shares of common stock that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.  Column E lists the percentage of class beneficially owned based on 106,476,315 shares of common stock outstanding on June 18, 2010.  Except as noted in the table below, the selling stockholders has not had any material relationship with us within the past three years.  None of the selling stockholders is a registered broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to our common shares. Common shares subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after June 18, 2010 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder (see next page for table).

Name of Selling Shareholder (A)	Securities Beneficially Owned Prior to Offering (B)	Securities Being Offered (C)	Securities Beneficially Owned After Offering (D)	% Beneficial Ownership After Offering (E)
3 JP’s (1)	2,386,111	2,386,111	—	-0-
Aaron & Kristin Borling	136,500	136,500	—	-0-
Adrian Crisan	185,185	185,185	—	-0-
Al Mirza	200,000	200,000	—	-0-
Alan Wilkins	12,680	12,680	—	-0-
Alexandra Roncal	125,000	125,000	—	-0-
Alison Roark	21,923	21,923	—	-0-
Alva Davis	150,000	150,000	—	-0-
Amy Reese	40,000	40,000	—	-0-
Angelo Viard	100,000	100,000	—	-0-
Anthony Gagliano	50,000	50,000	—	-0-
Ascendiant Capital Group, LLC (2)	1,470,589	1,470,589	—	-0-
Barry Woods	500,000	500,000	—	-0-
Belden Hedgpeth	37,037	37,037	—	-0-
Bennet Bright & Jill Bright	30,000	30,000	—	-0-
Bill Landau & Kenyon Taylor	1,575,000	1,575,000	—	-0-
Bradley Jason Middlebrook	28,000	23,000	5,000	*
Bret Williams	90,650	90,650	—	-0-
Cesar Ladron	26,538	26,538	—	-0-
Charles & Carol Wendt JTWROS	100,000	100,000	—	-0-
Charles & Halina Baruffi	55,000	55,000	—	-0-
Chris Beadle	100,000	100,000	—	-0-
Chris Meshkoff	14,600	14,600	—	-0-
Christopher St. Clair	12,680	12,680	—	-0-
Cindy Goguen	105,000	105,000	—	-0-

Clayton Beck	100,000	100,000	—	-0-
Clyde Stevick	37,037	37,037	—	-0-
Cyndi Bennett	100,000	100,000	—	-0-
Dan Middlebrook	63,000	63,000	—	-0-
Daniel McCulloch	5,754,000	5,754,000	—	-0-
David and Terry Groff JTWROS	500,000	500,000	—	-0-
David Damiani	250,000	250,000	—	-0-
David Winter	25,615	25,615	—	-0-
David Zalewski	102,200	99,200	3,000	*
Debbie Lyon	100,000	100,000	—	-0-
Debra L Margrave	420,000	420,000	—	-0-
Dena Reese	100,000	100,000	—	-0-
Dennis and Susan Clarke	100,000	100,000	—	-0-
Diana Craft	100,000	100,000	—	-0-
Don and Evelyn Mahlstedt	185,185	185,185	—	-0-
Douglas Duhaime	100,000	100,000	—	-0-
Draco Financial (3)	980,000	980,000	—	-0-
Duwayne Evenson	20,000	20,000	—	-0-
Edward Van Reuth	37,037	37,037	—	-0-
Eleanor Stokes	22,000	22,000	—	-0-
Elena Pollard	20,000	20,000	—	-0-
Equity Trend (4)	250,000	250,000	—	-0-
Eugene & Marie Borucki	50,000	50,000	—	-0-
Eugene F Ingles IV	1,543,000	1,543,000	—	-0-
Eugene Ingles III	220,000	220,000	—	-0-
Eylon Levy	1,250,000	1,250,000	—	-0-
Faith Goguen	21,000	21,000	—	-0-
Frank Brown	90,000	90,000	—	-0-
Frank Costabile	25,000	25,000	—	-0-
Fred Petit	150,000	150,000	—	-0-
Fred Vannata	20,000	20,000	—	-0-
George Doerner	105,000	105,000	—	-0-
George Wight	100,000	100,000	—	-0-
Gerald Winter	25,000	25,000	—	-0-
Geremia Palomba	312,500	312,500	—	-0-
Gianpiero Balestrieri	4,500,000	4,500,000	—	-0-
Grant Bettingen	38,550	38,550	—	-0-
Gretchen Grace	100,000	100,000	—	-0-
Harbour Capital (5)	500,000	500,000	—	-0-
Ira Rose	140,000	140,000	—	-0-
Isa Bella Trahan	220,000	220,000	—	-0-
Jacklyn O'Connor Friedland	75,000	75,000	—	-0-
James Jesse	26,538	26,538	—	-0-
James Stumpe	75,000	75,000	—	-0-
Jeffrey Paltrow	70,000	70,000	—	-0-
Jennifer Cahill & Greg Edwards	75,000	75,000	—	-0-
Jeremy & Audrey Borling	100,000	100,000	—	-0-
Jian Mey Dempsey	100,000	100,000	—	-0-
Joan Dougherty	2,520,000	2,520,000	—	-0-
John Chastain	100,000	100,000	—	-0-
John Fairey	350,000	350,000	—	-0-
John Fairy	100,000	100,000	—	-0-
John Meade	200,000	200,000	—	-0-
John Paul Goguen	21,000	21,000	—	-0-

Joseph and Sarah Gentry	105,000	105,000	—	-0-
Joseph G. Backes	30,000	30,000	—	-0-
Joseph P Dougherty	100,000	100,000	—	-0-
Joshua Ruiz	13,640	13,640	—	-0-
Justin Patrick Dempsey	100,000	100,000	—	-0-
Katluska Mondragon	18,518	18,518	—	-0-
Kenneth Diehl	88,000	88,000	—	-0-
Kenneth Suskin	125,000	125,000	—	-0-
Kent Duhaime	100,000	100,000	—	-0-
Kevin Brown	150,000	150,000	—	-0-
Kimberly Reinhart	40,000	40,000	—	-0-
Lance Lindsey	20,000	20,000	—	-0-
Lara Blessington	18,077	18,077	—	-0-
Laura Langstrand	157,500	157,500	—	-0-
Laura Lizak	90,000	90,000	—	-0-
Lauren Truran	140,000	140,000	—	-0-
Leah Vigil	25,000	25,000	—	-0-
Leon J. Backes	60,000	60,000	—	-0-
Leonard Zalewski	60,000	60,000	—	-0-
Lisa M DeFily	200,000	200,000	—	-0-
Lynn Sandberg	14,692	14,692	—	-0-
Marie Boraki	100,000	100,000	—	-0-
Marilyn Hoyt	250,000	250,000	—	-0-
Mark Chance	14,920	14,920	—	-0-
Mark Haine	200,000	200,000	—	-0-
Mark Ingles	220,000	220,000	—	-0-
Mark Stephen Gayer	180,000	180,000	—	-0-
Mark Szymanksi	21,923	21,923	—	-0-
Martha Jordan	100,000	100,000	—	-0-
Marvin and Judith Neil	200,000	200,000	—	-0-
Marvin Gerdts	20,385	20,385	—	-0-
Mary Duhaime	100,000	100,000	—	-0-
Mary Ann Hammerbeck	37,037	37,037	—	-0-
Mary E Margrave	196,500	136,500	60,000	*
Massimo Mastruzzi	312,500	312,500	—	-0-
Michael & Diane McGrady JTWROS	100,000	100,000	—	-0-
Michael Acas	120,000	120,000	—	-0-
Michael Giordano	185,185	185,185	—	-0-
Michael Hayek	200,000	200,000	—	-0-
Michael Higdon	420,000	420,000	—	-0-
Michael Priller	105,000	105,000	—	-0-
Michael Pringle	20,000	20,000	—	-0-
Michael Wichman	180,000	180,000	—	-0-
Michelle Hammer	21,720	21,720	—	-0-
Michelle Schlierkamp	20,385	20,385	—	-0-
Orion Corciluiso	40,000	40,000	—	-0-
Paul Goguen	800,000	800,000	—	-0-
QualityStocks (6)	1,000,000	1,000,000	—	-0-
Randall Brodsky	180,000	180,000	—	-0-
Randy Janey	3,725,000	3,725,000	—	-0-
Rebecca Miller & John Stokes	294,000	294,000	—	-0-
Richard Kopp	80,000	80,000	—	-0-
Richard Lesnick	20,000	20,000	—	-0-
Richard Mason	109,000	109,000	—	-0-

Richardson & Patel, LLP (7)	700,000	700,000	—	-0-
Rick DeSalvo	110,000	110,000	—	-0-
Robert & Shirley Froehlich	15,400	15,400	—	-0-
Robert George & Christine Schmierer	42,000	42,000	—	-0-
Rodolfo & Evelyn Herbello	2,000	2,000	—	-0-
Ron Boufford	100,000	100,000	—	-0-
Ronald & Elizabeth Krochak	1,420,000	1,420,000	—	-0-
Ronald Nilsen	100,000	100,000	—	-0-
Ryan Christopher Miller	21,000	21,000	—	-0-
Scott Cramer	20,385	20,385	—	-0-
Scott Daigleish	89,286	89,286	—	-0-
Sean Hallenbeck	11,720	11,720	—	-0-
Sean Sego	600,000	600,000	—	-0-
Stefano Pietrobono	312,500	312,500	—	-0-
Steve Duhaime	100,000	100,000	—	-0-
Steve Wolosky	50,000	50,000	—	-0-
Steven Soler	52,500	52,500	—	-0-
Stingray Investments (1)	1,975,000	1,975,000	—	-0-
Stuart Geltner	120,000	120,000	—	-0-
Susan Carollo	105,000	105,000	—	-0-
Susan L Dewijk	105000	105,000	—	-0-
Terry Hall	23,462	23,462	—	-0-
Thams Towsley	15,000	15,000	—	-0-
The CR Evans Trust (8)	37,037	37,037	—	-0-
The William A Strachan Multiple Power of Liquidity Trust (9)	500,000	500,000	—	-0-
Thomas Shortland	31,462	31,462	—	-0-
Timothy Arnswald	203,704	203,704	—	-0-
Todd Ellestad	100,000	100,000	—	-0-
Toni McGuiness	21,923	21,923	—	-0-
Trent Gillespie	62,692	62,692	—	-0-
Villavincent (10)	20,000	20,000	—	-0-
W D Everett & Joan Everett	325,000	325,000	—	-0-
Western Financial Group (11)	210,000	210,000	—	-0-
William McCormick	210,110	210,110	—	-0-
William Scott Jennings	200,000	200,000	—	-0-
William Strachan	650,000	150,000	500,000	*
Yana Marie Halouzka McCulloch	2,118,000	2,118,000	—	-0-
Zachary Hanley	14,280	14,280	—	-0-
Total	52,164,598	51,596,598

____________________________

* Indicates less than one percent (1%).

(1)	The natural person with dispositive and voting power on behalf of this selling stockholder is Joseph Pardo.
(2)	The natural person with dispositive and voting power on behalf of this selling stockholder is Bradley Wilhite.
(3)	The natural person with dispositive and voting power on behalf of this selling stockholder is Rick Esquival.
(4)	The natural person with dispositive and voting power on behalf of this selling stockholder is Tom Mahoney.
(5)	The natural person with dispositive and voting power on behalf of this selling stockholder is Jeff Paltrow.
(6)	The natural person with dispositive and voting power on behalf of this selling stockholder is Michael McCarthy.
(7)	The natural person with dispositive and voting power on behalf of this selling stockholder is Eric Richardson.
(8)	The natural person with dispositive and voting power on behalf of this selling stockholder is Charles R. Evans.
(9)	The natural person with dispositive and voting power on behalf of this selling stockholder is William A. Strachan.
(10)	The natural person with dispositive and voting power on behalf of this selling stockholder is Villa Vincent.
(11)	The natural person with dispositive and voting power on behalf of this selling stockholder is Charles R. Rietz.

PLAN OF DISTRIBUTION

The selling stockholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

An exchange distribution in accordance with the rules of the applicable exchange;

•

Privately negotiated transactions;

•

Settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•

Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•

Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

A combination of any such methods of sale; or

•

Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Ascendiant, and certain other of the selling stockholders are underwriters within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Ascendiant, and those certain other selling stockholders, have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify Ascendiant against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Ascendiant is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by Ascendiant without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person.  We will make copies of this Prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$446
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	15,000
Total		$46,446

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states.  In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.  The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering.  Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock.  None of the selling stockholders will engage in any short selling of our securities.  We have been advised that under the rules and regulations of the FINRA, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001.  As of June 18, 2010, there are 106,476,315 shares of our common stock issued and outstanding, held by approximately 434 shareholders of record.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  We are not authorized to issue preferred stock.

Dividend Policy.  We have never issued any dividends and do not expect to pay any stock dividend or any cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Stock Option Plan.  We have not approved any stock option plans.

Transfer Agent.  The transfer agent for our common stock is X-Clearing Corporation, 535 16th Street Mall, Suite 810, Denver, CO 80202.  Telephone number (303) 573-1000.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering.  The Lebrecht Group, APLC does not own any of our securities.

Our audited financial statements as of December 31, 2009 and 2008 and for the years then ended appearing in this Prospectus which is part of a registration statement have been so included in reliance on the report of Lynda R. Keeton CPA, LLC, given on the authority of such firm as experts in accounting and auditing.  Lynda R. Keeton, CPA, does not own any of our securities.

DESCRIPTION OF BUSINESS

Business Development, History and Organization

Overview

National Automation Services, Inc. (“NAS”) is a Nevada corporation which, through subsidiaries based in Nevada and Arizona designs, produces, installs and, to a significantly lesser extent, services specialized mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention.  Historically, we have performed our work on projects located in the Southwestern United States.  (We first entered this business in October 2007 through our reverse merger with Intuitive System Solutions, Inc., as described below.)  In fiscal 2009 and 2008, approximately 65% and 81% respectively, of our revenues have been derived from the sale of our automation control systems and control panels for use by municipalities in operating their water reservoirs and waste water treatment facilities, a field in which we have developed considerable expertise, although we also have sold our products for industrial applications primarily in mining and manufacturing.  We typically are hired by one of the electrical sub-contractors working on the particular project.

Our business plan envisions internal growth combined with expansion through selected acquisitions designed to expand our footprint both geographically into additional states and commercially by increasing our work for industrial, as opposed to municipal, end-users.  For example, in December 2007 we expanded from our base in Nevada into Arizona as a result of our acquisition of Intecon, Inc.

Our executive offices are located at 2470 Saint Rose Parkway Suite 314, Henderson, Nevada 89074, and our telephone number at that location is (702) 487-6274. Our corporate website is www.nasautomation.com; however, the information contained on, or that can be accessed through, that website is not a part of this annual report.

Our common stock is currently quoted on the OTCQB tier of the Pink Sheets under the symbol “NASV”.

Organizational History

We were originally incorporated on January 27, 1997 in Nevada under the name E-Biz Solutions, Inc., and on March 27, 1998, we changed our name to Jaws Technologies, Inc.  On July 7, 2000, we reincorporated in Delaware, and on September 29, 2000 we changed our name to Jawz Inc.  On March 6, 2007, we filed with the Securities and Exchange Commission (“SEC”) a Form 15-12G voluntarily terminating the registration of our common stock and our reporting obligations under federal securities laws.  On June 13, 2007, we changed our name to Ponderosa Lumber, Inc.  As Ponderosa Lumber, Inc., we were a public “shell” company with nominal assets and no operations, and our sole objective was to identify, evaluate, and acquire an operating business which wanted to become a publicly held entity.  On June 25, 2007, we reincorporated as a Colorado corporation under the name Timeshare Rescue, Inc.  On October 2, 2007, we changed our name to National Automation Services, Inc. in connection with our reverse merger with an operating entity named Intuitive System Solutions, Inc.  On December 28, 2007, we reincorporated as a Nevada corporation under the name National Automation Services, Inc.

Plan of Operation

For the next 12 months we intend to focus our efforts on implementing the following business strategy:

Resolve Default on Outstanding Secured Indebtedness to Trafalgar

We have incurred approximately $3,500,000 (including interest) in indebtedness to Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”), the repayment of which is secured by the first priority security interest and lien we granted to Trafalgar in all of our existing and after acquired personal property, including the stock of our two operating subsidiaries.  Our obligations are guaranteed by our CEO, Robert W. Chance but he does not have the resources to fulfill such guaranty in the event his is required to do so.  On April 23, 2009, we filed a complaint against Trafalgar, seeking a declaratory judgment.  On July 7, 2009 Trafalgar sent us a notice of default stating we have violated the terms of our debt agreements by failing to make certain payments when due and breaching certain covenants, and it accelerated the due date of all of our outstanding indebtedness, and on October 30, 2009, filed a complaint against us.  We do not have the cash or other resources to repay Trafalgar.  Therefore, Trafalgar could seek to enforce its security interest and execute upon our assets, which if successful could cause us to curtail or cease our operations.  We have had and expect to continue to have discussions with Trafalgar to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) a declaratory judgment that Trafalgar’s debt agreements are null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  Nonetheless, if Trafalgar were to initiate judicial foreclosure on the collateral we intend to seek a restraining order preventing Trafalgar from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose.

Raise Substantial Additional Capital

We currently have a severe cash shortage, and our operating revenues are insufficient to fund our operations.  Consequently, our audited financial statements contain, in footnote 3, an explanatory paragraph to the effect that our ability to continue as a going concern is dependent on our ability to increase our revenue, eliminate our recurring net losses, eliminate our working capital deficit, and realize additional capital; and we can give no assurance that our plans and efforts to do so will be successful.  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our Company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  Accordingly, we intend to seek additional financing.  However, our assets already are pledged to Trafalgar as collateral for our outstanding (including interest) indebtedness and Trafalgar has issued a notice of default and accelerated our indebtedness, so we cannot expect to obtain any asset-based financing or unsecured debt financing.  Therefore, we will be seeking additional equity financing.  Any additional funding sought would likely result in a material and substantial dilution of the equity interests of our current shareholders and could potentially, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.

Improve Existing Operations

Our operating results have been unsatisfactory.  We had a working capital deficit of $(4,798,238) at December 31, 2009. We also have experienced recurring losses.  Although in each of the following periods our revenues have increased over the corresponding period in the prior year, for the fiscal year end December 31, 2009, we had an operating loss of $(3,125,188), and a net loss of $(4,887,646); and for the year ended December 31, 2008, we had an operating loss of $(5,742,018) and a net loss of $(6,181,424).  In addition, as a result of insufficient cash flow (our receivables are now being paid within 60 to 90 days, compared to payments within 45 days during 2008), we were forced to lay-off 50% of our operations staff and impose a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management, and at June 18, 2010 our cash on hand, most of which was obtained from recent private placements of our common stock, was a negligible $9,200.

We intend to try to improve cash flow from operations.  We hope to increase our revenue by increasing our visibility and the awareness of our Company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices. Such centralization in a single location also would provide greater corporate control of pricing while relieving local office engineers and other personnel of those responsibilities and enabling them to devote all of their time to operational activities.

Effect Strategic Acquisitions

We intend to expand our operations into other markets in the continental United States and to reduce our concentration in municipal water management/waste water treatment by acquiring select small to medium sized privately-held automation companies which principally perform work for industrial applications.

We use the following principal criteria to evaluate acquisition opportunities:

•

Established business with a proven operating track record. We seek established businesses with strong financial performance, positive operating results, established or growing contract backlogs, and/or the potential for positive operating cash flow. We consider the experience and skill of management and whether other talented personnel exist within the company or the local market.

•

Opportunity for growth of our industrial business: We look for businesses with an established base of industrial end users, to provide us an opportunity to increase our diversification outside of the water treatment/wastewater jobs which we have had such a large concentration of our business in the past.

•

Opportunity to expand into new geographical markets: We seek businesses that have an established presence in local metropolitan markets in which we have no presence and which preferably are near our existing regional footprint.  We also examine the likelihood of the target being able to obtain water treatment/wastewater jobs based on our existing expertise, as well as our ability to obtain new business in our pre-existing markets by promoting the target company’s industry-specific experience and expertise.

The criteria identified above are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objectives. Accordingly, we may enter into a business combination that does not meet any or all of these criteria if we believe that it has the potential to create significant stockholder value.

We intend to effect our acquisitions by structuring the transaction to require us to pay the purchase price principally by issuing shares of our common stock to the owners of the target company.  If cash is required, we intend to use cash on hand and, if our cash resources are insufficient, either to draw down on our existing, or to seek to obtain new, credit facilities or to raise cash in private offerings of debt or equity securities.  However, as a result of the notice of default and acceleration we received on July 7, 2009 from Trafalgar, currently we are unable to draw down any additional money from our revolving credit facility with Trafalgar, and we cannot obtain any new asset-based financing unless and until we resolve such default.   In addition, in our December 2008 Credit Agreement with Trafalgar, among other things we agreed that we would not issue additional common stock without Trafalgar’s prior written consent, and that we would not incur additional indebtedness or acquire all or any substantial part of the assets, business or stock of any business while we owed money to Trafalgar.  We have advised Trafalgar that we believe such Agreement is not enforceable by Trafalgar, and we have filed a lawsuit against Trafalgar.  We have had and expect to continue discussions with Trafalgar seeking to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) to declare its credit agreements null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  However, if Trafalgar does initiate judicial foreclosure on our assets we intend to seek a restraining order against it preventing it from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose on our assets.

Director Qualifications and Board of Directors Role

Our Company’s Board of Director qualifications, to date, have been members of the ownership of our Company. As owners of the Company who now sit on the board, their fundamental role has been to guide the Company’s success in its current operations, to oversee the management and executive levels of the Company and to ensure that the Company complies with the rules and regulations of a public or traded company. Management has traditionally had a broad discretion to adjust the application and allocation of our cash and other resources as they are also a part of the ownership and Board of Directors team.  Since becoming subject to the reporting requirements of the Securities Exchange Act, we started implementing “key” business concepts and fundamental strategies in order to further “separate” the Board functions from those of management.  The Board of Directors role in the next six to twelve months will move from its existing blend of management and direct dependence on ownership to one of independence set forth in our Governance as noted on our website and other disclosed documentation. These principals will also adhere to the Company’s code of conduct (ethics) which is also noted on the Company’s website.

Acquisitions Effected

Intuitive System Solutions, Inc.

To implement our desire to discontinue our status as a public “shell”, on October 2, 2007, we acquired 100% of the outstanding capital stock of Intuitive System Solutions, Inc. (“ISS”), a Nevada corporation headquartered in Henderson, Nevada, which was formed on April 30, 2001 and engages in the business of designing, producing, installing specialized mechanical and electric automation systems built to operate and control machinery and processes with a minimum of human interaction.  To acquire ISS we issued an aggregate of 39,999,999 shares of our common stock, which shares represented approximately 99.6% of our outstanding common stock on a fully diluted basis.  (For accounting purposes this acquisition has been treated as a reverse merger, with ISS as the acquirer; and therefore our historical financial statements prior to October 2, 2007 are those of ISS.)  Accordingly, pursuant to the Stock Purchase and Plan of Reorganization Agreement among us, ISS, Messrs. Jody R. Hanley (“Hanley”), Robert W. Chance (“Chance”) and Manuel Ruiz (“Ruiz”) (collectively, the “ISS Owners”), TBeck Capital, Inc. (“TBeck”), a Florida corporation, and 3 JP Inc., a California corporation, we issued to the ISS Owners an aggregate of 21,999,999 “restricted” shares of our common stock as follows:  Hanley: 7,333,333 shares; Chance: 7,333,333 shares; and Ruiz: 7,333,333 shares.  Messrs. Chance, Ruiz and Hanley, who now control our Board of Directors and are our senior Management, also executed a lockup agreement in which each agreed not to sell any of the 7,333,333 shares he received in that transaction for two years, other than in a private sales transaction approved in advance by Ronald Williams (the President of T-Beck, who died in March 2009) or Joseph Pardo, the President of 3 JP.  After the closing, we relocated our executive offices to the offices of ISS in Henderson, Nevada.

In addition, we issued to T-Beck and its designees an aggregate 18,000,000 shares because T-Beck (1) was the owner, in escrow, of 1,126,745 shares of ISS common stock issued in consideration for T-Beck having paid to ISS an aggregate of $506,000 in cash and agreeing verbally to pay to ISS after the closing an additional $244,000 in cash to be used for working capital, and (2) allegedly paid the $250,000 required to effectuate the transaction.  (T-Beck never executed a promissory note to memorialize this future funding obligation, and it never paid us or ISS the promised $244,000.)  In addition, T-Beck and its President Ronald Williams had advised

ISS and Messrs. Chance, Hanley and Ruiz that being acquired by NAS, despite its deregistration of its securities under the Securities Exchange Act of 1934, as amended (“Exchange Act”), would be the best route to take ISS public while also providing financing to ISS. Of these 18,000,000 shares, 4,000,000 were “restricted” shares and were issued as follows:  3 JP Inc. – 1,975,000 shares; Stingray Investments, Inc. – 1,975,000 shares; and Hoss Capital – 50,000 shares; and 14,000,000 were “free trading” shares issued pursuant to an opinion of counsel relying upon the exemptions from registration available under Rule 504 under the Securities Act of 1933, as amended, and under the securities laws of the State of Texas, as follows: T-Beck – 2,000,000 shares; Victoria Financial Consultants, LLC – 2,000,000 shares; Warren Street Investments, Inc. – 1,000,000 shares; BGW Enterprises, Inc. – 1,898,147 shares; Blake Williams – 1,101,853 shares; South Bay Capital, Inc. – 3,000,000 shares; and Michelle Rice – 3,000,000 shares.  We now believe that Stingray Investments, T-Beck and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP, and that both were affiliates of Joseph Pardo.  Accordingly, Ronald Williams, Blake Williams and Joseph Pardo all may be deemed to have become promoters as of the closing of the ISS reverse merger.

After giving effect to the ISS transaction, we had issued and outstanding 40,125,181 shares of common stock, which were owned as follows:  Messrs. Hanley, Chance and Ruiz owned 21,999,999 shares, representing approximately 54.8%, or 7,333,333 shares each, representing approximately 18.3% each; T-Beck and its designees owned 18,000,000 shares, representing approximately 44.9% (including (a) 4,975,000 shares, representing approximately 12.4%, owned by persons we now believe were affiliates of Joseph Pardo, (b) 4,975,000 shares, representing approximately 12.4%, owned by T-Beck and other persons we now believe were affiliates of Ronald Williams and (c) 4,000,000 shares, representing approximately 10%, owned by Blake Williams and persons we now believe were his affiliates); and the public owned 125,082 shares, representing approximately 0.3%.

Intecon, Inc.

On December 26, 2007, we acquired 100% of the outstanding capital stock of Intecon, Inc. (“Intecon”), an Arizona corporation headquartered in Tempe, Arizona, which conducts an automation control systems business similar to ours except that Intecon specializes in water management/wastewater treatment projects awarded by municipalities.  Pursuant to a Stock Purchase Agreement among us, Brandon A. Spiker (“Spiker”), David Marlow (“Marlow”) and Frank Brown (“Brown”), we issued an aggregate of 300,000 “restricted” shares of our common stock (valued at $42,000), and paid an aggregate of $300,000 in cash when we paid the unsecured 60-day, 5% Promissory Notes we issued at the closing to the sellers, as follows: Spiker: 120,000 shares and a $120,000 Note; Marlow: 90,000 shares and a $90,000 Note; and Brown: 90,000 shares and a $90,000 Note.  In addition, we agreed to pay up to $150,000 (we actually paid $250,000) of Intecon’s outstanding indebtedness the repayment of which had been guaranteed by Spiker and Marlow.  On March 25, 2008, as part of the overall Intecon acquisition, we issued an additional 1,500,000 “restricted” shares of common stock, valued as of the December 26, 2007 acquisition date at $210,000, to each of Messrs. Spiker and Marlow as a retention bonus in consideration for him entering into an employment agreement with Intecon expiring on December 31, 2010.

Our Business

Principal Services

General

As described above, through subsidiaries we have acquired beginning in October 2007, we design, produce and install and, to a lesser extent, service mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention. Our systems can also provide precise data acquisition capabilities that permit the end user to monitor its operations. We provide our automation control systems services principally in Arizona, Utah, and Nevada.  Typically we are hired by one of the contractors or electrical sub-contractors working on the project because we submitted the lowest bid, but in some cases we obtain work through a contract negotiation.

In both 2009 and 2008, we derived approximately 65% and 81%, respectively of our revenues from the sale of our automated control systems or components for use by municipalities in operating their water reservoirs and waste water treatment facilities, a field in which we have developed considerable expertise.  The balance of our revenue comes from customers primarily in mining and manufacturing.  We also have been retained to provide automated control systems or components for use in industrial applications such as oil and gas refining and distribution, food and beverage production, metals processing, and tire manufacturing, among others. We provide ongoing support services, including staff training, plant operations support and network management, web-based plant monitoring, software revisions and upgrades, system maintenance services, and system emergency support, although in each of fiscal 2009 and fiscal 2008, of our revenues from performing these services accounted for approximately 5% our revenues.

Our project services, such as system or instrumentation design; software development, infrastructure development, system simulation and testing, and system startup are specifically tailored to the unique requirements of each contract we obtain. At the outset of a typical job, we develop detailed task descriptions and checklists to define project requirements and provide engineers and support personnel with an accurate basis for planning. We implement an internal quality control program which is directed toward compliance with technical, local, state and federal design, construction, safety, and environmental codes. Project requirements and approval milestones are specifically determined and discussed with the hiring contractor and, where possible, the project owner so that they may be incorporated into the system plan from the outset. Once project expectations are determined, our engineers design a customized automation control system, using industry-standard design tools such as Microsoft Visual Studio, Promis-E, and AutoCAD.

When the system design is complete, our equipment specialists implement the plan, which may include installing new equipment and systems, electronics and controls upgrades, rebuilding existing machinery or other existing equipment, and process upgrades and improvements. We design and program the supervisory controls and data acquisition (“SCADA”) interface, which can consist of one or more of the following components:

•

The Programmable Logic Controller (“PLC”), which is an industrial grade computer that can act as a supervisory system or as a sub-controller to the supervisory system.  It gathers data on the operation of the particular process and sends commands to the field control devices (such as valves and pumps).  PLCs are designed to process digital data from multiple input and output sources while withstanding extended temperature ranges, electrical noise, vibration and impact.

•

The Human-Machine Interface (“HMI”), the apparatus which presents, on a computer screen depicting the equipment and devices being controlled, process data to the human operator who monitors and controls the process.  We create intuitive, easy to use machine interfaces designed to minimize human error and provide clear alarms and other information that ease troubleshooting if problems do arise.

•

The Remote Terminal Unit (“RTU”), which is a computer-controlled electronic device that can send digital data to a PLC or supervisory system and also manipulate physical processes based on either HMI input or data provided by sensors or a PLC. RTUs can be designed to wirelessly transfer data using a system of radio telemetry or when a hard-wired RTU is impractical.

In our control panel fabrication facility in Henderson, Nevada, we design and produce, according to electrical and other specifications issued by Underwriters Laboratories (“UL”), the control panels that connect and operate the SCADA interface network.  We are equipped to manufacture a variety of control panels, including UL-508 standard control panels, which can be built either to the specifications of our end user or based on an application-specific design created by our engineers. Virtually every panel we produce is custom-designed for the field functions it is to control, and it is rare to have two identical panels from project to project and end user to end user. These panels may be incorporated into system design projects for which our services have been retained, or on occasion we may sell them to original equipment manufacturer (“OEM”) clients who then will incorporate our panels into the manufacture of their own systems and products.

Customers; Contracts; Concentration; Seasonality

Our customer base consists primarily of contractors and electrical subcontractors who have been awarded projects requiring the installation of automation controls systems. Our business depends principally on our being awarded projects by those contractors or subcontractors through a competitive bidding process, although a relatively small number of jobs are obtained through negotiation.  As for 2009 and 2008 approximately 65% and 81% respectively, of our projects have involved water reservoir management and waste water treatment facilities operated by municipalities, although we also have been retained by contractors and subcontractors to provide automated control systems or components for use in industrial applications.

Typically, the material terms of our fixed-price contracts are: (1) progress based on method, (2) invoicing terms, (3) deadlines for submittals, (4) wage rates and (5) start time.  For time and material contracts, our material terms involve:  (a) the start/end date and (b) price quotes for materials and percentage of labor allocated for the job.

Our business does not experience seasonal fluctuations.

Our Market

The automation/control industry in the United States has been approximated to exceed over $500 billion in revenues per year. The automation industry is segmented, consisting of automation control and system divisions in companies that expand over various markets (Aerospace, Robotics, Transportation, Process, Security, Automotive, etc.). We estimate, based on various external sources, the total automation/control market consists of over 21,000 publically and privately held companies operating both domestically and internationally.

Historically we have viewed and confined our marketplace, for the most part, to the Southwestern United States; specifically in Arizona and Nevada. The main industries served have been water/wastewater, mining, and light manufacturing.

We are also looking to provide automation into new vertical markets such as security, machine building, on Original Equipment Manufacturers (“OEM’s”), and Heating, Ventilating, and Air Conditioning (“HVAC”) industries. Since August of 2009 we have looked to California for organic growth in our current markets of water/wastewater, mining, and light manufacturing but also expanding into new markets available in California such as food processing, oil and gas, and automation of shipping ports. California has an abundant amount of OEM’s that can use our contract manufacturing skills and engineering know-how at the competitive rates of Arizona and Nevada. Additionally since 2001, the Security Industry Market has also been growing at our sea ports, airports, and on our borders, making this another market that is highly profitable allowing us to capitalize on industry demands.

Our focus in 2010 and beyond, will be to expand our market via inorganic growth mainly through Mergers and Acquisitions into other regions of the United States, solidifying our position as a leading System Integrator and becoming the provider of choice for a wider range of industries and territories served, allowing for the growth and sustainability in unpredictable market trends.

Competitive Business Conditions; Competitive Position; Methods of Competition

Competition

The automation control industry is intensely competitive.  A few large automation control companies, such as Emerson Electric Company, Rockwell Automation, Inc. and Honeywell International, Inc., dominate the industry as they offer national as well as worldwide support for the corporate and government clients they serve. Many of our competitors have longer operating histories, and virtually all have greater name recognition, larger customer and end user bases and significantly greater financial, technical and sales and marketing resources than we do.  As noted above, 81% of our revenue is derived from water management/waste water treatment jobs awarded by municipalities in the Southwestern United States.  Our most significant competitor for this market niche is Fluid IQs Inc. (formerly known as Control Manufacturing Company), which is based in Napa, California, with regional offices in Arizona, Nevada, New York, Southern California and Utah, and is a subsidiary of Glenmore Global Solutions.  Fluid IQs, which has been in business for 28 years, states on its website that it is one of a very select number of certified system integrators listed by Control System Integrators (“CSIA”); certified member status with the CSIA is achieved by meeting stringent performance standards, as measured in an intensive audit process conducted by an independent third-party consulting firm, in general management, financial management, project management, quality management, technical management, human resources, and business development; and certified members are re-audited every three years to the current performance standards.

As discussed above, our contracts typically are awarded on a competitive bid basis. Unlike Fluid IQs, our company is not a certified systems integrator listed by CSIA, and we do not consider this to be a material competitive disadvantage. While our competitive position varies, we believe we are progressing to be a significant competitor in the markets we serve principally as a result of our design capabilities and the total equipment life cycle we provide, our ability to meet the delivery schedule, and also because of our reputation, experience and safety record.

Backlog

Our backlog represents contracts that we have started or have been awarded, but which have not been completed or signed, respectively, and it excludes the portion of orders already included in revenue on the basis of percentage of completion.  Our backlog as of December 31, 2009 and December 31, 2008 was $2,486,992 and $2,338,193, respectively. Our backlog generally runs off within 12 months from the date of contract signing.

Since projects take several months to complete, we generally show a large backlog of work as new projects begin. As the projects are completed, backlog is realized.  During fiscal 2009, we had realized $1,753,645 (75%) of the backlog existing at December 31, 2008; and at fiscal 2008, we realized $2,058,208 (80%) of the backlog existing at December 31, 2007. A small portion of unrealized backlog reflects project contracts that involve extended or ongoing service that will be realized when the service is provided or completed.

Raw Materials and Components

We do not purchase any raw materials. We do purchase components used to manufacture our control panels, on an as-needed basis after we are retained for a project and after we assess the components that will be needed for that particular project.

We order components from third-party distributors and manufacturers, including General Electric, Rockwell Automation’s Allen-Bradley division, Siemens Energy & Automation, Schneider Electric’s Modicon division, Wonderware, Intellution and Walters Electric. These components are off-the-shelf items and are available from multiple sources, and our need for particular components depends on the requirements of a particular project; however, where we can do so we order components from those manufacturers and distributors who we believe will give us notice of new projects on which we would have an opportunity to a bid or otherwise obtain work.  We integrate these components into our control panels, using the software that is provided with these components or, where applicable, we program the software to operate within the specific SCADA interface we designed. We have a high concentration of purchases from a single supplier or limited numbers of suppliers in the automation industry; however, even if one of these suppliers was to go out of business we would be able to obtain supplies and materials from other vendors in such a manner as to be minimally affected.

Environmental Matters

We are subject to environmental regulation by federal, state and local authorities in the United States. Although we believe we are in substantial compliance with all applicable environmental laws, rules and regulations (“laws”), the field of environmental regulation can change rapidly with the enactment or enhancement of laws and stepped up enforcement of these laws, either of which could require us to change or discontinue our control panel manufacturing activities.  At present, we are not involved in any material environmental matters and are not aware of any material environmental matters threatened against us.

Proprietary Rights

We do not own or license any patents or trademarks, and we have no immediate plans to do so. We have not filed, and do not intend to file, any application with any government agency for protection or registration of these rights. We rely upon a combination of nondisclosure and other contractual arrangements to protect our proprietary rights.

Distribution Methods of our Service

Sales, Marketing and Advertising

We typically get business by biding for projects, and in order to learn of the existence of contracts for which we might be interested in bidding we monitor the public forums where municipalities post the water management/waste water treatment projects for which they are seeking bids and where industrial projects are listed.  We usually must be pre-qualified by the municipality or company who is the end user.  When we find a suitable project we submit our pre-qualification packages and once our qualification have been established we submit our best price in bid form.

We also generate direct sales by utilizing our sales specialists to contact electrical contractors in a position to hire us for projects they have been awarded. Before qualifying a sales specialist, management in our local offices requires that such sales specialists have at least five years’ industry experience, proficient knowledge in controls and instrumentation in a variety of vertical markets such as water management/wastewater treatment and food and beverage production, a college degree and good communication skills.

We also seek and receive referrals of job opportunities from the automation hardware and software manufacturers and distributors whose products we purchase, including but not limited to Siemens Energy & Automation, General Electric, Rockwell Automation’s Allen-Bradley division, Schneider Electric’s Modicon division, Wonderware, Intellution and Walter Electric.

We currently advertise nationwide in automation controls systems trade journals and in local publications in Nevada and Arizona. We plan to advertise in national publications such as Control Engineering, Automation.com. WEFTEC, and Construction Notebook, which is a public bid repository publication, and to attend trade shows to increase our visibility and attract new customers.

We have also developed a “Brand Standards Manual” to help with the implementation and use of logos, letterhead and other products that seek to brand all our subsidiary companies under the name “National Automation Services, Inc.”.

Number of employees

We currently have 24 employees, all of which are full-time, including two electrical engineers, six control engineers, two estimating engineers, two sales engineers, three technicians, four project managers, and five support staff (accounting, office clerical, marketing).

ORGANIZATION WITHIN LAST FIVE YEARS

We were originally incorporated on January 27, 1997 in Nevada under the name E-Biz Solutions, Inc., and on March 27, 1998, we changed our name to Jaws Technologies, Inc.  On July 7, 2000, we reincorporated in Delaware, and on September 29, 2000 we changed our name to Jawz Inc.  On March 6, 2007, we filed with the Securities and Exchange Commission (“SEC”) a Form 15-12G voluntarily terminating the registration of our common stock and our reporting obligations under federal securities laws.  On June 13, 2007, we changed our name to Ponderosa Lumber, Inc.  As Ponderosa Lumber, Inc., we were a public “shell” company with nominal assets and no operations, and our sole objective was to identify, evaluate, and acquire an operating business which wanted to become a publicly held entity.  On June 25, 2007, we reincorporated as a Colorado corporation under the name Timeshare Rescue, Inc.  On October 2, 2007, we changed our name to National Automation Services, Inc. in connection with our reverse merger with an operating entity named Intuitive System Solutions, Inc.  On December 28, 2007, we reincorporated as a Nevada corporation under the name National Automation Services, Inc.

DESCRIPTION OF PROPERTY

Effective January 21, 2009, we entered into an operating lease for machinery and equipment located in Henderson, Nevada, with Jody Hanley, one of our executive officers, directors and principal shareholders, on a month-to-month basis for $600 per month.  We use this equipment, which accounts for approximately 40% of our manufacturing equipment in our ISS division and which we are responsible for maintaining and insuring, to make our control panels, and we have first refusal rights to purchase it in the event Mr. Hanley elects to sell it.  In the event Mr. Hanley were to terminate this lease by giving us the required 60 days notice, in order to continue to be able to conduct our control panel manufacturing operations we would have to purchase or lease comparable equipment (which we believe is available from multiple sources), and if we were unable to do so we would have to cease such manufacturing, which would have a material adverse effect on our business.  Any such required purchase also could have a material adverse effect on our financial condition.

We do not own any real property.  We lease all our space either on a month-to-month basis or pursuant to written operating lease agreements.

Since January 1, 2004, our ISS subsidiary has leased approximately 3,500 square feet of office space located in Henderson, Nevada, from a non-related third party for $3,100 per month.  The Company restructured the lease to reflect a month-to-month lease on January 1, 2007.

Since January 2006 our Intecon subsidiary has occupied a leased 9,176 square feet of office and warehousing space located in Tempe, Arizona, from a non-related third party, under which the remaining payment obligations are as follows:

Period		Estimated Annual Rent
1/1/2010 -	12/31/2010	$ 89,374
1/1/2011 -	4/30/2011	37,622

Provided we are not then in default, we have two options to renew the lease on the same terms for a term of 36 or 60 months at market rate, on written notice given at least 90 days prior to, but no earlier than 180 days before, expiration.  The Company’s obligations have been personally guaranteed by David Marlow and Brandon Spiker, the former owners and officers of Intecon.

On September 1, 2008, Intecon has also leased approximately 195 square feet of sales office space located in Tucson, Arizona, on a month-to-month basis from a non-related third party for $500 per month.

On February 10, 2009, we leased from a non-related third party our 1,600 square foot corporate offices located in Henderson, Nevada, for a term of three years commencing March 1, 2009 with a base annual rent of $31,620 with a 4% annual increase.  Our remaining payment obligations are as follows:

Period		Estimated Annual Rent
1/1/2010 -	3/31/2010	$ 8,220

On April 1, 2010, we amended the above operating lease agreement for our corporate offices located in Henderson, Nevada.  The operating lease runs from April 1, 2010 for thirty-one months (31) to October 31, 2012 with a non-related third party with a base annual rent of $59,400 with no annual increase for (24) twenty four months after the 24 month period; the increase to rent is 4.63%.  Future payments to office rent are:

Period		Estimated Annual Rent
4/1/2010 -	12/31/2010	$ 44,550
1/1/2011 -	12/31/2011	59,400
1/1/2012 -	10/31/2012	61,168

LEGAL PROCEEDINGS

We are a defendant in a legal proceeding with an adverse party which has a material interest adverse to us, as set forth below.

On April 23, 2009, we filed a complaint against Trafalgar Capital Specialized Investment Fund, FIS and Trafalgar Capital Sarl (collectively, “Trafalgar”) in the United States District Court, Southern District of Florida (the “Court”).  Our complaint seeks a declaratory judgment that the secured loans we entered into with Trafalgar in July 2008 and December 2008 violate the usury laws of the State of Florida, whose laws govern the loan documents, by calling for interest to be paid at a greater rate of interest than is allowed by applicable law, and that due to their usurious nature the loan documents are not enforceable by Trafalgar.  We also are seeking compensation for the damages we have suffered, the return of all payments we made under those loan documents, the return of all pledged collateral and the release of the security interest we granted in our assets, double the interest we paid, attorneys’ fees and punitive damages.  We are also asking the Court to order that Trafalgar be precluded from enforcing its rights under our March 2008 loan documents until it has made the payments described above regarding the usurious July and December 2008 loans.  Furthermore, in the alternative, we have alleged that Trafalgar breached our December 2008 Credit Agreement by, among other things, conducting daily sweeps of the monies deposited into the lockbox, representing the proceeds of our accounts receivable, and we also are seeking compensatory damages and attorneys’ fee.

On July 7, 2009 Trafalgar sent us a notice of default stating we have violated the terms of our debt agreements by failing to make certain payments when due and breaching certain covenants, and it accelerated the due date of all of our outstanding indebtedness, and on October 30, 2009, filed a complaint against us.  In November 2009 we were served with the complaint

Trafalgar filed on October 30, 2009 in the Court against us, our two subsidiaries and Robert Chance, our CEO.  Trafalgar’s Complaint seeks repayment of the amounts we allegedly owe under the subject loan and other credit agreements we enter into, plus interest and attorneys fees, and foreclosure on all of our assets (we had pledged such assets as collateral pursuant to the terms of the Security Agreement we executed in connection with such agreements).  The Complaint also alleges that we fraudulently induced Trafalgar to extend to us the approximately $3 million in total financing we received.

As noted above, in April 2009 we had filed a complaint in the same Court against Trafalgar, alleging that the subject agreements under which Trafalgar had extended financing to us, and under which it now is suing us, were `unenforceable.  We believe Trafalgar’s allegations are without merit.  We intend to mount a vigorous defense and move the Court to consolidate these two actions.   The Court has entered a scheduling order setting the April 2009 action for a trial docket starting August 30, 2010, with calendar call on August 26, 2010. A discovery cutoff date is currently set for June 4, 2010. The parties plan to jointly request the Court amend the discovery and trial schedule for the April 2009 case so that NAS’ claims and Trafalgar’s claims proceed on the same discovery track.

FINANCIAL STATEMENTS

Consolidated Financial Statements of

 NATIONAL AUTOMATION SERVICES, INC.

NATIONAL AUTOMATION SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Period Ended	Year Ended
	March 31,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,475	$42,384
Accounts receivable, net of allowance of doubtful accounts of $23,742 at March 31, 2010, $25,780 at December 31, 2009	255,217	367,098
Inventory	458,417	450,110
TOTAL CURRENT ASSETS	793,109	859,592
PROPERTY & EQUIPMENT, net of accumulated depreciation of $100,407 at March 31, 2010, $90,390 at December 31, 2009	130,139	140,157
OTHER ASSETS
Security deposit	5,535	5,535
Intangible Asset - net of accumulated amortization of $116,103 at March 31, 2010, $107,095 at December 31, 2009	27,026	36,034
TOTAL ASSETS	$955,809	$1,041,318

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payables	$1,288,509	$1,301,316
Accrued liabilities	1,211,070	959,111
Deferred revenue	81,265	50,777
Current portion of loans and capital leases	30,428	37,473
Current portion of secured redeemable debentures	2,347,001	2,347,001
ABL Line of credit	758,398	758,398
Convertible debt, net of beneficial conversion feature of $55,175 at March 31, 2010 and $87,159 at December 31, 2009	19,825	37,841
Related party payable	165,913	165,913
TOTAL CURRENT LIABILITIES	5,902,409	5,657,830

Loans and capital leases	18,270	19,582
TOTAL LIABILITIES	5,920,679	5,677,412
STOCKHOLDERS’ DEFICIT
Common stock $0.001 par value, 200,000,000 authorized, 94,108,726 shares issued outstanding as of March 31, 2010, 90,081,416 shares issued outstanding at December 31, 2009	94,109	90,081
Additional paid in capital	8,453,634	8,251,062
Stock payable (receivable)	111,657	(17,343)
Accumulated deficit	(13,624,270)	(12,959,894)
TOTAL STOCKHOLDERS’ DEFICIT	(4,964,870)	(4,636,094)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$955,809	$1,041,318

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ending March 31,	Three Months Ending March 31,
	2010	2009
REVENUE	$363,363	$1,487,062
COST OF REVENUE	407,917	1,120,955
GROSS PROFIT (LOSS)	(44,554)	366,107

OPERATING EXPENSES
Selling, general and administrative expenses	326,842	516,379
Consulting fees	—	132,364
Professional fees and related expenses	208,256	438,544
TOTAL OPERATING EXPENSES	535,098	1,087,287

OPERATING LOSS	(579,652)	(721,180)

OTHER EXPENSE
Interest expense, net	84,724	287,036

TOTAL OTHER EXPENSE	84,724	287,036

LOSS BEFORE PROVISION FOR INCOME TAXES	(664,376)	(1,008,216)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	—	—

NET LOSS	$(664,376)	$(1,008,216)

BASIC AND DILUTED LOSS PER SHARE:	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	92,663,409	71,400,546

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating Activities:
Net loss	$(664,376)	$(1,008,216)
Cash (used) provided by operating activities:
Allowance for doubtful accounts	(2,038)	932
Depreciation and amortization	19,026	21,083
Stock for services	102,000	298,500
Accretion of debt discount and premium	—	138,266
Accretion of convertible notes beneficial conversion feature	31,984	—
Changes in assets and liabilities
Deferred revenue	30,489	—
Receivables	113,919	(375,724)
Other receivables	—	76,147
Inventories	(8,308)	(47,429)
Prepaid	—	120,727
Accounts payable and accrued liabilities	239,152	588,605
Other assets	—	(1,430)

Cash (used) by operating activities	(138,152)	(188,539)

Investing Activities:
Purchase of property and equipment	—	(15,547)

Cash (used) by investing activities	—	(15,547)

Financing activities:
Proceeds from sale of stock	183,600	126,250
Deferred financing fees	—	72,488
Payments for loans and capital leases	(8,357)	(5,708)
Related party payable, net	—	(20,000)
Payments on ABL line	—	(47,854)

Cash provided by financing activities	175,243	125,176

Decrease (increase) in cash	37,091	(78,910)
Cash and cash equivalents at beginning of year	42,384	108,498

Cash and cash equivalents at end of year	$79,475	$29,588

Cash paid for interest	$—	$5,032
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (continued)

SUPPLEMENTAL NON CASH INVESTING & FINANCING TRANSACTIONS

	Three Months Ended March 31,
	2010	2009
Capital lease	$—	$21,000
Stock payable issued	$—	$(90,000)
Debt converted to stock	$50,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: Organization and basis of presentation

Basis of Financial Statement Presentation

The accompanying Condensed Consolidated Financial Statements of National Automation Services, Inc. (the "Company") should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Significant accounting policies disclosed therein have not changed except as noted below.

These financial statements have been presented in accordance with the rules governing a smaller reporting company for both periods of March 31, 2010 and March 31, 2009.

Business Overview

National Automation Services, Inc. is a holding company formed to acquire and operate specialized automation control companies located in the Southwestern United States. Currently, the Company owns 100% of the capital stock of two operating subsidiaries: (1) ISS, a Nevada corporation, based in Henderson, Nevada and (2) Intecon, an Arizona corporation, based in Tempe, Arizona.

As used in these Notes to the consolidated financial statements, the terms the "Company", "we", "us", "our" and similar terms refer to National Automation Services, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

We conduct our business and operations through these two wholly-owned subsidiaries. Overall, the Company serves a diverse set of industries which utilize automation systems and controls, including water valley waste and treatment facilities, entertainment, hospitality, mining, medical, and manufacturing.

Since the acquisition of its current operating subsidiaries, the Company has strived to position itself as a leading system integrator and certified Underwriters Laboratories panel fabrication facility. The Company currently focuses on two distinct lines of business: (1) industrial automation and control and (2) automation manufacturing, which comprises the bulk of contracts that the Company currently maintains under its building contracts. The Company’s management runs the company as one unit and does not have two distinct business segments.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Potential Derivative Instruments

We periodically assess our financial and equity instruments to determine if they require derivative accounting. Instruments which may potentially require derivative accounting are conversion features of debt and common stock equivalents in excess of available authorized common shares. We have determined that the conversion features of our debt instruments are not derivative instruments because they are conventional convertible debt.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

As required by the Revenue Recognition Topic of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), the Company is required to use predetermined contract methods in determining the current value for revenue.

Project Contracts Project revenue is recognized on a progress-basis - the Company invoices the client when it has completed the specified portion of the agreement, thereby, ensuring the client is legally liable to the Company for payment of the invoice. On progress-basis contracts, revenue is not recognized until this criteria is met. The Company generally seeks progress-based agreements when a job project takes longer than 30 days to complete.

Service Contracts Service revenue is recognized on a completed project basis - the Company invoices the client when it has completed the services, thereby, ensuring the client is legally liable to the Company for payment of the invoice. On service contracts, revenue is not recognized until the services have been performed. The Company generally seeks service based agreements when project based contracts have been completed.

In all cases, revenue is recognized as earned by the Company. Though contracts may vary between a progress-basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Fair Value Accounting

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1

     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2

     Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3

     Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

See Note 7 Fair value, for additional information.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2: Recently adopted and recently issued accounting guidance

Adopted

Subsequent events: In February 2010, the FASB issued amended guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended March 31, 2010. The adoption of this guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued changes to the accounting for transfers of financial assets. These changes remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. We adopted these new requirements as of March 31, 2010, and did not have a material impact on our financial statements.

NOTE 3: Going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. Our operating revenues are insufficient to fund our operations and our assets already are pledged to Trafalgar as collateral for our outstanding $3,500,000 (including interest) of indebtedness. The Company has experienced reoccurring net losses, had a net loss of $(664,376) for the three months ended March 31, 2010, an accumulated deficit of $(13,624,270) for the three months ended March 31, 2010, and a working capital deficiency of $(5,109,300) at March 31, 2010.

Based on the above facts, management determined that there was substantial doubt about the Company’s ability to continue as a going concern.

               We continue to seek sources of additional capital. We intend to try to improve our cash and cash flow from operations by encouraging faster payments, and if necessary granting discounts for prompt payment, of our receivables while simultaneously delaying payments to our vendors.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

We also plan to increase our revenue by increasing our visibility and the awareness of our Company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services. We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.

NOTE 4: Loans, capital lease

The following tables represent the outstanding balance of loans for the Company as of March 31, 2010, and December 31, 2009.

	Period Ended March 31, 2010 (unaudited)	Year Ended December 31, 2009 (audited)
Promissory note payable in monthly installments of $367 at an interest rate of 2.9%, collateralized by a vehicle due August 2010.	$983	$2,098
Key Bank loan payable in monthly installments of $2,620 due February 2010.	—	5,148
South Bay Capital loan at an interest rate 12%	10,926	10,926
Capital lease	36,789	38,883
Loans and capital lease sub total	48,698	57,055
Less: current portion loans and capital leases	(30,428)	(37,473)
Total	$18,270	$19,582

Loans

On July 25, 2008, the Company entered into a loan agreement with South Bay Capital in the amount of $75,926. Per the terms of the verbal agreement no interest was to be accumulated. On December 19, 2008 the Company repaid South Bay in the amount of $65,000.  On September 15, 2009, the Company secured the remaining balance of the loan with a written promissory note. The note bears an interest rate of 12% for the remaining balance of $10,926, and was applied retrospectively to the note as of January 1, 2009.  As of March 31, 2010, $10,926 of the debt still remains outstanding with total interest of $40,383.

On January 28, 2009, the Company entered into a financing loan agreement with Key Bank in the amount of $32,300, for the purchase of CAD software to be used in operations at its subsidiaries. The loan is a 12 month loan in payments of $2,620. As of March 31, 2010, the outstanding balance on the loan was $5,239 which is included in our accounts payable in these financial statements awaiting payment.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: Convertible notes

During the quarter ended December 31, 2009, we issued to 4 individuals convertible debentures for $125,000. The notes bear interest at the rate of 20% per year and mature in six (6) months on varying dates starting with May 7, 2010. The notes are convertible into the Company’s common stock at a fixed value of $0.05 per share. The following table represents the Beneficial Conversion Feature (“BCF”) on the various notes:

Description	Note value	BCF value	Amortized BCF value	Total debt value
Convertible note issued on November 7, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.05 per share (Converted on maturity date)	$ 65,000	$ (65,000)	$ 51,713	$ 13,287
Convertible note issued on November 10, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.045 per share (Converted on January 6, 2010)	—	—	—	—
Convertible note issued on December 15, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.05 per share	10,000	(6,000)	3,462	6,538
Convertible note issued on December 22, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.045 per share (Converted on January 6, 2010)	—	—	—	—
Total	$ 75,000	$ (71,000)	$ 55,175	$ 19,825

As of January 6, 2010, the Company converted two of the notes (the November 10 and December 22 notes) totaling $50,000 of the convertible notes at a value of $0.045 per share and issued to these two individuals collectively 1,100,000 shares of the Company’s common stock (see Note 9, Stockholders’ deficit).

NOTE 6: Legal

On April 23, 2009, the Company entered into a lawsuit against Trafalgar Capital Specialized Investment Fund, FIS (“Trafalgar”). The Company is the Plaintiff, charging Trafalgar with usurious lending practices. We noted that the pending litigation is non-estimatable; as the litigation is still in the pre-discovery stages we are not able to indicate the outcome. On July 7, 2009 we received a notice of default from Trafalgar that we have violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants.

The lender has accelerated our outstanding indebtedness, and accordingly it has the right to execute and foreclose on all of our assets, including the stock in our subsidiaries, and/or the personal guarantee executed in favor of the lender by Robert Chance, our CEO.

We reclassified all Trafalgar related debt to current due to the default notice, and have amortized the remaining balance of the deferred financing fees and debt premiums/discounts as of December 31, 2009. The Company has not made any payments to Trafalgar as of March 31, 2010 due to the pending litigation against Trafalgar.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In November 2009 we were served with the complaint Trafalgar filed on October 30, 2009 in the Court against us, our two subsidiaries and Robert Chance, our CEO.  Trafalgar’s complaint seeks repayment of the amounts we allegedly owe under the subject loan and other credit agreements we enter into, plus interest and attorneys fees, and foreclosure on all of our assets (we had pledged such assets as collateral pursuant to the terms of the Security Agreement we executed in connection with such agreements).  The complaint also alleges that we fraudulently induced Trafalgar to extend to us the approximately $3 million in total financing we received.

As noted above, in April 2009 we had filed a complaint in the same Court against Trafalgar, alleging that the subject agreements under which Trafalgar had extended financing to us, and under which it now is suing us, were unenforceable.  We believe Trafalgar’s allegations are without merit.  We are mounting a vigorous defense and will move the Court to consolidate these two actions.   The Court has entered a scheduling order setting the April 2009 action for a trial docket starting August 30, 2010, with calendar call on August 26, 2010. A discovery cutoff date was set for June 4, 2010 and has been extended to August 26, 2010. The parties plan to jointly request the Court amend the discovery and trial schedule for the April 2009 case so that NAS' claims and Trafalgar's claims proceed on the same discovery track.

NOTE 7: Fair value

In accordance with authoritative guidance, the table below sets forth the Company's financial assets and liabilities measured at fair value by level within the fair value hierarchy. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Fair value at March 31, 2010
	Total	Level 1	Level 2	Level 3
Assets:
Total	$ —	$ —	$ —	$ —

Liabilities:
Convertible debt, net of beneficial conversion feature	$ 19,825	$ 19,825	$ —	$ —
Total	$ 19,825	$ 19,825	$ —	$ —

NOTE 8: Stockholders’ deficit

Preferred Stock

Our wholly owned subsidiary, ISS, has 125,000 shares of preferred stock authorized with a par value of $1.00; these shares have no voting rights and no dividend preferences.

Common Stock

On January 6, 2010, the Company issued 220,000 shares of common stock valued at $0.045 per share based upon the conversion price under our convertible note dated November 10, 2009.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On January 6, 2010, the Company issued 880,000 shares of common stock valued at $0.045 per share based upon the conversion price under our convertible note dated December 22, 2009.

On January 27, 2010, the Company issued 1,000,000 shares of common stock valued at $60,000 or $0.06 per share based on the fair market value on January 27, 2010, for services rendered per the consulting agreement dated January 27, 2010.

On February 9, 2010, the Company issued 700,000 shares of common stock valued at $42,000 or $0.06 per share based on the fair market value on February 9, 2010, for services rendered per our consulting agreement dated February 1, 2010.

On February 11, 2010, the Company issued to one individual 40,000 shares of common stock in consideration for $2,000 in cash, or $0.05 per share.

On February 15, 2010, the Company issued to one individual 690,000 shares of common stock in consideration for $30,000 in cash, or $0.043 per share.

On March 5, 2010, the Company issued to one individual 220,000 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 8, 2010, the Company received $4,000 for the purchase of 88,000 shares of common stock in valued at $0.045 per share. The shares were issued on April 5, 2010.

On March 15, 2010, the Company issued to two individuals an aggregate of 220,110 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 17, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On March 19, 2010, the Company received $5,000 for the purchase of 110,000 shares of common stock in valued at $0.045 per share. The shares were issued on April 27, 2010.

On March 29, 2010, the Company received $100,000 for the purchase of 2,100,000 shares of common stock valued at $0.047 per share. The shares were issued on April 20, 2010.

On March 29, 2010, the Company received $10,000 for the purchase of 200,000 shares of common stock valued at $0.05 per share. The shares were issued on April 20, 2010.

On March 30, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On March 30, 2010, the Company received $10,000 for the purchase of 200,000 shares of common stock valued at $0.05 per share. The shares were issued on April 20, 2010.

As noted, the above purchase shares of the Company’s restricted common stock were purchased under a private offering. Under the offering, the shares were required to be placed on a registration statement Form S-1.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9: Subsequent events

On April 1, 2010, the Company amended the operating lease agreement for our corporate offices located in Henderson, Nevada. The operating lease runs from April 1, 2010 for thirty-one months (31) to October 31, 2012 with a non-related third party for $4,950 per month with no annual increase for twenty-four months (24); after the 24 month period the increase to rent is 4.63%. Future payments to office rent are:

From	Through	Sq. footage	$ per sq. ft *	Estimated Annual rent	Monthly rent

4/1/2010	12/31/2010	3,200	1.54	$44,550	$4,950
1/1/2011	12/31/2011	3,200	1.54	$59,400	$4,950
1/1/2012	10/31/2012	3,200	1.61	$61,461	$5,122

* Rent per square foot for this lease increases April of third year.

On April 5, 2010, the Company issued to one individual 88,000 shares of common stock in consideration for $4,000 in cash, or $0.045 per share.

On April 7, 2010, the Company issued to Ascendiant Capital 1,470,589 shares of common stock valued at $125,000 or $0.08 per share based on the commitment fee per our equity financing agreement dated April 7, 2010. Ascendiant Capital Group, LLC (“Ascendiant”), pursuant to which Ascendiant and the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of our common stock from time to time over a 24-month period upon approval of an S-1 registration statement.

On April 19, 2010, the Company issued to one individual 500,000 shares of common stock in consideration for $25,000 in cash, or $0.05 per share.

On April 19, 2010, the Company issued 700,000 shares of common stock valued at $237,157 or $0.34 per share based on a settlement agreement dated April 16, 2010. The settlement agreement was to satisfy an outstanding vendor balance owed by the Company.

On April 20, 2010, the Company issued to fifteen individuals the sum of 3,660,000 shares of common stock in consideration for $177,000 in cash, or $0.048 per share.

On April 22, 2010, the Company issued to five individuals the sum of 1,128,000 shares of common stock in consideration for $55,500 in cash, or $0.05 per share.

On April 23, 2010, the Company issued to two individuals the sum of 380,000 shares of common stock in consideration for $19,000 in cash, or $0.05 per share.

On April 23, 2010, the Company issued 600,000 shares of common stock valued at $30,000 or $0.05 per share based on an employment agreement dated November 10, 2009 and amended on April 1, 2010.

On April 26, 2010, the Company issued to four individuals the sum of 430,000 shares of common stock in consideration for $21,500 in cash, or $0.05 per share.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 27, 2010, the Company issued to three individuals the sum of 353,000 shares of common stock in consideration for $16,500 in cash, or $0.047 per share.

On May 7, 2010, the Company converted its convertible debt agreement dated November 7, 2009 upon the request of the note holder and consent of the Company. The debt value of $65,000 was converted to shares at a value of $0.05 per share, based upon the value in the convertible note agreement.

On May 14, 2010, the Company converted its convertible debt agreement dated December 15, 2009 upon the request of the note holder and consent of the Company. The debt value of $11,000 was converted to shares at a value of $0.05 per share, based upon the value in the convertible note agreement.

On May 14, 2010, the Company issued to eleven individuals the sum of 1,518,000 shares of common stock in consideration for $75,900 in cash, or $0.05 per share.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

National Automation Services, Inc.:

We have audited the accompanying consolidated balance sheets of National Automation Services, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Automation Services, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the two years ended December 31, 2009 and 2008, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has working capital deficiencies and continued net losses.  This raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

April 14, 2010

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,384	$108,498
Accounts receivable, net of allowance of doubtful accounts of $25,780 at December 31, 2009, $26,934 at December 31, 2008	367,098	510,852
Other receivables	—	76,147
Inventory	450,110	226,266
Prepaid expenses	—	397,886
Deferred tax asset	—	14,950
TOTAL CURRENT ASSETS	859,592	1,334,599
PROPERTY & EQUIPMENT, net of accumulated depreciation of $90,390 at December 31, 2009, $57,026 at December 31, 2008	140,157	130,798
OTHER ASSETS
Security deposit	5,535	—
Deferred financing fees, net of accumulated amortization of $564,038 at December 31, 2009, $82,163 at December 31, 2008	—	481,875
Intangible Asset - net of accumulated amortization of $107,095 at December 31, 2009, $47,701 at December 31, 2008	36,034	95,419
Goodwill	—	272,111
TOTAL ASSETS	$1,041,318	$2,314,802
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payables	$1,301,316	$601,988
Accrued liabilities	959,111	331,100
Deferred revenue	50,777	—
Current portion of loans and capital leases	37,473	27,785
Current portion of secured redeemable debentures, net of unamortized debt discount of $0 at December 31, 2009 and $402,954 as of December 31, 2008	2,347,001	130,496
ABL Line of credit – Trafalgar, net of debt discount of $0 as of December 31, 2009 and $14,888 as of December 31, 2008	758,398	791,364
Convertible debt, net of beneficial conversion feature of $87,159 at December 31, 2009 and $0 at December 31, 2008	37,841	—
Related party payable	165,913	147,000
TOTAL CURRENT LIABILITIES	5,657,830	2,029,733
LONG-TERM LIABILITIES
Loans and capital leases	19,582	16,318
Secured redeemable debentures – Trafalgar, net of unamortized debt discount of $0 as of December 31, 2009 and $369,374 as of December 31, 2008	—	1,444,177
TOTAL LIABILITIES	5,677,412	3,490,228
STOCKHOLDERS’ DEFICIT
Common stock $0.001 par value, 200,000,000 authorized, 90,081,416 shares issued outstanding as of December 31, 2009, 68,490,268 shares issued outstanding at December 31, 2008	90,081	68,490
Additional paid in capital	8,251,062	6,828,332
Stock (receivable)	(17,343)	—
Accumulated deficit	(12,959,894)	(8,072,248)
TOTAL STOCKHOLDERS’ DEFICIT	(4,636,094)	(1,175,426)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,041,318	$2,314,802

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008
REVENUE	$3,737,725	$3,105,219
COST OF REVENUE	3,569,289	3,044,227
GROSS PROFIT	168,436	60,992

OPERATING EXPENSES
Selling, general and administrative expenses	1,723,295	1,193,411
Consulting fees	815,456	426,379
Professional fees and related expenses	754,873	4,183,220
TOTAL OPERATING EXPENSES	3,293,624	5,803,010

OPERATING LOSS	(3,125,188)	(5,742,018)

OTHER EXPENSE
Interest expense, net	1,619,257	454,356
Goodwill impairment	272,111	—
Gain on debt extinguishment	(150,266)	—
Loss on disposal of fixed assets	6,406	—

TOTAL OTHER EXPENSE	1,747,508	454,356

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,872,696)	(6,196,374)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	14,950	(14,950)

NET LOSS	$(4,887,646)	$(6,181,424)

BASIC AND DILUTED LOSS PER SHARE:	$(0.06)	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	80,158,619	52,448,890

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Stock Payable/	Accumulated
	Shares	Amount	Paid-in Capital	(Receivable)	Deficit	Total
	$0.001 Par value
Balance at December 31, 2007	41,050,081	$ 41,050	$ 1,275,746	$ 462,000	$ (1,890,824)	$ (112,028)
Stock payable 3/25/2008	3,000,000	3,000	417,000	(420,000)	—	—
Stock for services 4/4/2008	150,000	150	29,850	—	—	30,000
Stock pursuant to (TBeck) 5/19/2008	1,315,055	1,315	—	—	—	1,315
Stock for services 5/19/2008	111,111	111	38,778	—	—	38,889
Stock payable 5/19/2008	300,000	300	41,700	(42,000)	—	—
Stock for services 5/19/2008	480,000	480	167,520	—	—	168,000
Stock for services 6/02/2008	4,075,000	4,075	1,279,550	—	—	1,283,625
Stock for services 6/30/2008	300,000	300	83,700	—	—	84,000
Warrants exercised 7/11/2008	150,000	150	10,203	—	—	10,353
Stock for financing (Trafalgar)7/11/2008	2,000,000	2,000	538,000	—	—	540,000
Stock for services 7/11/2008	600,000	600	161,400	—	—	162,000
Stock for services 7/11/2008	2,000,000	2,000	538,000	—	—	540,000
Stock pursuant to (TBeck) 7/21/2008	592,592	593	—	—	—	593
Stock for services 8/8/2008	2,150,000	2,150	492,350	—	—	494,500
Stock for services 8/8/2008	2,000,000	2,000	458,000	—	—	460,000
Stock pursuant to (TBeck) 8/15/2008	109,286	109	—	—	—	109
Stock for interest expense 9/22/2008	357,153	357	56,785	—	—	57,141
Stock for services 10/16/2008	6,000,000	6,000	1,014,000	—	—	1,020,000
Stock for services 10/16/2008	750,000	750	126,750	—	—	127,500
Stock for interest expense 11/12/2008	1,000,000	1,000	99,000	—	—	100,000
Net loss	—	—	—	—	(6,181,424)	(6,181,424)
Balance at December 31, 2008	68,490,268	$ 68,490	$ 6,828,332	$ —	$ (8,072,248)	$ (1,175,426)

(…Continued)

NATIONAL AUTOMATION SERVICES, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT (Continued)

	Common Stock		Additional	Stock Payable/	Accumulated
	Shares	Amount	Paid-in Capital	(Receivable)	Deficit	Total
	$0.001 Par value
Balance at December 31, 2008	68,490,268	68,490	6,828,332	—	(8,072,248)	(1,175,426)
Stock for services 1/19/2009	250,000	250	32,250	—	—	32,500
Stock for services 1/23/2009	2,000,000	2,000	238,000	—	—	240,000
Stock for cash 2/4/09	312,500	312	12,188	—	—	12,500
Stock for cash 2/4/09	312,500	312	12,188	—	—	12,500
Stock for cash 2/20/09	125,000	125	7,375	—	—	7,500
Stock for cash 2/20/09	1,125,000	1,125	66,375	—	—	67,500
Stock for cash 2/20/09	125,000	125	7,375	—	—	7,500
Stock for cash 2/20/09	312,500	312	18,438	—	—	18,750
Stock for services 3/24/09	200,000	200	25,800	—	—	26,000
Stock for cash 4/12/09	1,500,000	1,500	88,500	—	—	90,000
Stock for services 4/14/09	112,500	113	13,387	—	—	13,500
Stock for cash 5/28/09	1,875,000	1,875	110,625	—	—	112,500
Stock for services 5/28/09	200,000	200	25,800	—	—	26,000
Stock for services 5/29/09	230,000	230	23,920	—	—	24,150
Stock for cash 5/29/09	500,000	500	24,500	—	—	25,000
Stock for cash 6/5/09	1,061,000	1,061	49,939	—	—	51,000
Stock for services 6/5/09	71,000	71	9,869	—	—	9,940
Stock for cash 6/9/09	1,000,000	1,000	49,000	—	—	50,000
Stock for cash 6/18/09	4,704,000	4,704	219,296	—	—	224,000
Stock for cash 6/23/09	522,500	523	24,477	—	—	25,000
Stock for services 6/23/09	244,750	245	34,020	—	—	34,265
Stock for cash 7/1/09	250,000	250	24,750	—	—	25,000
Stock for services 7/3/09	779,163	779	77,137	—	—	77,916
Stock for services 7/16/09	350,000	350	17,150	—	—	17,500
Stock for cash 9/10/09	1,575,000	1,575	73,425	—	—	75,000
Stock for cash 9/10/09	100,000	100	4,900	—	—	5,000
Stock for cash 9/10/09	42,000	42	1,958	—	—	2,000
Stock for cash 9/10/09	210,000	210	9,790	—	—	10,000
Stock for cash 9/10/09	100,000	100	4,900	—	—	5,000
Stock for cash 9/10/09	1,200,000	1,200	58,800	—	—	60,000
Stock for cash 9/10/09	120,000	120	5,880	—	—	6,000
Stock for cash 9/10/09	42,000	42	1,958	—	—	2,000
Stock for services 9/10/09	66,750	67	7,275	—	—	7,342
Stock for cash 10/2/09	22,000	22	978	—	—	1,000
Stock for cash 10/2/09	15,400	15	685	—	—	700
Stock for cash 10/2/09	100,000	100	4,900	—	—	5,000
Stock for services 10/5/09	5,000	5	495	—	—	500
Stock for cash 10/5/09	60,000	60	2,940	—	—	3,000
Stock for services 10/5/09	3,000	3	327	—	—	330
Return of stock to Treasury 10/21/09	(315,750)	(316)	(43,890)	—	—	(44,206)
Stock for cash 10/27/09	105,000	105	4,895	—	—	5,000
Stock for cash 10/27/09	157,500	158	7,342	—	—	7,500
Stock for cash 10/27/09	80,000	80	3,920	—	—	4,000
Stock for cash 10/27/09	105,000	105	4,895	—	—	5,000
Stock for services 10/27/09	750,000	750	81,750	—	—	82,500
Stock receivable 11/12/09	200,000	200	9,800	(10,000)	—	—
Convertible note (BCF) 11/07/09	—	—	65,000	—	—	65,000
Convertible note (BCF) 11/10/09	—	—	10,000	—	—	10,000
Return of stock to Treasury 12/2/09	(1,314,165)	(1,314)	(148,952)	—	—	(150,266)
Convertible note (BCF) 12/15/09	—	—	6,000	—	—	6,000
Convertible note (BCF) 12/22/09	—	—	30,400	—	—	30,400
Stock receivable 12/31/2009	—	—	—	(7,343)	—	(7,343)
Net loss	—	—	—	—	(4,887,646)	(4,887,646)
Balance at December 31, 2009	90,081,416	$90,081	$8,251,062	$(17,343)	$(12,959,894)	$(4,636,094)

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

  CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008
Operating Activities:
Net loss	$(4,887,646)	$(6,181,424)
Cash (used) provided by operating activities:
Allowance for doubtful accounts	(1,152)	26,934
Depreciation and amortization	122,527	99,599
Stock for services	540,894	4,410,531
Stock issued for interest expense	—	157,142
Gain on debt extinguishment	(150,266)	—
Loss on disposal of fixed assets	6,406	—
Accretion of debt discount and premium	787,016	145,837
Accretion of convertible notes Beneficial Conversion Feature	24,242	—
Impairment of goodwill	272,111	—
Changes in assets and liabilities
Deferred revenue	50,777	—
Deferred tax asset	—	(14,950)
Receivables	144,908	(235,074)
Other receivables	76,147	--
Inventories	(223,844)	128,042
Prepaid	397,886	(391,226)
Other assets	9,415	—
Accounts payable and accrued liabilities	1,330,308	593,231

Cash (used) by operating activities	(1,500,271)	(1,261,358)

Investing Activities:
Purchase of property and equipment	(18,728)	(4,939)

Cash (used) by investing activities	(18,728)	(4,939)

Financing activities:
Proceeds from sale of stock	924,950	—
Deferred financing fees	481,875	(128,647)
Payment on acquisition liability	—	(550,000)
Related party payable, net	16,000	49,798
Payments for preferred shares mandatorily redeemable	—	(125,000)
Payment on line of credit	(101)	(287,572)
Payments for loans and capital leases	(47,185)	(17,454)
Proceeds on convertible debt	125,000	—
Proceeds on ABL line	—	618,099
Payments on ABL line	(47,654)	—
Proceeds on secured redeemable debentures	—	2,052,162
Payments of debt discount	—	(45,000)
Payments on secured redeemable debentures	—	(239,806)

Cash provided by financing activities	1,452,885	1,326,580

Decrease/Increase in cash	(66,114)	60,284
Cash and cash equivalents at beginning of year	108,498	48,214

Cash and cash equivalents at end of year	$42,384	$108,498

Cash paid for interest	$—	$73,611
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

SUPPLEMENTAL NON CASH INVESTING & FINANCING TRANSACTIONS

Year Ended December 31,
	2009	2008
Capital lease	$ 31,426	$ 19,072
Financing for fixed assets	$ 31,434	$ —
Write off of receivables	$ —	$ 28,378
Trafalgar debt paid by related party	$ —	$ 75,926
ABL line payment for Trafalgar debt	$ —	$ 175,695
Proceeds on cash from ABL line received January 1, 2009	$ —	$ 76,147
Stock issued for debt discount	$ —	$ 550,353
Debt discounts added to debt carrying amount	$ —	$ 337,500
Stock payable	$ —	$ 462,000
Stock receivable	$ (17,343)	$ —
Amortized Beneficial Conversion Feature on convertible debt	$ 111,400	$ —
Deferred financing fees accounted for as debt discount	$ —	$ 372,838

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: Organization and basis of presentation

Basis of Financial Statement Presentation

We were originally incorporated on January 27, 1997 in Nevada under the name E-Biz Solutions, Inc., and on March 27, 1998, we changed our name to Jaws Technologies, Inc.  On July 7, 2000, we reincorporated in Delaware, and on September 29, 2000 we changed our name to Jawz Inc.  On March 6, 2007, we filed with the Securities and Exchange Commission (“SEC”) a Form 15-12G voluntarily terminating the registration of our common stock and our reporting obligations under federal securities laws.  On June 13, 2007, we changed our name to Ponderosa Lumber, Inc.  As Ponderosa Lumber, Inc., we were a public “shell” company with nominal assets and no operations, and our sole objective was to identify, evaluate, and acquire an operating business which wanted to become a publicly held entity.  On June 25, 2007, we reincorporated as a Colorado corporation under the name Timeshare Rescue, Inc. On October 2, 2007, we changed our name to National Automation Services, Inc. in connection with our reverse merger with an operating entity named Intuitive System Solutions, Inc., as described below.  On December 28, 2007, we reincorporated as a Nevada corporation under the name National Automation Services, Inc.

These financial statements have been presented in accordance with the rules governing a smaller reporting company for both periods as of December 31, 2009 and December 31, 2008.

Business Overview

National Automation Services, Inc. is a holding company formed to acquire and operate specialized automation control companies located in the Southwestern United States. Currently, the Company owns 100% of the capital stock of two operating subsidiaries: (1) ISS, a Nevada corporation, based in Henderson, Nevada and (2) Intecon, an Arizona corporation, based in Tempe, Arizona.

We conduct our business and operations through these two wholly-owned subsidiaries. Overall, the Company serves a diverse set of industries which utilize automation systems and controls, including water valley waste and treatment facilities, entertainment, hospitality, mining, medical, and manufacturing.

Since the acquisition of its current operating subsidiaries, the Company has strived to position itself as a leading system integrator and certified Underwriters Laboratories panel fabrication facility. The Company currently focuses on two distinct lines of business: (1) industrial automation and control and (2) automation manufacturing, which comprises the bulk of contracts that the Company currently maintains under its building contracts. The Company’s management runs the company as one unit and does not have two distinct business segments. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit and Business Risk

Financial instruments that are potentially subject to a concentration of business risk consist of accounts receivable. The majority of accounts receivable and all contract work in progress are from clients in various industries and locations. Most contracts require milestone payments as the projects progress. We generally do not require collateral, but in most cases can place liens against the property, plant or equipment constructed, or terminate the contract if a material default occurs.

Reclassifications

The Company reclassified the debt of South Bay Capital from related party debt to loans, upon clarification that the parties involved are a shareholder but does not control South Bay Capital or make decisions of governance for the Company.

Potential Derivative Instruments

We periodically assess our financial and equity instruments to determine if they require derivative accounting. Instruments which may potentially require derivative accounting are conversion features of debt and common stock equivalents in excess of available authorized common shares.

We have determined that the conversion features of our debt instruments are not derivative instruments because they are conventional convertible debt.

Inventories

Inventory is stated at the lower cost or market, we use the weighted average cost method and consists of materials for contracted jobs, manufacturing supplies and equipment (small tools which are purchased for specific contracts and the related costs are associated with the contract). We constantly review inventory for obsolescence and write off obsolete items at the time of physical count. As of December 31, 2009, the Company noted obsolete items in inventory due to technical obsolesce and expensed $93,498 to cost of goods.

Property & Equipment

Property and equipment are stated at historical cost less accumulated depreciation.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally five years for vehicles, two to three years for computer software/hardware and office equipment and three to seven years for furniture, fixtures and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company’s financial statements with the resulting gain or loss reflected in the Company’s results of operations. Repairs and maintenance costs are expensed as incurred.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets- Goodwill

Goodwill represents the excess of purchase price over tangible and other intangible assets acquired less liabilities assumed arising from business acquisitions. On December 31, 2009, as required by the Intangible topic of Financial Accounting Standards Board Codification (“FASB ASC”), the Company conducted an analysis of the goodwill determined on December 26, 2007 with the acquisition of Intecon. For the fiscal year ending December 31, 2009, our valuation assessment for impairment found that due to net carrying loss for the Company and the continued going concern of the Company’s financials, we could no longer carry the value of our goodwill; we therefore impaired the entire amount of goodwill and brought the value to zero as of December 31, 2009.

Allowance for Doubtful Accounts

As required by the Receivables Topic of FASB ASC, the Company is required to use a predetermined method in calculating the current value for its bad debt on overall accounts receivable.

We estimate our accounts receivable risks to provide allowances for doubtful accounts accordingly. We believe that our credit risk for accounts receivable is limited because of the way in which we conduct business largely in the areas of contracts. Accounts receivable includes the accrual of work in process for project contracts and field service revenue. We recognize that there is a potential of not being paid in a 12 month period. Our evaluation includes the length of time receivables are past due, adverse situations that may affect a contract’s scope to be paid, and prevailing economic conditions. We assess each and every customer to conclude whether or not remaining balances outstanding need to be placed into allowance and then re-evaluated for write-off. We review all accounts to ensure that all efforts have been exhausted before noting that a customer will not pay for services rendered. The evaluation is inherently subjective and estimates may be revised as more information becomes available.

Revenue Recognition

As required by the Revenue Recognition Topic of FASB ASC, the Company is required to use predetermined contract methods in determining the current value for revenue.

Project Contracts Project revenue is recognized on a progress-basis - the Company invoices the client when it has completed the specified portion of the agreement, thereby, ensuring the client is legally liable to the Company for payment of the invoice. On progress-basis contracts, revenue is not recognized until this criteria is met. The Company generally seeks progress-based agreements when a job project takes longer than 30 days to complete.

Service Contracts Service revenue is recognized on a completed project basis - the Company invoices the client when it has completed the services, thereby, ensuring the client is legally liable to the Company for payment of the invoice. On service contracts, revenue is not recognized until the services have been performed. The Company generally seeks service based agreements when project based contracts have been completed.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In all cases, revenue is recognized as earned by the Company. Though contracts may vary between a progress-basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Income Taxes

As required by the Income Tax Topic of FASB ASC, income taxes are provided for using the liability method of accounting in accordance with the new codification standards. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

Stock Based Compensation

Stock based compensation is accounted for using the Equity-Based Payments to Non-Employee Topic of the FASB ASC, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. We determine the value of stock issued at the date of grant. We also determine at the date of grant the value of stock at fair market value or the value of services rendered (based on contract or otherwise) whichever is more readily determinable.

Earnings (loss) per share basic and diluted

Earnings per share is calculated in accordance with the Earnings per Share Topic of the FASB ASC. The weighted-average number of common shares outstanding during each period is used to compute basic earnings (loss) per share. Diluted earnings per share is computed using the weighted average number of shares plus dilutive potential common shares outstanding. Potentially dilutive common shares consist of employee stock options, warrants, and other convertible securities, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net loss. During years ended December 31, 2009 and 2008, respectively, the Company incurred a net loss, resulting in no potentially dilutive common shares.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Accounting

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1

     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2

     Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3

     Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

NOTE 2: Recently adopted and recently issued accounting guidance

Adopted

Business combination: On January 1, 2009, NAS adopted changes issued by the FASB to accounting for business combinations. While retaining the fundamental requirements of accounting for business combinations, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination, these changes define the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred. These changes require an acquirer in a business combination, including business combinations achieved in stages (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions.

This guidance also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values. Additionally, these changes require acquisition-related costs to be expensed in the period in which the costs are incurred and the services are received instead of including such costs as part of the acquisition price.

Other: On June 30, 2009, NAS adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, otherwise known as “subsequent events.”

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of these changes had no impact on the Financial Statements as management already followed a similar approach prior to the adoption of this new guidance (see Note 15, Subsequent events).

In June 2009, the FASB issued the “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (the "Codification"). The Codification became the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles ("GAAP"). The Codification did not change GAAP but reorganizes the literature. The Codification is effective for interim and annual periods ending after September 15, 2009, and the Company adopted the Codification during the fiscal year of 2009.

The Company has begun to use the new Codification when referring to GAAP in its quarterly and annual reports filed on Forms 10-Q and 10-K respectively. This guidance does not have an impact on the consolidated results of the Company.

Issued

In October 2009, the FASB issued changes to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price; eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable's selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. These changes become effective on January 1, 2011. Management is currently evaluating the potential impact of adopting these changes on the Financial Statements.

In August 2009, the FASB issued changes to fair value accounting for liabilities. These changes clarify existing guidance that in circumstances in which a quoted price in an active market for the identical liability is not available, an entity is required to measure fair value using either a valuation technique that uses a quoted price of either a similar liability or a quoted price of an identical or similar liability when traded as an asset, or another valuation technique that is consistent with the principles of fair value measurements, such as an income approach (e.g., present value technique). This guidance also states that both a quoted price in an active market for the identical liability and a quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Management is currently evaluating the potential impact of adopting these changes on the Financial Statements.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued changes to the accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. Management is currently evaluating the potential impact of adopting these changes on the Financial Statements.

In June 2009, the FASB issued changes to the accounting for transfers of financial assets. These changes remove the concept of a qualifying special-purpose entity and remove the exception from the application of variable interest accounting to variable interest entities that are qualifying special-purpose entities; limits the circumstances in which a transferor derecognizes a portion or component of a financial asset; defines a participating interest; requires a transferor to recognize and initially measure at fair value all assets obtained and liabilities incurred as a result of a transfer accounted for as a sale; and requires enhanced disclosure; among others. Management is currently evaluating the potential impact of adopting these changes on the Financial Statements.

NOTE 3: Going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. Our operating revenues are insufficient to fund our operations and our assets already are pledged to Trafalgar as collateral for our outstanding $3,500,000 (including interest) of indebtedness. The Company has experienced reoccurring net losses, had a net loss of $(4,887,646) for the year ended December 31, 2009, and $(6,181,424) for the year ended December 31, 2008, and a working capital deficiency of $(4,798,238) at December 31, 2009.

Based on the above facts, management determined that there was substantial doubt about the Company’s ability to continue as a going concern.

               We continue to seek sources of additional capital. We intend to try to improve our cash and cash flow from operations by encouraging faster payments, and if necessary granting discounts for prompt payment, of our receivables while simultaneously delaying payments to our vendors.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We also plan to increase our revenue by increasing our visibility and the awareness of our Company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services. We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.

NOTE 4: Accounts receivable, net

 Included in our accounts receivable account balance is our customer retention account which accounts for the remaining 10% of revenue on all building contracts that the Company enters into. For each invoice sent to the customer, 10% of the invoice total is held in retention until the job is completed. Once completed the Company issues a final invoice which accounts for the remaining balance unpaid and any and all retention in which the customer owes the Company. Retention revenue is recognized when earned.

	Year Ended December 31,
	2009	2008
Accounts receivable	$314,330	$420,412
Customer retentions receivables	78,548	117,374
Less: Allowance for doubtful accounts	(25,780)	(26,934)
Total accounts receivable	$367,098	$510,852

NOTE 5: Property and equipment, net

Property and equipment consists of the following:

	Year Ended December 31,
	2009	2008
Vehicles	$68,140	$ 106,825
Computer and office equipment	125,208	50,096
Furniture and fixtures	14,910	8,614
UL Machinery and equipment	22,289	22,289
Total property and equipment	230,547	187,824
Less: accumulated depreciation	(90,390)	(57,026)
Property and equipment, net	$140,157	$ 130,798

Depreciation and amortization expense for the year ended December 31, 2009 was $94,433 and for the year ended December 31, 2008 was $79,998.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6: Loans, capital lease

The following table represents the outstanding balance of loans for the Company as of December 31, 2009, and December 31, 2008.

	Year Ended December 31,
	2009	2008
Promissory note payable in monthly installments of $511, Non-interest bearing, collateralized by a vehicle due August 2009.	$—	$4,090
Promissory note payable in monthly installments of $364 at an interest rate of 2.9%, collateralized by a vehicle due June 2010.	—	6,401
Promissory note payable in monthly installments of $367 at an interest rate of 2.9%, collateralized by a vehicle due August 2010.	2,098	6,466
Key Bank loan payable in monthly installments of $2,620 due February 2010.	5,148	—
South Bay Capital loan at an interest rate of 12%.	10,926	10,926
Capital lease	38,883	16,220
Loans and capital lease sub total	57,055	44,103
Less: current portion loans and capital leases	(37,473)	(27,785)
Total	$19,582	$16,318

On January 15, 2009, the Company entered into a fair market value capital lease with Konika Copiers. The lease is over a 60 month period, with present lease payments exceeding 90% of fair market value of the property (see Note 11, Commitments).

On January 28, 2009, the Company entered into a loan with Key Bank for acquiring CAD Software to be used by its subsidiaries in operations. The Company’s current outstanding balance on the loan as of December 31, 2009 was $5,239 (see Note 11, Commitments).

On April 1, 2009, the Company entered into a revolving line of credit with Dell Financial in the amount of $25,000. The Company’s current outstanding balance on the line of credit as of December 31, 2009 was $8,003.

NOTE 7: Secured redeemable debentures

On March 26, 2008, the Company entered into a secured redeemable debenture agreement with Trafalgar, for a total financing package of redeemable debentures up to $10,000,000. On March 26, 2008, the Company borrowed $1,500,000 and on July 21, 2008 the Company borrowed $750,000.

Upon entering into the agreements with Trafalgar, the Company capitalized the financing fees over the life of the loans. The $775,353 is the sum of the value of the warrants ($10,353), the value of the stock issued ($540,000) and the value of the 15% principal redemption/repayment premium on the $1,500,000 loan ($225,000).

On December 19, 2008, the Company entered into the ABL agreement which restructured the debenture agreements and reduced certain terms over the life of the loans without triggering debt extinguishment.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of the year ended December 31, 2009, the Company amortized the remaining total of deferred financing fee to total the amount of $564,058, due in part to the default notice sent to us from Trafalgar and Trafalgar’s acceptance of our April 2009 lawsuit (see Note 11, Commitments). For the year ended December 31, 2008, the Company had deferred financing fees in the amount of $481,895, net of accumulated amortization $82,163. As of December 31, 2008, the Company had not requested additional debt under this agreement which did not triggered the remaining $7,750,000 in debentures from Trafalgar. The Trafalgar debenture agreements have a premium and discount term associated. Debt premiums/discounts, typically fees paid by the debtor to the creditor(s) as part of the issuance of debt, are accounted for as a direct reduction of or addition to the face amount of the debt (valuation account) as the discount or premium is inseparable from the debt giving rise to it.

The debt premium/discount is amortized to interest expense over the life of the related debt. At December 31, 2009 the remaining premium/discount of $772,328 was fully amortized in association with our deferred financing fees. The following table represents the remaining current and long term portion of the total debt as of December 31, 2009 and December 31, 2008.

Trafalgar Secured Redeemable Debenture Debt Premium/Discount Allocation
	December 31,
	2009	2008
Current portion of secured redeemable debenture	$2,347,001	$533,450
Total current portion of premium	—	(150,000)
Total current portion of discount	—	(252,954)
Current portion of secured redeemable debenture, net	$2,347,001	$130,496

Long term portion of secured redeemable debenture	$—	$1,813,551
Total long term portion of premium	—	(137,500)
Total long term portion of discount	—	(231,874)
Long term portion of secured redeemable debenture, net	$—	$1,444,177

NOTE 8: Related party transactions

On February 12, 2008, a director of the Board entered into a verbal loan agreement with the Company in the amount of $35,000. Per the terms of the verbal agreement no interest was to be accumulated. As of December 31, 2008, $20,000 of the debt still remained outstanding. On February 4, 2009, the Company repaid the remaining balance of its loan to the Board member in the amount of $20,000.

On June 30, 2008, the Company entered into a verbal loan agreement in which it borrowed $130,000 from a director. On July 23, 2008, the Company paid $30,000 cash to the independent director as partial payment of the loan. On September 22, 2008, the Company issued 357,153 shares of restricted common stock valued at $57,142, to satisfy the outstanding interest of the loan at August 31, 2008.  On November 12, 2008, the Company issued an additional 1,000,000 shares of its restricted common stock valued at $100,000 in order to satisfy the additional interest accumulated for the $100,000 loan.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 19, 2008, the Company paid $50,000 to reduce the total balance of the loan to $50,000 as of December 31, 2008 (see Note 9, Debt Extinguishment for additional information).

On April 1, 2009 we modified the verbal loan agreement entered into on June 30, 2008 with a director of the Company, which had a balance of $50,000 as of December 31, 2008, by making it a formal promissory note, capitalizing accrued interest into the principal ($36,000) and including an annual interest rate of 10%.  As of December 31, 2009, we owed $86,000 plus accrued interest in the amount of $6,450.

On November 5, 2008, the Company entered into a promissory note with a director of the Board, for $77,000. The terms of the loan were to repay the loan in the amount of $72,000 with the addition of a $5,000 fee for interest or incur a $250 a day late fee if paid after December 5, 2008. On April 1, 2009 we modified the loan agreement to remove the $250 a day late fees and add an annual interest rate of 10%.  As of December 31, 2009, we owed $77,000 plus accrued interest in the amount of $34,801.

On September 11, 2009, the Company entered into a promissory note with the executive officer of the Company, for $10,000. The terms of the loan were to repay the loan in the amount of $10,000 with a 10% annual interest to start as of September 30, 2009. As of November 30, 2009 the balance has been repaid.

NOTE 9: Debt extinguishment

We issued to Mr. O’Connor an aggregate of 1,357,143 unregistered shares of common stock, valued at approximately $157,000, as payment of the late fees which accrued through November 2, 2008 and at December 31, 2008, we accrued an additional $36,000 of unpaid late fees due and payable, and Mr. O’Connor amended our verbal loan to eliminate our obligation to pay any additional late fees.

Between June and December 2008, we paid to Mr. O’Connor an aggregate of $80,000 in cash as partial payment of the $130,000 principal loan, leaving a $50,000 principal balance at December 31, 2008.  On April 1, 2009, we gave Mr. O’Connor our written promissory note which superseded the verbal loan agreement.  The note capitalized the $36,000 of late fees accrued at December 31, 2008 and added that amount to the $50,000 principal balance then outstanding, resulting in a total principal obligation to Mr. O’Connor of $86,000 as of December 31, 2008, with an interest rate of 10% per annum.  As the terms of the loan were renegotiated in April of 2009, we recalculated the interest paid to date with shares of stock and requested the return of the overpayment of interest in the value of stock. In December 2009 Mr. O’Connor voluntarily returned 1,314,165 of the 1,357,143 shares previously issued to him valued at $150,266 as payment of the accrued late fees on the verbal loan (see Note 8, Related party transactions).

As of December 31, 2009, the Company extinguished $150,266 from the amount of debt owed to Mr. O’Connor. In accordance with the Modifications & Extinguishments topic of the FASB ASC, the Company has accounted for the expense value for the return of the shares as a debt extinguishment.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10: Convertible notes

During the quarter ended December 31, 2009, we issued to 4 individuals convertible debentures in the total amount of $125,000. The notes bear interest at the rate of 20% per year and mature in six (6) months on varying dates starting with May 7, 2010. The notes are convertible into the Company’s common stock at a fixed value of $0.05 per share. The following table represents the Beneficial Conversion Feature (“BCF”) on the various notes:

Description	Note value	BCF Value	Amortized BCF value	Total debt value
Convertible note issued on November 7, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.05 per share	$ 65,000	$ (65,000)	$ 19,392	$ 19,392
Convertible note issued on November 10, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.045 per share	10,000	(10,000)	2,818	2,818
Convertible note issued on December 15, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.05 per share	10,000	(6,000)	528	4,528
Convertible note issued on December 22, 2009, at a 10% interest rate for six months, convertible to shares of stock at $0.045 per share	40,000	(30,400)	1,503	11,103
Total	$ 125,000	$ (111,400)	$ 24,241	$ 37,841

As of January 6, 2010, the Company converted two of the notes (the November 10 and December 22 notes) totaling $50,000 of the convertible notes at a value of $0.05 per share and issued to these two individuals collectively 1,100,000 shares of the Company’s common stock (see note 14, Subsequent Events).

NOTE 11: Commitments

Capital leases

On July 17, 2008, the Company entered into a Capital lease with Dell Computers. The lease is over a 48 month period with a Bargain Purchase Option at the end of the lease for $1.00, and an interest rate of 5% on any payments over five (5) days late. See table for future payments to the Capital lease:

From	Through	Annual rent	Monthly rent

1/1/2010	12/31/2010	$6,744	$562
1/1/2011	12/31/2011	$6,744	$562
1/1/2012	7/15/2012	$3,934	$562

On January 15, 2009, the Company entered into a capital lease for office equipment. The lease is over a 60 month period, with present lease payments exceeding 90% of fair market value of the property. The capital lease is a five (5) year lease at $481 per month (see next page).

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

From	Through	Annual rent	Monthly rent

1/1/2010	12/31/2010	$5,772	$481
1/1/2011	12/31/2011	$5,772	$481
1/1/2012	12/31/2012	$5,772	$481
1/1/2013	12/31/2013	$5,772	$481
1/1/2014		$481	$481

Operating leases

On January 1, 2007, the Company restructured its lease obligation related to the operating lease for its office in Henderson, Nevada. This operating lease is with a non-related third party for $3,100 per month, which is under a month-to-month rental agreement.

On December 26, 2007, the Company acquired its wholly owned subsidiary Intecon, Inc. which has an operating lease for its office and manufacturing services located in Tempe, Arizona. This operating lease is with a non-related third party for $6,974 per month with an annual increase. Future minimum payments for office rent are:

From	Through	Sq. footage	$ per sq. ft *	Estimated Annual rent	Monthly rent
1/1/2010	12/31/2010	9,176	9.60	$89,374	$7,341
1/1/2011	4/30/2011	9,176	9.84	$37,622	$7,524

* Rent per square foot for this lease increases May of each year.

On September 1, 2008, the Company leased office space for sales in Tuscon, Arizona on a month-to-month basis in the amount of $500 per month under an operating lease agreement with original lease periods of up to five (5) years.

On February 1, 2009, the Company entered into an operating lease for machinery and equipment located at our subsidiary in Henderson, Nevada. This operating lease is with a principal shareholder, and director of the Company. The operating lease is a month-to-month lease for $600 per month with no annual increase.

On February 10, 2009, the Company entered into an operating lease for our corporate offices located in Henderson, Nevada. This operating lease is a three (3) year lease with a non-related third party for $2,635 per month with a 4% annual increase. Future payments to office rent are:

From	Through	Sq. footage	$ per sq. ft ^	Estimated Annual rent	Monthly rent

1/1/2010	12/31/2010	1,600	1.71	$32,880	$2,740
1/1/2011	12/31/2011	1,600	1.78	$34,200	$2,850
1/1/2012	02/28/2012	1,600	1.78	$5,700	$2,850

^ Rent per square foot for this lease increases March of each year.

Total rental expense under the above operating leases for the year ended December 31, 2009 was $95,080 and for the year ended December 31, 2008 was $70,989.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans

On July 25, 2008, the Company entered into a loan agreement with South Bay Capital in the amount of $75,926. Per the terms of the verbal agreement no interest was to be accumulated. On December 19, 2008 the Company repaid South Bay in the amount of $65,000.  On September 15, 2009, the Company secured the remaining balance of the loan with a written promissory note. The note bears an interest rate of 12% for the remaining balance of $10,926, and was applied retrospectively to the note as of January 1, 2009.  As of December 31, 2009, $10,926 of the debt still remains outstanding with total interest of $40,055.

On January 28, 2009, the Company entered into a financing loan agreement with Key Bank in the amount of $32,300, for the purchase of CAD software to be used in operations at its subsidiaries. The loan is a 12 month loan in payments of $2,620, due in February 2010. As of December 31, 2009, the outstanding balance on the loan was $5,239.

Legal

On April 23, 2009, the Company entered into a lawsuit against Trafalgar Capital Specialized Investment Fund, FIS (”Trafalgar”). The Company is the Plaintiff, charging Trafalgar with usurious lending practices. We noted that the pending litigation is estimatable; however, as the litigation is still in the pre-discovery stages we are not able to indicate the outcome. On July 7, 2009 we received a notice of default from Trafalgar that we have violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants.

The lender has accelerated our outstanding indebtedness, and accordingly it has the right to execute and foreclose on all of our assets, including the stock in our subsidiaries, and/or the personal guarantee executed in favor of the lender by Robert Chance, our CEO.

We reclassified all Trafalgar related debt to current due to the default notice, and have amortized the remaining balance of the deferred financing fees and debt premiums/discounts as of December 31, 2009. The Company has not made any payments to Trafalgar as of March 31, 2009 due to the pending litigation against Trafalgar.

In November 2009 we were served with the complaint Trafalgar filed on October 30, 2009 in the Court against us, our two subsidiaries and Robert Chance, our CEO.  Trafalgar’s complaint seeks repayment of the amounts we allegedly owe under the subject loan and other credit agreements we enter into, plus interest and attorneys fees, and foreclosure on all of our assets (we had pledged such assets as collateral pursuant to the terms of the Security Agreement we executed in connection with such agreements).  The complaint also alleges that we fraudulently induced Trafalgar to extend to us the approximately $3 million in total financing we received.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As noted above, in April 2009 we had filed a complaint in the same Court against Trafalgar, alleging that the subject agreements under which Trafalgar had extended financing to us, and under which it now is suing us, were unenforceable.  We believe Trafalgar’s allegations are without merit.  We intend to mount a vigorous defense and move the Court to consolidate these two actions.   The Court has entered a scheduling order setting the April 2009 action for a trial docket starting August 30, 2010, with calendar call on August 26, 2010. A discovery cutoff date is currently set for June 4, 2010. The parties plan to jointly request the Court amend the discovery and trial schedule for the April 2009 case so that NAS' claims and Trafalgar's claims proceed on the same discovery track.

NOTE 12: Income taxes

At December 31, 2009 and 2008, the Company had federal and state net operating loss carry forwards of approximately $5,319,800 and $2,028,000, respectively, which begin to expire in 2027.  The components of net deferred tax assets, including a valuation allowance, are as follows at December 31 (rounded):

	December 31,
	2009	2008
Deferred tax asset:
Net operating loss carry forward	$1,861,900	$477,700
Stock based compensation	207,300	1,773,000
Stock issued for interest expense	—	55,000
	2,069,200	2,305,700
Deferred tax liabilities:
Depreciation and amortization	(3,500)	(2,600)
Total deferred tax assets	2,065,700	2,303,100
Less: valuation allowance	(2,065,700)	(2,288,100)
Net Deferred Tax Assets	$—	$15,000

The valuation allowance for deferred tax assets as of December 31, 2009 and 2008 was $2,065,700 and $2,288,100, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2009 and maintained a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate for the years ended December 31, is as follows:

	December 31,
	2009	2008
Federal statutory tax rate	(35)%	(35)%
State taxes, net of federal benefit	(7)%	(7)%
Permanent difference and other	42%	43%
Effective tax rate	0%	1%

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Company has accrued for interest and penalties in the amount of approximately $27,100 and $27,100 for December 31, 2009 and 2008, respectively.  This interest and penalties are in relation to payroll tax remittances that, due to cash constraints, were unable to be made in 2009 and past payroll tax IRS audit findings for our ISS subsidiary.

The Company files income tax returns in the United States federal jurisdiction and certain state jurisdictions.  With a few exceptions, the Company is no longer subject to U.S. federal, state or non-U.S. income tax examination by tax authorities on tax returns filed before December 31, 2005. The Company will file its U.S. federal return for the year ended December 31, 2009, before its extension due date.   Prior year federal (including payroll tax returns) and state filings have been made.  The U.S. federal returns are considered open tax years for years 2006 - 2009. No tax returns are currently under examination by any tax authorities.

NOTE 13: Stockholders’ deficit

Preferred Stock

Our wholly owned subsidiary, ISS, has 125,000 shares of preferred stock authorized with a par value of $1.00; these shares have no voting rights and no dividend preferences.

Common Stock

On February 15, 2008, the Company’s Board of Directors, in February of 2008, decided that it would satisfy all investors from the TBeck issue, to avoid any legal issues. The total amount of shares issued to these investors amounted to 2,016,933 shares of restricted common stock. As the Company did not receive proceeds from these stock issuances, the shares were valued at par value $0.001 and expensed. Total expense recognized as of December 31, 2008 was $2,017 for these 2,016,933 restricted shares.

On April 4, 2008, the Company issued 150,000 shares of restricted common stock valued at $30,000 for services rendered to the Company. The shares were valued at market value on April 4, 2008 which was $0.20 per share.

On May 19, 2008, the Company issued 480,000 shares of restricted common stock valued at $168,000 for services rendered to the Company. The shares were valued at market value on May 19, 2008 which was $0.35 per share.

On May 19, 2008, the Company issued 111,111 shares of restricted common stock valued at $38,889 for services rendered to the Company. The shares were valued at market value on May 19, 2008 which was $0.35 per share.

On May 19, 2008, the Company issued 1,315,055 shares of restricted common stock valued at $1,315 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which is $0.001.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 2, 2008, the Company issued 4,075,000 shares of restricted common stock valued at $1,238,625 to Board of Directors for services provided to the Company. The shares were valued at market value on June 2, 2008 which was $0.31 per share.

On June 30, 2008, the Company issued 300,000 shares of restricted common stock valued at $84,000 to Board of Directors for services provided to the Company. The shares were valued at market value on June 30, 2008 which was $0.28 per share.

On July 11, 2008, the Company issued 2,000,000 shares of restricted common stock valued at $540,000 to Trafalgar per the financing agreement. The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July 11, 2008, the Company issued 150,000 shares of restricted common stock to Trafalgar valued at $10,353 per the Trafalgar financing agreement dated July 21, 2008 (section 6(e)) in exchange for 150,000 previously issued warrants (See Note 8, Secured redeemable debentures). The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July, 21, 2008, the Company issued 600,000 shares of its restricted common stock valued at $162,000 for advisor services to the Board of Directors. The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July 21, 2008, the Company issued 592,592 shares of restricted common stock valued at $593 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which was $0.001.

On August 8, 2008, the Company issued 2,150,000 shares of common stock valued at $494,500 for services of the Board of Directors from January 1, 2008 to December 31, 2008. The shares were valued at market value on August 8, 2008 which was $0.23 per share.

On August 8, 2008, the Company issued 2,000,000 shares of its restricted common stock valued at $460,000 for advisor services to the Board of Directors. The shares were valued at market value on August 8, 2008 which was $0.23 per share.

On August 15, 2008, the Company issued 109,286 shares of restricted common stock valued at $109 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which was $0.001.

On September 22, 2008, the Company issued 357,143 shares of restricted common stock valued at $57,142, to satisfy the outstanding interest of the loan at August 31, 2008 (see Note 8, Related party transactions). The shares were valued at market value on September 19, 2008 which was $0.16 per share.

On October 16, 2008, the Company issued 6,000,000 shares of restricted common stock to Board of Directors valued at $1,020,000. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 16, 2008, the Company issued 500,000 shares of restricted common stock valued at $85,000 for services provided to the Company. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

On October 16, 2008, the Company issued 250,000 shares of restricted common stock valued at $42,500 for services provided to the Company. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

On November 12, 2008, the Company issued an additional 1,000,000 shares of its restricted common stock valued at $100,000 in order to satisfy the additional interest accumulated for the $100,000 loan. As of the date of these financial statements the debt remained outstanding (see Note 8, Related party transactions).

 On January 19, 2009, the Company issued 250,000 shares of restricted common stock valued at $32,500 for services to the Company. The shares were valued at market value on January 2, 2009 which was $0.13 per share.

On January 24, 2009, the Company issued 2,000,000 shares of restricted common stock valued at $240,000 for advisory services to the Board of Directors. The shares were valued at market value on January 23, 2009 which was $0.12 per share.

On February 4, 2009, the Company issued 312,500 shares of restricted common stock valued at $12,500 in consideration for cash to the Company in the amount of $0.04 per share.

On February 4, 2009, the Company issued 312,500 shares of restricted common stock valued at $12,500 in consideration for cash to the Company in the amount of $0.04 per share.

On February 20, 2009, the Company issued 1,125,000 shares of restricted common stock valued at $67,500 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 312,500 shares of restricted common stock valued at $18,750 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 125,000 shares of restricted common stock valued at $7,500 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 125,000 shares of restricted common stock valued at $7,500 in consideration for cash to the Company in the amount of $0.06 per share.

On March 24, 2009, the Company issued 200,000 shares of restricted common stock valued at $26,000 for services to the Company. The shares were valued at market value on March 24, 2009 which was $0.13 per share.

On March 30, 2009, the Company issued 1,500,000 shares of restricted common stock valued at $90,000 in consideration for cash to the Company in the amount of $0.06 per share. The Company issued the shares as a stock receivable on March 30, 2009 and received the cash on April 12, 2009.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 14, 2009, we issued to Knightsbridge Capital 112,500 shares to replace the same number of shares transferred to Knightsbridge Capital on December 18, 2008 by our CEO, after Knightsbridge returned his former shares to him in January 2009 for the new certificate issued in April. The stock was valued on December 18, 2008 at $0.12 per share for services rendered value at $13,500 in connection with our financing from Trafalgar.

On May 28, 2009, the Company issued 250,000 shares of restricted common stock valued at $15,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 200,000 shares of restricted common stock valued at $26,000 in consideration for investment services to the Company. The Company valued the shares at $0.13 per share.

On May 28, 2009, the Company issued 250,000 shares of restricted common stock valued at $15,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 75,000 shares of restricted common stock valued at $4,500 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 200,000 shares of restricted common stock valued at $12,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 1,100,000 shares of restricted common stock valued at $66,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 29, 2009, the Company issued 230,000 shares of restricted common stock valued at $24,150 in consideration for services to the Company. The Company valued the shares on May 29, 2009 for the fair market value at $0.11 per share.

On May 29, 2009, the Company issued 500,000 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 136,500 shares of restricted common stock valued at $6,500 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 5, 2009, the Company issued 200,000 shares of restricted common stock valued at $10,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 71,000 shares of restricted common stock valued at $9,940 in consideration for investment services to the Company in the amount of $0.14 per share. In October, the shares were returned to the Company and cancelled as they were issued in error.

On June 5, 2009, the Company issued 294,000 shares of restricted common stock valued at $14,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 52,500 shares of restricted common stock valued at $2,500 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 9, 2009, the Company issued 1,000,000 shares of restricted common stock valued at $50,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 18, 2009, the Company issued 4,704,000 shares of restricted common stock valued at $224,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 23, 2009, the Company issued 522,500 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 23, 2009, we authorized the issuance of 244,750 shares of common stock valued at $34,265 based on service fees of $0.14 per share, for services rendered the shares were issued on June 25, 2009.  In October, the shares were returned to the Company and cancelled as they were issued in error.

On July 1, 2009, the Company issued 250,000 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.10 per share.

On July 3, 2009, the Company issued 779,163 shares of restricted stock common stock valued at $77,916 in consideration for salary compensation to the Company in the amount of $0.10 per share.

On July 16, 2009, The Company issued 350,000 shares of restricted common stock valued at $17,500 in consideration for salary compensation to an officer of the Company. The Company valued for services rendered in the amount of $0.05 per share.

On September 10, 2009, the Company issued 42,000 shares of restricted common stock valued at $2,000 in consideration for cash to the Company in the amount of $0.05 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 10, 2009, the Company issued 210,000 shares of restricted common stock valued at $10,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 42,000 shares of restricted common stock valued at $2,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 120,000 shares of restricted common stock valued at $6,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 100,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 1,200,000 shares of restricted common stock valued at $60,000 in consideration for cash to the Company in the amount of $0.05 per share

On September 10, 2009, the Company issued 100,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 1,575,000 shares of restricted common stock valued at $75,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 66,750 shares of restricted common stock valued at $7,343 for services to the Company. The Company valued for services rendered in the amount of $0.11 per share. In October 2009, the Company requested a return of shares for cancellation after we were advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 1, 2009, the Company issued to three individuals an aggregate of 137,400 shares of common stock in consideration for $6,700 in cash, or $0.05 per share.

On October 1, 2009, the Company issued 5,000 shares of restricted common stock valued at $500 for services to the Company. The Company valued for services rendered in the amount of $0.10 per share. In October, 2009 the Company requested a return of shares for cancellation after we were advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 5, 2009, the Company issued to one individual 60,000 shares of common stock in consideration for $3,000 in cash, or $0.05 per share.

On October 5, 2009, the Company issued 3,000 shares of restricted common stock valued at $330 for services to the Company. The Company valued for services rendered in the amount of $0.11 per share. In October, 2009 the Company requested a return of shares for cancellation after we were advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 19, 2009, the Company issued 750,000 shares of common stock valued at $0.11 per share based upon fair market value on October 19, 2009. The Company issued the shares for services per consulting agreement valued at $82,500.

On October 27, 2009, the Company issued to 4 individuals an aggregate of 447,500 shares of common stock in consideration for $21,500 in cash, or $0.05 per share.

On November 2, 2009, the Company issued to an individual 200,000 shares of common stock in consideration for $10,000 in cash, or $0.05 per share. As of December 31, 2009 the Company recorded a stock receivable.

On December 2, 2009, the Company received a return of stock previously issued to Bob O’Connor for payment of interest expense on his related party loan (see Note 8, Related party transactions). As the terms of the loan were renegotiated in April of 2009, we recalculated the interest paid to date with shares of stock and requested the return of the overpayment of interest in the value of stock. Mr. O’Connor agreed to return the difference in stock compensation and we received 1,314,165 shares of our common stock returned to Treasury valued at $150,266.

NOTE 14: Subsequent events

On January 6, 2010, the Company issued 220,000 shares of common stock valued at $0.045 per share based upon the conversion price under our convertible note dated November 10, 2009.

On January 6, 2010, the Company issued 880,000 shares of common stock valued at $0.045 per share based upon the conversion price under our convertible note dated December 22, 2009.

On January 27, 2010, the Company issued 1,000,000 shares of common stock valued at $60,000 or $0.06 per share based on the fair market value on January 27, 2010, for services rendered per the consulting agreement dated January 27, 2010.

On February 9, 2010, the Company issued 700,000 shares of common stock valued at $42,000 or $0.06 per share based on the fair market value on February 9, 2010, for services rendered per our consulting agreement dated February 1, 2010.

On February 11, 2010, the Company issued to one individual 40,000 shares of common stock in consideration for $2,000 in cash, or $0.05 per share.

On February 15, 2010, the Company issued to one individual 690,000 shares of common stock in consideration for $30,000 in cash, or $0.043 per share.

On March 5, 2010, the Company issued to one individual 220,000 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 8, 2010, the Company issued to one individual 88,000 shares of common stock in consideration for $4,000 in cash, or $0.045 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 15, 2010, the Company issued to two individuals an aggregate of 220,110 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 17, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On March 19, 2010, the Company received $5,000 for the purchase of 110,000 shares of common stock in valued at $0.045 per share. The shares were issued on April 27, 2010.

On March 29, 2010, the Company received $100,000 for the purchase of 2,100,000 shares of common stock valued at $0.047 per share. The shares were issued on April 20, 2010.

On March 29, 2010, the Company received $10,000 for the purchase of 200,000 shares of common stock valued at $0.05 per share.

On March 30, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On March 30, 2010, the Company received $10,000 for the purchase of 200,000 shares of common stock valued at $0.05 per share.

On April 1, 2010, the Company amended the operating lease agreement for our corporate offices located in Henderson, Nevada. The operating lease runs from April 1, 2010 for thirty-one months (31) to October 31, 2012 with a non-related third party for $4,950 per month with no annual increase for twenty four months (24). After the 24 month period the increase to rent is 4.63%. Future payments to office rent are:

From	Through	Sq. footage	$ per sq. ft *	Estimated Annual rent	Monthly rent

4/1/2010	12/31/2010	3,200	1.54	$44,550	$4,950
1/1/2011	12/31/2011	3,200	1.54	$59,400	$4,950
1/1/2012	10/31/2012	3,200	1.61	$61,168	$5,152

* Rent per square foot for this lease increases April of third year.

On April 7, 2010, the Company issued to Ascendiant Capital 1,470,589 share of common stock valued at $125,000 or $0.08 per share based on the commitment fee per our equity financing agreement dated April 7, 2010. Ascendiant Capital Group, LLC (“Ascendiant”), pursuant to which Ascendiant and the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of our common stock from time to time over a 24-month period upon approval of an S-1 registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

You should read the following discussion in conjunction with our financial statements and the related notes and other financial information included in this Form S-1. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Form S-1, particularly in the Section titled Risk Factors.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Executive Overview

Overview

Central to an understanding of our financial condition and results of operations is our current cash shortage and our relationship with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”).  At June 18, 2010, although our accounts receivable were approximately $280,000, our cash on hand was approximately $9,200, and our operating revenues are insufficient to fund our operations.  Consequently, our audited December 31, 2009 financial statements contain, in footnote 3, an explanatory paragraph to the effect that our ability to continue as a going concern is dependent on our ability to increase our revenue, eliminate our recurring net losses, eliminate our working capital deficit, and realize additional capital; and we can give no assurance that our plans and efforts to do so will be successful.  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  However, we owe Trafalgar an aggregate to approximately $3,500,000 (including interest), the repayment of which is secured by all our existing and after-acquired assets, and which indebtedness currently is in default and was accelerated by Trafalgar on July 7, 2009, and in our December 18, 2008 Credit Agreement with Trafalgar we agreed, among other things, not to issue any additional common stock without its prior written consent and not to incur any new indebtedness or to acquire the assets, business or stock of any company.  In April 2009 we commenced a legal action which seeks a declaratory judgment that the Trafalgar indebtedness violates the usury laws of the State of Florida, whose laws govern the documents, by calling for interest to be paid at a greater rate than is allowed by applicable law, and that due to their usurious nature Trafalgar may not enforce these negative covenants or any other terms of the loan documents.  Accordingly, we are seeking additional financing.

Our Trafalgar debt transactions are summarized below:

March 26, 2008:  $1,500,000 Debenture.  On March 26, 2008, we entered into a securities purchase agreement pursuant to which we issued to Trafalgar our secured redeemable debenture in the principal amount of $1,500,000 due on September 26, 2010.  Due to a 15% principal redemption premium, the effective principal amount of the debt is $1,725,000.  This debenture bears interest at the rate of 10% per annum, compounded monthly, and is subject to mandatory monthly redemption payments, consisting of principal and interest, commencing after four months.  We paid Trafalgar the following cash fees: (i) a Legal and Documentation Review fee of $17,500, (ii) a Due Diligence fee of $15,000, (iii) a Commitment Fee of $75,000, being 5% of the debenture’s principal amount, and (iv) a Loan Commitment Fee of $30,000, being 2% of the debenture’s principal amount.  As an Equity Fee, we issued to Trafalgar a warrant (“Trafalgar Warrant”) to purchase 150,000 shares of our common stock at an exercise price of $0.001 per share, exercisable until March 19, 2013.  We also paid a $90,000 finder’s fee.  Accordingly, we received net cash proceeds of $1,262,331.

July 21, 2008:  $750,000 Debenture.  On July 25, 2008, pursuant to another securities purchase agreement, we issued to Trafalgar our secured redeemable debenture in the principal amount of $750,000 due on January 25, 2010.  Due to a 15% principal redemption premium, the effective principal amount of the debt is $862,500.  This debenture bears interest at an annual rate of 10%, payable monthly, and is subject to mandatory monthly redemption payments, consisting of principal and interest, commencing after one month.  We paid Trafalgar the following cash fees: (i) a Legal and Documentation Review fee of $17,500, (ii) a Due Diligence fee of $15,000, (iii) a Commitment Fee of $45,000, being 6% of the debenture’s principal amount, and (iv) a Loan Commitment Fee of $15,000, being 2% of the debenture’s principal amount.  As an Equity Fee, we issued to Trafalgar 2,000,000 shares of our common stock and also issued to Trafalgar 150,000 shares of our restricted common stock in exchange for the Trafalgar Warrant.  We also paid a $45,000 finder’s fee.  Accordingly, we received net cash proceeds of $614,831.

October 2008 Loans.  On October 8, 2008, we borrowed from Trafalgar $75,000; there was no written agreement.  On October 28, 2008, we repaid $28,000 of this loan. On October 15, 2008, we borrowed $100,000, which we repaid in full on November 18, 2008.

December 2008: Senior Secured Revolving Credit Facility and Consolidated $2,000,000 Debenture Debt.  On December 18, 2008, we entered into a credit agreement with Trafalgar (which closed and funded on December 19, 2008) whereby Trafalgar provided us with a senior secured revolving credit facility of up to $5,000,000 with an initial, and current, revolving loan commitment of $1,000,000.  We are permitted to draw, repay and re-borrow against the facility in an aggregate amount at any one time not exceeding the lesser of (i) up to 80% of eligible accounts receivable less any applicable reserves and (ii) $1,000,000.  We established a lockbox under the sole control of Trafalgar; and all payments made to the lockbox account are to be swept to us for payroll and agreed-upon payables in the ordinary course of business, and then to Trafalgar on a bi-monthly or monthly basis at its discretion for application to our outstanding indebtedness to Trafalgar.  The revolving loan matured on December 19, 2009, and on the maturity date we had the option to renew the facility for an additional one year if we paid a fee equal to 10% of the then-outstanding revolving loan commitment.  In the event that we terminate the facility and repay the debt we also must pay a prepayment penalty of 10% of the then-outstanding revolving loan commitment.  All loans accrue simple interest at a fixed interest rate of 12% per annum, except that upon the occurrence of an event of default the interest rate automatically increases to 18% or the maximum interest rate allowable by law.  We paid Trafalgar the following cash fees:  Legal and Documentation Review Fee of $25,000; a Due Diligence Fee of $15,000; a

Commitment Fee of $40,000, being 4% of the initial $1,000,000 revolving loan commitment; and an Asset Monitoring Fee of $4,000.  We also agreed to pay an Unused Line Fee of 1% per annum payable monthly in arrears on the difference between the existing loan commitment amount and the actual average daily amount outstanding for the calendar month, and an Equity Fee by granting to Trafalgar that number of shares of our common stock as equaled 9.99% of our outstanding shares of common stock on December 19, 2008; and we have never issued such shares to Trafalgar.

Decision to Go Public

National Automation Services, Inc. desire to become a publically traded Company was to provide to the industry in which we do business, an opportunity to enter into a market which has traditionally been (1) a privatized industry and (2) a segregated industry. By going public NAS has the potential to raise capital, more than would be readily available through bond financing (multiple restrictions) and the private financing markets.  These private markets have higher rates and are a greater risk to the Company’s overall growth.  In the “public arena”, financing can provide opportunities to “glue” together the privatized and segregated industry through acquisitions, joint partnerships, and other working relationships.  Essentially, going public will allow NAS to “unlock” relatively illiquid value in our equity and more accessible debt financing (available to publicly traded companies), to turn it into a mechanism for purchasing power.  Much of the money raised by going public allows NAS to pursue its business plan, financing business operations and ultimately achieving the growth by acquisition strategy and the overall improvement of the Company’s net worth.

Critical Accounting Estimates

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements.  Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  We believe our critical accounting policies are those described below.

Concentrations of Credit and Business Risk

Financial instruments that are potentially subject to a concentration of business risk consist of accounts receivable.  The majority of accounts receivable and all contract work in progress are from clients in various industries and locations.  Most contracts require milestone payments as the projects progress.  We generally do not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs.

Allowance for Doubtful Accounts

As required by the Receivables Topic of FASB ASC, the Company is required to use a predetermined method in calculating the current value for its bad debt on overall accounts receivable.

We estimate our accounts receivable risks to provide allowances for doubtful accounts accordingly.  We believe that our credit risk for accounts receivable is limited because of the way in which we conduct business largely in the areas of contracts.  Accounts receivable includes the accrual of work in process for project contracts and field service revenue.  We recognize that there is a potential of not being paid in a 12 month period.  Our evaluation includes the length of time receivables are past due, adverse situations that may affect a contract’s scope to be paid, and prevailing economic conditions.  We assess each and every customer to conclude whether or not remaining balances outstanding need to be placed into allowance and then re-evaluated for write-off.  We review all accounts to ensure that all efforts have been exhausted before noting that a customer will not pay for services rendered.  The evaluation is inherently subjective and estimates may be revised as more information becomes available.

Potential Derivative Instruments

We periodically assess our financial and equity instruments to determine if they require derivative accounting.  Instruments which may potentially require derivative accounting are conversion features of debt and common stock equivalents in excess of available authorized common shares.

We have determined that the conversion features of our debt instruments are not derivative instruments because they are conventional convertible debt.

Revenue Recognition

As required by the Revenue Recognition Topic of FASB ASC, the Company is required to use predetermined contract methods in determining the current value for revenue.

Project Contracts.  Project revenue is recognized on a progress-basis - the Company invoices the client when it has completed the specified portion of the agreement, thereby, ensuring the client is legally liable to the Company for payment of the invoice.  On progress-basis contracts, revenue is not recognized until this criteria is met.  The Company generally seeks progress-based agreements when a job project takes longer than 30 days to complete.

Service Contracts.  Service revenue is recognized on a completed project basis - the Company invoices the client when it has completed the services, thereby, ensuring the client is legally liable to the Company for payment of the invoice.  On service contracts, revenue is not recognized until the services have been performed.  The Company generally seeks service based agreements when project based contracts have been completed.

In all cases, revenue is recognized as earned by the Company.  Though contracts may vary between a progress-basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Stock Based Compensation

Stock based compensation is accounted for using the Equity-Based Payments to Non-Employee Topic of the FASB ASC, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. We determine the value of stock issued at the date of grant. We also determine at the date of grant the value of stock at fair market value or the value of services rendered (based on contract or otherwise) whichever is more readily determinable.

Income Taxes

As required by the Income Tax Topic of FASB ASC, income taxes are provided for using the liability method of accounting in accordance with the new codification standards. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

Fair Value Accounting

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1

     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2

     Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3

     Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Results of Operations for the Three Months Ended March 31, 2010 and 2009

Results of Operations

Three Months Ended March 31, 2010 compared to Three Months Ended March 31, 2009

	Three Months Ended March 31,
	(unaudited)
	2010	2009	% Change
Revenue	$363,363	$1,487,062	(76)%
Cost of revenue	407,917	1,120,955	(64)%
Total gross profit	(44,554)	366,107	(112)%

Operating expenses:
Selling, general and administrative expenses	326,842	516,379	(37)%
Consulting fees	—	132,364	(100)%
Professional fees and related expenses	208,256	438,544	(53)%

Operating loss	(579,652)	(721,180)	(20)%
Interest expense, net	84,724	287,036	(70)%
Provision for income taxes	—	—	0%
Net loss	$(664,376)	$(1,008,216)	(34)%

Operating Loss; Net Loss

For the quarter ended March 31, 2010, compared to the first quarter in fiscal 2009, we had a decrease in revenues of $(1,123,699), or (76)%, and a decrease in our cost of revenue $(713,038), or (64)% (which decreased our gross profit by $(410,661), or (112)%, to $(44,554)). However, our operating loss decreased by $(141,528), or (20)%, to $(579,652) and our net loss decreased by $(343,840), or (34)%, to $(664,376).  As discussed below, we attribute these losses to the following: the $713,038 or 64% decrease in our cost of revenue, i.e. direct costs; the 37% or $189,537 in our selling, general administrative expenses resulting from our decrease in salaries for our employees, our accounting fees for the audit of our 2009 financial statements and legal and accounting fees.  However, our quarterly comparison was helped by the fact that in the quarter ended March 31, 2010 we reduced professional fees by $(230,288), or (53)%, our consulting fees by $(132,364) or (100)%, and our interest expense by $(202,312) or (70)%.  We expect our net loss to continue until such time as we are able to correct our cash flow from existing and new customers in our revenue cycle.

Revenue.  For the quarter ended March 31, 2010, our consolidated revenue decreased by $(1,123,699), or (76)%, to $363,363.  This decrease principally was due to a decrease in (1) the number of new jobs we received and commenced, and (2) work delays on existing jobs included in our December 31, 2009 backlog of $2,486,992.  Due to the downturn of the economy, our customers have delayed projects which decrease revenues for the Company.  The Company is currently seeking other projects to increase its revenues.

Cost of Revenue; Gross Profit.  Our cost of revenues decreased by $(713,038) or (64)%. Our cost of revenue is comprised of direct materials, direct labor, manufacturing overhead and other job related costs.  The decrease in our cost of revenue is due to our controls in labor costs and manufacturing overhead, we also saw a down-turn in our cost of revenue due to a decrease in our contract revenue for the first quarter of 2010.  We did note that our costs of revenue exceeded our revenue in the first three months attributable to our cost of overhead which has not been accounted in our revenue.  The Company is currently correcting this issue.

Operating Expenses

Although consolidated operating expenses for the first quarter of 2010 decreased by $(552,189), or (51)%, to $535,098, we had an operating loss of $(579,652), compared to the first quarter 2009 operating expenses of $1,087,287 and operating loss of $(721,180).  The $(141,528) decrease in our operating loss is principally due to the $(230,288), or (53)% decrease in our professional fees, and the decrease in our consulting fees by $(132,364) or (100)%.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses decreased by $(189,537), or (37)%, to $326,842, due to the reduction of marketing and health insurance expenses.  We also saw a reduction in our payroll expenses of $70,408 or 23% over the comparable period last year.

Consulting fees.  Our consulting fees, which are attributable to investor relations services, decreased by $(132,364), or (100)%, to $0 as we did not have any consulting fees for the first quarter of 2010.

Professional Fees and Related Expenses.  Professional fees principally represent costs for legal and accounting fees, these costs decreased by $(230,288), or (53)%, to $208,256, principally because we paid no stock-based compensation to Management.  We did incur expenses for the legal and accounting work needed to respond to the comments of the SEC and to prepare our amendment (filed in March 2010) to our registration statement on Form 10 filed in August 2009.

Interest Expense, Net.  Interest expense, net decreased by $(202,312), or (70)%, to $84,724, which represents the interest expense on the Trafalgar debt for the current three month period ending March 31, 2010.  The decrease in interest expense, compared to the same period in 2009 is attributable to the remaining debt premium/discount and deferred financing fees being fully amortized as of fiscal year end December 31, 2009.

Liquidity and Capital Resources/ Plan of Operation for the Next Twelve Months

The economic downturn has had a severe effect on us.  For the period ended March 31, 2010, our accounts receivable were $255,217, a decrease of $111,881, or 30%, due to a decrease in invoiced revenue, compared to December 31, 2009.  At May 7, 2010 our cash on hand was $18,000.  In addition, we have experienced insufficient cash flow resulting from much slower payments from the contractors and others for whom we work.  The Company expects that receipt of payments from our customers will likely continue until such time as the Company can improve its cash flow from operations.

We intend to try to improve our cash and cash flow from operations by encouraging faster payments, and if necessary granting discounts for prompt payment, of our receivables while simultaneously delaying payments to our vendors.  We also hope to increase our revenue by engaging in more aggressive sales, marketing and advertising activity designed to increase our visibility and the awareness of our company, and our products and services.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate office using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.  Such centralization in a single location also would provide greater corporate control of pricing while relieving local office engineers and other personnel of those responsibilities and enabling them to devote all of their time to operational activities.

On April 7, 2010, we entered into a Securities Purchase Agreement with Ascendiant Capital Group, LLC (“Ascendiant”), pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of our common stock from time to time over a 24-month period commencing on the effectiveness of a Form S-1.  The relationship between us and this new funding group provides us with additional cash financing for operational and acquisition funding.  With the funding available, we hope to satisfy the debt outstanding as a result of our operational requirements (i.e. vendors), to use the funding for securing additional jobs (i.e. bonds, contractor license fees and software programming), and potentially provide us with the funding to return both the staff and executive management to their regular salary rates, from the March 2009 implementation of the 20% and 50% respective reductions in salary to help with our cash constraints.

Summary of Cash Flow for the three months ended March 31, 2010 and 2009 (rounded)

Our total cash and cash equivalents increased by $49,900, or 169%, to $79,500 for the three months ended March 31, 2010, compared to $29,600 for the three months ended March 31, 2009.  Our cash flows for the three months ended March 31, 2010 and 2009 were as follows:

	Three Months Ended March 31,
	2010	2009
Net cash (used) by operating activities	$(138,200)	$(188,500)
Net cash (used) by investing activities	$—	$(15,500)
Net cash provided by financing activities	$175,200	$125,200

Operating Activities

Our total cash used by operating activities decreased by $50,300, or 27% to $(138,200) for the three months ended March 31, 2010, compared to $(188,500) for the three months ended March 31, 2009.  The decrease is due to accretions of our convertible notes, decreases in accounts receivable and increases in accounts payable, and a reduction of our net loss in comparison to the same period in 2009.  We also noted that in fourth quarter 2009 we accreted the remaining debt premium/discount on all Trafalgar debt, therefore there was no accretion in the current three months as compared to the same period for 2009.

Investing Activities

Our total cash (used) by investing activities increased by $15,500, or 100% to $0 for the three months ended March 31, 2010, compared to $(15,500) for the three months ended March 31, 2009.  The increase is due to the purchase of fixed assets during the year of 2009, and no current expenditures for additional fixed assets in the current period.

Financing Activities

Our total cash provided for financing activities increased by $50,000, or 40%, to $175,200 for the three months ended March 31, 2010, compared to $125,200 for the three months ended March 31, 2009.  The increase is primarily due to the proceeds from sale of our stock in the current three month period ending March 31, 2010.  We also noted that in fourth quarter 2009 we accreted the remaining deferred financing fees on all Trafalgar debt, therefore there was no accretion in the current three months as compared to the same period for 2009.

Current Commitments for Expenditures

Our current cash commitments for expenditures are mainly operational and SEC compliance in nature.  We seek to use current revenue to pay vendors for materials for contracts, for payroll, and related employment expenditures (i.e. benefits).  The remaining cash is used for debt service and to remain current with any SEC filings that are required.

Results of Operations for the Fiscal Years Ended December 31, 2009 and 2008

Summary of Consolidated Results of Operations

	Year Ended December 31,
	2009	2008	%Change
Revenue	$3,737,725	$3,105,219	20%
Cost of revenue	3,569,289	3,044,227	17%
Total gross profit (deficit)	168,436	60,992	176%

Operating expenses:
Selling, general and administrative expenses	1,723,295	1,193,411	44%
Consulting fees	815,456	426,379	91%
Professional fees and related expenses	754,873	4,183,220	(82)%

Operating loss	(3,125,188)	(5,742,018)	(46)%

Interest expense, net	1,619,257	454,356	256%
Goodwill impairment	272,111	―	100%
Gain (loss) on debt extinguishment	(150,266)	―	100%
Gain (loss) on disposal of assets	6,406	―	100%
Provision for (benefit from) income taxes	14,950	(14,950)	100%

Net loss	$(4,887,646)	$(6,181,424)	(21)%

Operating Loss; Net Loss

Our increase in revenue to $3,737,725 or 20%, over the prior year is a result of our continued work on existing projects and newly acquired contracts within our industry.  We were able to increase our contracts and services due to our continued sales efforts and national branding marketing standards for the Company.  Our increase in cost of revenue (goods sold) increased to $3,569,289 or 17% over the prior year due to the increase in our production and labor costs for the existing and newly acquired contracts for 2009.  However, our operating loss decreased by $(2,616,830), or (46)%, to $(3,125,188) and our net loss decreased by $(1,293,778), or (21)%, to $(4,887,646).  As discussed below, we attribute these losses to the following: the $525,062 or 17% increase in our cost of revenue, i.e. direct costs; the 44% increase $529,884 in our selling, general administrative expenses resulting from our increase in salaries for our employees incurred prior to our cutbacks in June 2009.

Revenue.  Our consolidated 2009 revenue increased by $632,506, or 20%, to $3,737,725 compared to $3,105,219 for the year ended December 31, 2008, due to increased business, which is attributable to an increase in (1) the number of new jobs we received and commenced, (2) higher contract prices, and (3) work performed on existing jobs included in our December 31, 2008 backlog of $2,338,193.

Cost of Revenues; Gross Profit.  Our cost of revenue is comprised of direct materials, direct labor, manufacturing overhead and other job related costs.  Our consolidated 2009 cost of revenue increased by $525,062, or 17%, to $3,569,289, due to the increase costs associated with our contracts for parts, materials and labor (prior to our cutbacks in June 2009).  Our 2009 consolidated gross profit increased by $107,444, or 176%, to $168,436, primarily due to our reduction in costs and an increase in our revenue on new jobs as well as work performed on our existing backlog.

Operating Expenses

Our consolidated operating expenses for 2009 decreased by $(2,509,386), or (43)%, to $3,293,624, which resulted in an operating loss of $(3,125,188), compared to 2008 operating expenses of $(5,803,010) and an operating loss of $(5,742,018).  The $(2,616,830) decrease (46)% in our operating loss is due to the following factors:  the $529,884 increase or 44% in selling, general and administrative expenses; $389,077 increase or 91% in consulting fees; and $(3,428,347) or (82)% decrease in professional fees, primarily in stock based compensation.  Stock based compensation, which relates to the value of the shares of common stock we issue to our officers, employees and the consultant to our board of directors for services rendered for which we did not pay compensation in cash, is paid in order to alleviate our cash constraints and maximize our cash, decreased in 2009 by $(3,787,958), or (100)%, because we reduced the amount of stock based compensation issued to management for services in the fiscal year of 2009.

Selling, General and Administrative Expenses.  Consolidated selling, general and administrative expenses increased by $529,884, or 44%, to $1,723,295 for the year ended December 31, 2009, due to the additional expenses in payroll $355,888 (prior to our cut backs in labor in June 2009), fixed costs including travel, rent and advertising ($173,996), attributable to our late 2008 hiring of two employees in our corporate staff in the areas of accounting, human resources and marketing, principally in an attempt at centralization and to support our public company status.

Consulting fees.  Our consulting fees, which are attributable to investor relations services, increased by $389,077, or 91%, to $815,456 for the fiscal year ended December 31, 2009, relating to a full year of efforts to promote the awareness of our company and its business, products and services since we ceased being a public “shell” company and became an operating company upon the closing of our October 2, 2007, acquisition of ISS.

Professional Fees and Related Expenses.  Professional fees, which principally represent costs for legal and accounting fees and expenses, and corporate, operations and acquisitions advisory services rendered and stock-based compensation to Management, decreased by $(3,428,347), or (82)%, to $754,873, principally because we paid less stock-based compensation to Management in 2009 as opposed to 2008.  We did incur increased expenses for the legal and accounting work needed to respond to the comments of the SEC and to prepare amendment number one (filed in May 2009) to our registration statement on Form S-1 which we filed in December 2008, the filing of our registration statement Form 10, the amended Form 10, as well as the monthly amortization ($50,788 through July 31, 2009 and $20,000 thereafter through December 31, 2009) of the costs associated with services as incurred in January 2009.

Interest Expense; Net.  Interest expense, net increased by 1,164,901, or 256%, to $1,619,257, and is primarily attributable to the interest expense on our secured debt to Trafalgar; including the non-cash accretion of all debt discounts $787,216 under our loan and credit agreements with Trafalgar due to the default notice we received from Trafalgar in July 2009.  At December 31, 2009 we owed Trafalgar an aggregate of $3,105,399, including $758,398, net outstanding under our December 2008 secured revolving note all of our secured indebtedness to Trafalgar now is in default.

Financial Condition

Summary of Consolidated Balance Sheets

	December 31,
	2009	2008	% Change
CASH	$42,384	$108,498	(61)%
ACCOUNTS RECEIVABLE, NET	367,098	510,852	(28)%
INVENTORY	450,110	226,266	99%
TOTAL CURRENT ASSETS, OTHER	-	488,983	(100)%
OTHER ASSETS	181,726	980,203	(81)%
TOTAL ASSETS	$1,041,318	$2,314,802	(55)%

TOTAL CURRENT LIABILITIES, OTHER	$2,552,431	$1,107,873	130%
CURRENT MATURITIES OF TRAFALGAR DEBT
Current portion of secured redeemable debentures, net	2,347,001	130,496	1,699%
Revolving note, net	758,398	791,364	(4)%
LONG-TERM LIABILITIES	19,582	1,460,495	(99)%
TOTAL LIABILITIES	5,677,413	3,490,228	63%

STOCKHOLDERS’ DEFICIT	(4,636,093)	(1,175,426)	294%
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,041,318	$2,314,802	(55)%

Assets.  At December 31, 2008, our consolidated total assets decreased by $(1,273,484), or (55)%, to $1,041,318, is due to the following; (1) amortization of our prepaid expenses (2) to our total amortization of deferred financing fees in connection with the indebtedness to Trafalgar which we incurred in 2008 and received a default letter in July 2009 and (3) our impairment of goodwill. We had an increase in our inventory of 99%, principally due to our work in progress for fiscal year end of December 31, 2009.

Liabilities.  At December 31, 2009, our consolidated total liabilities increased by $2,197,184, or 63%, to $5,677,412, attributable principally to our Trafalgar indebtedness: the increase in our current maturities of Trafalgar debt and reduction of long-term debt as a result of our notice from Trafalgar indicating our default of the loan. All debt was made current.

Stockholders’ Deficit.  Our consolidated stockholders’ deficit increased by $3,460,668, or 294%, to $4,636,094 primarily due to the Company’s stock issuance in efforts to raise capital and also noted the net loss for our fiscal year ending December 31, 2009.

Revenue by Service Type

	Year Ended December
	2009		2008
Project revenue (generally fixed price)	$ 3,544,893	95%	$ 2,938,231	95%
Service revenue (generally time and materials)	192,832	5%	166,988	5%
Total revenue	$ 3,737,725	100%	$ 3,105,219	100%

Project Contracts.  Project revenue is recognized on a progress-basis - the Company invoices the client when it has completed the specified portion of the agreement, thereby, ensuring the client is legally liable to the Company for payment of the invoice.  On progress-basis contracts, revenue is not recognized until this criteria is met.  The Company generally seeks progress-based agreements when a job project takes longer than 30 days to complete.

Service Contracts.  Service revenue is recognized on a completed project basis - the Company invoices the client when it has completed the services, thereby, ensuring the client is legally liable to the Company for payment of the invoice.  On service contracts, revenue is not recognized until the services have been performed.  The Company generally seeks service based agreements when project based contracts have been completed.

In all cases, revenue is recognized as earned by the Company.  Though contracts may vary between a progress-basis and completed project basis, as the client becomes liable to the Company for services provided, as defined in the agreement, the client is then invoiced and revenue is accordingly recognized and recorded.  The Company does not recognize or record any revenues for which it does not have a legal basis for invoicing or legally collecting.

Our revenue mix between the year of 2009 and the year of 2008 is consistent.  Our revenue mix between the years of 2008 compared to year of 2007 shows a decrease in service specific revenue which is attributable to our inclusion of Intecon in 2008 that focuses more on “fixed priced” based projects.  As we have stated previously, we expect to increase service related revenue by our sales efforts and through our acquisition strategy, whereby we can increase our regional footprint and thus provide additional local service related contracts.

Commitment and Contingencies

At December 31, 2009, the Company has indicated its outstanding debt owed to Trafalgar Capital and the notice from Trafalgar concerning default status with the debt balance.  Currently, the Company has a lawsuit pending against Trafalgar Capital  which is scheduled with a trial docket starting August 30, 2010, with calendar call on August 26, 2010.  We have therefore indicated the balance of the Trafalgar note allocated in our financials and disclosures to indicate a default event and have placed all outstanding debt balances under current maturities, written off the debt premium/discount and have amortized the remaining deferred financing fees.  The outcome of the proceedings is still unknown at this time.

Off-Balance Sheet Arrangements

At December 31, 2009, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our condensed consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Summary of Consolidated Cash Flow for the year ended December 31, 2009 and 2008 (rounded)

Our total cash and cash equivalents decreased approximately by $66,100, or 61%, to $42,400 for the year ended December 31, 2009, compared to $108,500 for the year ended December 31, 2008.  Our consolidated cash flows for the years ended December 31, 2009 and 2008 were as follows:

	Year Ended December 31,
	2009	2008
Net cash (used) by operating activities	$(1,500,300)	$(1,261,400)
Net cash (used) by investing activities	$(18,700)	$(4,900)
Net cash provided by financing activities	$1,452,900	$1,326,600

Operating Activities

Our total cash (used) by operating activities increased by $238,900, or 19%, to $(1,500,300) for the year ended December 31, 2009, compared to $(1,261,400) for the year ended December 31, 2008.

For the fiscal year ended December 31, 2009, we had less stock issued for services compared to December 31, 2008.  We expect future cash (used) provided by operating activities to fluctuate, primarily as a result of fluctuations in our operating results, receivables collections, inventory management and timing of vendor payments.  We noted the impairment of our goodwill due to our reoccurring net losses from our Arizona subsidiary, and deferred revenue from our Nevada subsidiary at fiscal year ended December 31, 2009.  We still continue to issue stock for services rendered by employees and consultants.  Large fluctuations in our operating cash position will continue until we can stabilize our cash funding for operations and future acquisitions.  We had no significant unusual cash outlays related to our operating activities during fiscal 2009.

Investing Activities

Our total cash used for investing activities increased by $(13,800), or 282%, to $(13,800) for the year ended December 31, 2009, compared to $(4,900) for the year ended December 31, 2008.  The increase is attributable to the purchase of computer equipment at our Arizona subsidiary and disposal of fixed assets at our Nevada subsidiary as of December 31, 2009.

Financing Activities

Our total cash provided by financing activities increased by $126,300, or 10%, to $1,452,900 for the year ended December 31, 2009, compared to $1,326,600 for the year ended December 31, 2008.  The increase is due in part to our limited funding through our sale of restricted stock.  We used the proceeds of stock to run our operations for the latter half of fiscal year 2009.  We still require investment capital to run operations as well as our acquisition strategy.  We will continue to seek out additional funding for the Company.

Current Commitments for Expenditures

Our current cash commitments for expenditures are mainly operational and SEC compliance in nature.  We seek to use current revenue to pay vendors for materials for contracts, for payroll, and related employment expenditures (i.e. benefits).  The remaining cash is used for debt service and to remain current with any SEC filings that are required

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Identification of Officers and Directors

Our directors and executive officers, and their respective ages, positions and offices, are as follows:

Name	Age	Position

Robert H. O’Connor	65	Director of National Automation Services, Inc. (“NAS”)

Robert W. Chance	53	Director, President and Chief Executive Officer

Manuel Ruiz	45	Director and Secretary of NAS; Secretary of Intuitive System Solutions, Inc. (“ISS”)

Jody R. Hanley	48	Director of NAS; President of ISS

Brandon Spiker	40	Vice President of Operations of NAS; President of Intecon, Inc. (“Intecon”)

David Marlow	46	Vice President of Sales and Marketing of NAS; Vice President of Sales of Intecon

Jeremy W. Briggs	34	Vice President, Principal Financial Officer and Chief Accounting Officer of NAS

Robert H. O’Connor has served as a director since October 2, 2007, when we acquired ISS in a reverse merger.  Mr. O’Connor is the President and the owner of O’Connor Mortgage and Investment Company, which he established in 1981.  Mr. O’Connor has developed, built and acquired both commercial and residential properties, and he also is an investor in diverse early stage companies.

Robert W. Chance has served as a director and our President and Chief Executive Officer since October 2, 2007, when we completed our reverse merger with ISS; and he served as our acting Principal Financial Officer from September 2008 through December 2008 (Jeremy Briggs filled that position on January 1, 2009).  From July 2005 to June 2007, Mr. Chance was Chief Operations Officer of Nytrox Systems, which engaged in the business of manufacturing ozone generating equipment; and from October 2004 until October 2, 2007 he served as Vice President of ISS.  Prior to that time, he held management positions in Siemens and Johnson Controls, and worked for representatives of Honeywell and Fisher Controls International, over the course of his 30 year career in the automation and controls industry.

Manuel Ruiz has served as a director and our Secretary since October 2, 2007, when we reverse merged with ISS.  He has been Director of Engineering and the Controls Engineer of ISS since he co-founded it in April 2001.  Mr. Ruiz has over 21 years of experience and expertise in PLC system programming and design, including process control and electrical engineering, including working for Honeywell from 1996 to 2001, designing and building automation systems and industrial related control projects.

Jody R. Hanley has served as a director since October 2, 2007, when we reverse merged with ISS.  He has been the President of ISS since he co-founded it in April 2001.  Mr. Hanley has over 21 years of supervisory and managerial experience, including five years as a project manager and facility maintenance manager for Merck Medco, a Fortune 50 company.

Brandon Spiker has served as our Vice President of Operations since December 31, 2007, when we acquired Intecon Inc.  He has been the President of Intecon, Inc. since he co-founded it in March 1999.

David Marlow has served as our Vice President of Sales and Marketing since December 31, 2007, when we acquired Intecon, Inc.  He has been the Vice President of Sales of Intecon, Inc. since he co-founded it in March 1999. Mr. Marlow’s background is in sales and marketing of industrial process equipment and controls.

Jeremy Briggs has served as our Principal Financial Officer since January 1, 2009.  He also has served as our Vice President and Chief Accounting Officer since January 2009 (he has worked for us since July 2008, originally as Senior Accountant, and from October through December 2008 as Controller) and he is responsible for directing our overall accounting policies and functions.  He has over seven years of accounting experience working for both public and private companies, although he is not a certified public accountant.  He was a Staff Auditor at De Joya Griffith & Company, LLC, certified public accountants and consultants located in Henderson, Nevada, from February 2007 to June 2008.  He was a Divisional Accountant for Toll Brothers, Inc., a national builder of luxury homes, from May 2006 to February 2007. He was an Accounts Receivable/Bookkeeper for Bonotel Exclusive Travel, a Las Vegas, Nevada tour operator specializing in deluxe hotels and resorts throughout the U.S. and Canada, from November 2005 to May 2006.  From September 2004 to November 2005 Mr. Briggs was a full-time student.

No Involvement in Certain Legal Proceedings

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

• any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
• any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Code of Ethics and Corporate Governance

We have adopted a Code of Conduct (ethics) and Corporate Governance that applies to our executive officers, including the principal executive officer, principal financial officer and principal accounting officer; our management team and all employees.  A copy of our Code of Conduct (ethics) and Corporate Governance is posted on our Internet site at http://www.nasautomation.com.  In the event that we amend or grant any waiver from, a provision of the Code of Conduct (ethics) and Corporate Governance that applies to the principal executive officer, principal financial officer or principal accounting officer and that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore on our Internet site.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned during the fiscal years ended December 31, 2008 and 2009, by (i) our Chief Executive Officer (principal executive officer), (ii) our Principal Financial Officer, (iii) the four most highly compensated executive officers other than our CEO and PFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.  We refer to all of these officers collectively as our “named executive officers”.

Name & Principal Position	Year	Salary ($) (7)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert W. Chance,	2009	76,000	0	8,000	(6)	0	0	0	84,000
PEO	2008	104,000	0	610,000	(1)	0	0	0	714,000

Jonathan Woods,
PFO	2008	114,500	0	427,500	(2)	0	0	0	542,000

Brandon Spiker,	2009	91,400	0	8,076	(6)	0	0	0	99,476
Vice President – Operations; Vice President – Sales of Intecon	2008	125,000	0	210,000	(3)	0	0	0	335,000

David Marlow,	2009	76,000	0	8,000	(6)	0	0	0	84,000
Vice President – Sales and Marketing; President – Intecon	2008	104,000	0	210,000	(3)	0	0	0	314,000

Manual Ruiz,	2009	76,000	0	8,000	(6)	0	0	0	84,000
Secretary; Secretary of ISS	2008	104,000	0	340,000	(4)	0	0	0	444,000

Jody R. Hanley,	2009	76,000	0	8,000	(6)	0	0	0	84,000
President of ISS	2008	104,000	0	340,000	(4)	0	0	0	444,000

Jeremy W. Briggs, PFO Chief Accounting Officer	2009	61,600	0	52,600	(5)	0	0	0	114,200

(1)

In 2008 we issued to Mr. Chance $610,000 of stock-based compensation, an aggregate of 3,000,000 shares of our common stock, respectively, in lieu of a base salary increase and bonus as we elected to apply our limited cash resources to other corporate purposes. We based the 2008 stock award of $340,000 (paid in a 2,000,000 share grant made on October 16, 2008) upon his additional workload in connection with positioning NAS to become a reporting company through the expected effectiveness of the S-1 registration statement we filed in December 2008 and anticipated related investor and shareholder relations duties.  Mr. Chance received an additional $270,000 (paid on July 21, 2008 in a 1,000,000 share grant) in consideration of his personal guaranty of NAS’ obligations to Trafalgar.

(2)

We issued to this individual $427,500 of stock-based compensation, an aggregate of 1,450,000 shares, as a severance payment.  He left our employ on October 2, 2008.

(3)

We issued 1,500,000 shares to this individual in 2008 as a retention bonus under his employment agreement with our Intecon subsidiary; the shares were valued on December 26, 2007, the date we acquired Intecon, at $0.14 per share.

(4)

In 2008 we issued to this individual $340,000, respectively, of stock-based compensation, an aggregate of 2,000,000 shares of our common stock, respectively, in lieu of a base salary increase and bonus as we elected to apply our limited cash resources to other corporate purposes.  We based the 2008 stock award of $340,000 (paid in a 2,000,000 share grant made on October 16, 2008) based upon his additional workload in connection with positioning NAS to become a reporting company through the expected effectiveness of the S-1 registration statement we filed in December 2008 and anticipated related investor and shareholder relations duties.

(5)

In 2009 we issued to this individual $50,000 of stock based compensation, an aggregate of 250,000 shares of our common stock based upon his employment agreement, 350,000 shares of our common stock in lieu of a base salary increase and bonus and 26,154 shares of our common stock, respectively, as part of our temporary salary reduction program implemented to save cash as we elected to apply our limited cash resources to other corporate purposes.

(6)

In 2009 we issued common stock to our named executive officers in lieu of salary as part of our temporary salary reduction program implemented to save cash.

(7)

In 2009 we imposed a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management.

Employment Contracts

Employment Agreements with Named Executive Officers

Robert Chance.  Effective October 12, 2007, our ISS subsidiary entered into an employment agreement, as amended, with Robert Chance under which he agreed to devote his full working time to the discharge of his duties, such duties to be those which ISS may from time to time assign to him.  Pursuant to the agreement, we agreed to pay Mr. Chance a salary at the rate of $104,000 per year and to provide him with such supplemental benefits as we may from time to time provide to our full-time employees in similar positions as Mr. Chance.  Mr. Chance is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment.  He is also subject to certain non-disclosure restrictions at all times during and after his employment.  The term of the agreement is for a two-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term.  Mr. Chance’s employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause.  We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate.  To the extent not covered by our disability insurance, if any, if Mr. Chance is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability.  If such disability should continue for longer than two (2) months, the compensation otherwise payable to Mr. Chance during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months.  Mr. Chance’s full compensation shall be reinstated upon his return to employment and his discharge of his full duties hereunder.  This provision shall not be operative until all benefits under our long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.  If Mr. Chance dies during the term of this agreement, we shall pay to his estate any salary which would have otherwise been earned for the balance of the month in which death occurred, plus two years of his then monthly base pay.

Jody Hanley.  On February 14, 2007, ISS entered into an employment agreement with Jody Hanley, all of the material terms of which are identical to those of the employment agreement with Mr. Chance as described above.

Manuel Ruiz.  On February 14, 2007, ISS entered into an employment agreement with Manuel Ruiz, all of the material terms of which are identical to those of the employment agreement with Mr. Chance as described above.

Brandon Spiker.  On December 26, 2007, in connection with our acquisition of Intecon Inc., we entered into an employment agreement with Mr. Spiker in which he agreed to accept a full-time senior management position with Intecon, initially as its President, for a 24-month term commencing January 1, 2008.  We agreed to pay him a minimum annual salary of $112,008, subject to such increases as we may approve.  As a retention bonus we issued to Mr. Spiker 1,500,000 shares of common stock, which we valued at $210,000 based on the closing market price on December 26, 2007 of $0.14 per share; provided, however, that if he voluntarily resigns before the end of the 24-month employment term he will forfeit 62,500 shares, being 1/24 of such 1,500,000 shares, for each month remaining during such term.

David Marlow.  On December 26, 2007, we entered into an employment agreement with Mr. Marlow, all the material terms of which are identical to those of Mr. Spiker’s agreement except that Mr. Marlow serves as Intecon’s Vice President – Sales and his minimum annual salary is $89,808.

Jeremy Briggs.  On July 28, 2008, we entered into an employment agreement with Jeremy Briggs, as amended January 1, 2009, under which he agreed to devote his full working time as a Vice President and our Chief Accounting Officer.  Pursuant to the agreement, we agreed to pay Mr. Briggs a salary at the rate of $85,000 per year, to issue to him 250,000 shares of common stock which we valued at $32,500, and to provide him with such supplemental benefits as we may from time to time prove to our full-time employees in similar positions as Mr. Briggs.  Mr. Briggs is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment.  He is also subject to certain non-disclosure restrictions at all times during and after his employment.  The term of the agreement is for a one-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term.  Mr. Briggs’ employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause.  We also may terminate Mr. Briggs without cause at any time, with unanimous approval of our Board of Directors, on at least one month written notice, in which event we must pay him his then base salary for one year plus the prorated amount of any discretionary incentive compensation to which he otherwise would have been entitled.  Mr. Briggs also would be entitled to such salary and incentive compensation if he terminates his employment for “good reason” (which term is not defined).  Mr. Briggs also may terminate his employment with us at any time on 30 days written notice.  We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate.  To the extent not covered by our disability insurance, if any, if Mr. Briggs is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability.  If such disability should continues for longer than two (2) months, the compensation otherwise payable to Mr. Briggs during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months.  Mr. Briggs’ full compensation shall be reinstated upon his return to employment and his discharge of his full duties thereunder.  This provision shall not be operative until all benefits under our long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.

Termination of Employment or Change in Control Arrangements

Except as disclosed in this Prospectus, there are no compensatory plans or arrangements with any named executive officer (including payments to be received from our parent company or any of our subsidiaries), which result or will result from the resignation, retirement or any other termination of employment of such named executive officer or from a change of control of our parent company or any of our subsidiaries or any change in such named executive officer’s responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of June 18, 2010, with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act who is known to us to be the beneficial owner of more than five percent of our common stock, being our only class of voting securities, under the current rules of the Securities and Exchange Commission regarding beneficial ownership:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Common Stock	Daniel E. H. McCulloch 2370 W. State Route 89A #432 Suite 11 Sedona, AZ 86336	5,754,000	5.40%

  _______________

(1)

Applicable percentage ownership is based on 106,476,315 shares of our common stock outstanding as of June 18, 2010, as provided by our Transfer Agent, which systematically makes such calculations to three decimal points, and we rounded up or down. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Ownership of Management

The following table sets forth certain information as of June 18, 2010 as to each class of our equity securities beneficially owned by (i) each of our directors and named executive officers and (ii) our directors and executive officers as a group.  Except as otherwise indicated, we have been advised that each of the persons listed below has sole voting and investment power over their listed shares.

Title of Class	Name of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership (2)	Percent of Class (2)

Common Stock	Robert W. Chance (3)	7,961,633	7.48%
Common Stock	Jody R. Hanley (3)	9,563,333	8.98%
Common Stock	Manuel Ruiz (3)	9,563,333	8.98%
Common Stock	Robert H. O’Connor (4)	5,192,978	4.88%
Common Stock	Brandon Spiker	1,700,769	1.60%
Common Stock	David Marlow	1,670,000	1.57%
Common Stock	Jeremy Briggs (5)	626,154	0.59%
Common Stock	All Executive Officers and
	Directors as a Group (7 persons)	36,278,200	34.07%
_______________

(1)

Each person named is an executive officer or a director. Except as otherwise indicated, the address of each beneficial owner is c/o National Automation Services, Inc., 2470 St. Rose Parkway Ste 314, Henderson NV 89074.

(2)

Applicable percentage ownership is based on 106,476,315 shares of our common stock outstanding as of June 18, 2010, as provided by our Transfer Agent, which systematically makes the calculations to three decimal points, and we rounded up or down. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(3)

Each individual formerly was a principal shareholder of ISS, and in connection with our October 2, 2007 reverse merger he executed a lockup agreement in which he agreed not to sell any of the 7,333,333 shares he received in that transaction for two years, other than in a private sales transaction approved in advance by Ronald Williams (the President of T-Beck Capital, Inc., who died in March 2009) or Joseph Pardo, each of whom we deemed to have been a “promoter” following such reverse merger.

(4)

Includes (i) 225,000 shares of common stock held by immediate family members, (ii) 500,000 shares of common stock held by O’Connor Mortgage, an entity Mr. O’Connor controls, and (iii) 2,000,000 shares of common stock held by the O’Connor Trust, a trust of which Mr. O’Connor is the trustee.  In March 2008, Mr. O’Connor paid $25,000 to Victoria Financial Consultants to purchase an aggregate of 4,075,000 of the free-trading shares we originally issued to T-Beck and its designees pursuant to our reverse acquisition with our reverse acquisition with ISS, as described above in Item 1, as follows:  T-Beck Capital (935,000 shares); Warren Street Investments (500,000 shares); Victoria Financial Consultants (1,950,000 shares); and Blake Williams (690,000 shares).  Despite the passing of over two years since his payment of the purchase price, Mr. O’Connor has not yet received any stock certificates, although he did receive separate Limited Powers of Attorney and Stock Powers signed by Blake Williams individually and by Ronald Williams on behalf of each corporate seller (such power of attorney became invalid in March 2009 when Ronald Williams died).  Mr. O’Connor believes that all these shares were seized by and now are in the possession of the FBI, and he does not know if or when such shares will be released to him.  Accordingly, Mr. O’Connor does not believe he has any voting or dispositive rights with respect to such shares, and he has not claimed beneficial ownership of these 4,075,000 shares and they are excluded from the amount of shares listed.

(5)	Includes 26,154 shares held by immediate family members.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensations plans.

Changes in Control

There are no arrangements, including any pledge by any person of our securities, known to us the operation of which may at a subsequent date result in a change in control of our company.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act.  There are no classes of stock other than common stock issued or outstanding.  The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information summarizes transactions we have either engaged in during the last three years, or propose to engage in, involving our executive officers, directors, more than 5% stockholders, promoters or founders, or immediate family members of these persons, or promoter or founder, or immediate family of such persons, which equals either $120,000 or an aggregate one percent of the average of our total assets at the year end of our last two fiscal years, whichever is less:

Transaction with related persons

Described below are certain transactions and currently proposed transactions, from January 1, 2008, the beginning of our last two fiscal years, between us and our named executive officers, our directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including immediate family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $17,905 (being the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years), other than compensation arrangements that are otherwise described under “Executive Compensation.”

Borrowings

On February 12, 2008, we borrowed pursuant to an oral loan agreement with Robert Chance, a director, named executive officer and principal shareholder, $35,000 with 0% interest.  As of March 31, 2009 this debt has been paid in full.

Between June 20 and 30, 2008, pursuant to a verbal loan agreement with Robert O’Connor, a non-employee director and a principal shareholder, we borrowed an aggregate of $130,000 and agreed to repay it, without interest, within 30 days, in default of which we agreed to pay a default or late fee of $1,000 per day until the outstanding principal was repaid in full.  This post-default fee was equivalent to an interest rate of 11.7% per month, calculated as follows: During the five (5) month period August 1, 2008 through December 31, 2008 (as described below, no late fees accrued after December 31, 2008), $152,000 of penalties accrued at the rate of $1,000 per day because we had not repaid in full the original principal loan amount of $130,000, and the effective monthly interest rate was obtained by dividing the total accrued late fees ($152,000) by the unpaid original principal amount ($130,000), and then dividing that quotient by the total number of months (10) during which these late fees had accrued, i.e., ($152,000/$130,000 x 100)/10 months = 11.7%.

We issued to Mr. O’Connor an aggregate of 1,357,143 unregistered shares of common stock, valued at approximately $157,000, as payment of the late fees which accrued through November 2, 2008; and at December 31, 2008, we accrued an additional $36,000 of unpaid late fees due and payable, and Mr. O’Connor amended our verbal loan to eliminate our obligation to pay any additional late fees.  Between June and December 2008, we paid to Mr. O’Connor an aggregate of $80,000 in cash as partial payment of the $130,000 principal loan, leaving a $50,000 principal balance at December 31, 2008.  On April 1, 2009, we gave Mr. O’Connor our written promissory note which superseded the verbal loan agreement.  The note capitalized the $36,000 of late fees accrued at December 31, 2008 and added that amount to the $50,000 principal balance then outstanding, resulting in a total principal obligation to Mr. O’Connor of $86,000 as of April 1, 2009.  We also agreed to pay interest on this obligation at an annual interest rate of 10% in compliance with our corporate policy, implemented March 31, 2009, which fixed at 10% per annum the rate of interest payable on our indebtedness to related parties, e.g., officers, directors and holders of 10% or more of our common stock.  As of December 31, 2009, we owed Mr. O’Connor $86,000 plus $6,450 in accrued interest.  In December 2009 Mr. O’Connor voluntarily returned 1,314,165 of the 1,357,143 shares previously issued to him as payment of the accrued late fees on the verbal loan.  After taking into account the return of these shares, interest accrued from inception of the verbal loan at a 10% annual rate, consistent with our corporate policy for interest payable on loans from related parties such as directors.

On November 5, 2008, we borrowed pursuant to a loan agreement with Jody Hanley, a director, named executive officer and principal shareholder, $72,000 with flat interest amount of $5,000 plus $250 a day in late fees for each day not paid after December 5, 2008.  On April 1, 2009 we modified the loan agreement to remove the $250 per day late fee and add an annual interest rate of 10% to comply with our corporate policy.  As of December 31, 2009, we owed Mr. Hanley $77,000 plus $34,801 in accrued interest.

On September 30, 2009, we borrowed pursuant to a loan agreement with Brandon Spiker, a named executive officer, $10,000 with an interest rate of 10% to comply with our corporate policy. As of December 31, 2009, we repaid the amount of the loan in full.

Lease

Effective January 21, 2009, we entered into an operating lease for machinery and equipment located in Henderson, Nevada, with Jody Hanley, on a month-to-month basis for $600 per month.  We use this equipment, which accounts for approximately 40% of our manufacturing equipment in our ISS division and which we are responsible for maintaining and insuring, to make our control panels, and we have first refusal rights to purchase it in the event Mr. Hanley elects to sell it.

Compensation, Etc.

In addition to the employment agreements we entered into with our named executive officers in connection with our October 2, 2007 reverse merger with ISS, we also have issued to our named executive officers common stock as compensation in addition to the amounts of salary set forth in their respective employment agreements, as follows:

To Jeremy Briggs:  On July 16, 2009, we issued 350,000 shares valued at $17,500 in lieu of a salary increase.

To Robert W. Chance:  On July 11, 2008, we issued 1,000,000 shares valued at $270,000; and on October 21, 2008, we issued 2,000,000 shares valued at $340,000.

To Jonathan Woods:  On May 19, 2008, we issued 450,000 shares valued at $157,500; and on July 16, 2008, we issued 1,000,000 shares valued at $270,000.

To Jody Hanley:  On October 21, 2008, we issued 2,000,000 shares valued at $340,000.

To Manuel Ruiz:  On October 21, 2008, we issued 2,000,000 shares valued at 340,000.

In July 2009, we issued common stock to our named executive officers in lieu of salary as part of our temporary salary reduction program implemented to save cash, valuing the shares at $0.10 each, as follows:

Jeremy Briggs:

26,154 shares

Robert Chance:

80,000 shares

Jody Hanley:

80,000 shares

David Marlow:

80,000 shares

Manuel Ruiz:

80,000 shares

Brandon Spiker:

80,769 shares

We also have issued common stock to Robert O’Connor, a non-employee director and a principal shareholder, as compensation for services rendered, as follows:  On December 5, 2007, we issued 150,000 shares valued at $126,000 on November 1, 2007, the day on which we authorized the issuance thereof, based on the closing market price that day of $0.84 per share; on June 2, 2008, we issued 4,075,000 shares valued at $1,283,625; and on August 8, 2008, we issued 1,000,000 shares valued at $230,000.

On January 28, 2009, we issued to Gianpiero Balestrieri 2,000,000 shares (which we valued at $240,000 based on the $0.12 closing market price of our common stock on January 23, 2009, the day we authorized such issuance) in consideration of all corporate, operational and acquisitions advisory services to be rendered by him after July 31, 2009, i.e., we are not obligated to pay him any additional compensation for his services to us after that date.  As a result of this stock award Mr. Balestrieri became the holder of 4,500,000 shares, representing more than 5% of our outstanding common stock, a classification which applied to him until September 15, 2009, when we issued additional shares to third parties.  (Prior to the January 2009 stock award Mr. Balestrieri owned 2,500,000 shares, of which (a) on July 21, 2008 we issued 500,000 shares (which we valued at $135,000 based on the $0.27 closing market price of our common stock on that day) to retain his advisory services and (b) on August 14, 2008 we issued an additional 2,000,000 shares (which we valued at $460,000 based on the $0.23 closing market price of our common stock on August 8, 2008, the day we authorized such issuance) as compensation for services rendered and to be rendered by him through July 31, 2009.)  NAS originally had a written advisory agreement with Mr. Balestrieri dated July 16, 2008 for him to serve as the exclusive financial advisor to our board of directors, but three days later it was voided by the parties by mutual agreement, principally to allow NAS the flexibility to hire other advisors if it so desired and also to expand the scope of Mr. Balestrieri’s duties to include corporate, operational and acquisitions advisory services to Management; and he has served continuously without a written agreement.  The amounts of his 2008 and 2009 share grants were based on a mutual determination that (a) the value thereof represented a reasonable cost to NAS to obtain the services of an executive with Mr. Balestrieri’s experience at times when NAS did not have available or did not wish to expend for his services an equivalent amount of cash, and (b) such shares would provide sufficient incentive to Mr. Balestrieri.  Mr. Balestrieri has brought to NAS approximately 18 years of executive experience in budgeting and creating and executing corporate and growth strategies (both internal growth and growth by strategic acquisition) obtained through his prior employment as an executive with General Electric, Optiglobe and Bechtel, among other things.

Promoters and certain control persons

We have no knowledge of any person who would be deemed a “promoter” of our Company during the past five years within the meaning of Rule 405 under the Securities Act, except as noted in our registration statement Form 10/a filed on March 3, 2010.

Director Independence

There are no members of our board of directors who would be considered an “independent” director under the definition of “independence” set forth in NASDAQ Rule 5605(a)(2).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Indemnification of Directors and Officers

Indemnification under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, we, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with the following:

(a)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions, Bylaws and Other Arrangements of the Registrant

Article IX of our bylaws allows us to indemnify of any and all persons who serve as a director, officer, employee or agent of our company to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Article 10 of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549.  The registration statement is also available through the Commission’s web site at the following address:  http://www.sec.gov.

EXPERTS

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering.

The audited financial statements of National Automation Services, Inc. as of December 31, 2009 and 2008 and for the years then ended appearing in this Prospectus which is part of a registration statement have been so included in reliance on the report of Lynda R. Keeton CPA, LLC, given on the authority of such firm as experts in accounting and auditing.

104

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

_________________

TABLE OF CONTENTS

Prospectus Summary

2

Corporate Information

3

Risk Factors

4

Use of Proceeds

13

Determination of Offering Price

14

Selling Security Holders

15                            70,096,598 SHARES

Plan of Distribution

18

Description of Securities

20  NATIONAL AUTOMATION SERVICES, INC

Interests of Experts and Counsel

21

Description of Business

21

Description of Property

32

Legal Proceedings

33                                  PROSPECTUS

Index to Financial Statements

34

Management’s Discussion and Analysis or                               _______________, 2010

Plan of Operation

78

Changes in Accountants

91

Directors, Executive Officers

91

Executive Compensation

94

Security Ownership

97

Certain Transactions

99

Disclosure of Commission Position

on Indemnification

102

Available Information

104

Experts

Dealer Prospectus Delivery Obligation.  Until ___________________, 2010; all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders, who may be deemed to be an underwriter in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$446
Transfer Agent Fees	Approximately	500
Costs of Printing and Engraving	Approximately	500
Legal Fees	Approximately	30,000
Accounting and Audit Fees	Approximately	15,000
Total		$46,446

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents.  Pursuant to the provisions of Nevada Revised Statutes 78.7502, we, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with the following:

(a)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions, Bylaws and Other Arrangements of the Registrant

Article IX of our bylaws allows us to indemnify of any and all persons who serve as a director, officer, employee or agent of our company to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Article 10 of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 78.751 of the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

There are no resolutions of our shareholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of all transactions for our fiscal years 2008 and 2009, and through the date hereof.  Shares issued for cash consideration paid to us are valued at the purchase price per share; all other shares are valued as stated.  All shares issued were issued as “restricted” shares of our common stock except as otherwise expressly stated.

2010

On January 6, 2010, the Company issued 220,000 shares of common stock to Eugene Ingles III valued at $0.045 per share based upon the conversion price under our convertible note dated November 10, 2009.

On January 6, 2010, the Company issued 880,000 shares of common stock to Eugene Ingles IV valued at $0.045 per share based upon the conversion price under our convertible note dated December 22, 2009.

On January 27, 2010, the Company issued 1,000,000 shares of common stock to Quality Stocks valued at $60,000 or $0.06 per share based on the fair market value on January 27, 2010, for services rendered per the consulting agreement dated January 27, 2010.

On February 9, 2010, the Company issued 700,000 shares of common stock to Harbour Capital valued at $42,000 or $0.06 per share based on the fair market value on February 9, 2010, for services rendered per our consulting agreement dated February 1, 2010.

On February 11, 2010, the Company issued to one individual 40,000 shares of common stock in consideration for $2,000 in cash, or $0.05 per share.

On February 15, 2010, the Company issued to one individual 690,000 shares of common stock in consideration for $30,000 in cash, or $0.043 per share.

On March 5, 2010, the Company issued to one individual 220,000 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 8, 2010, the Company authorized to one individual 88,000 shares of common stock in consideration for $4,000 in cash, or $0.045 per share. The shares were issued on April 5, 2010.

On March 15, 2010, the Company issued to two individuals an aggregate of 220,110 shares of common stock in consideration for $10,000 in cash, or $0.045 per share.

On March 17, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On March 30, 2010, the Company issued to one individual 28,600 shares of common stock in consideration for $1,300 in cash, or $0.045 per share.

On April 7, 2010, the Company issued to Ascendiant Capital 1,470,589 shares of common stock valued at $125,000 or $0.08 per share based on the commitment fee per our equity financing agreement dated April 7, 2010.

On April 19, 2010, the Company issued to one individual 500,000 shares of common stock in consideration for $25,000 in cash, or $0.05 per share.

On April 19, 2010, the Company issued 700,000 shares of common stock valued at $237,157 or $0.34 per share based on a settlement agreement dated April 16, 2010. The settlement agreement was to satisfy an outstanding vendor balance owed by the Company.

On April 20, 2010, the Company issued to fifteen individuals the sum of 3,660,000 shares of common stock in consideration for $183,000 in cash, or $0.05 per share.

On April 22, 2010, the Company issued to five individuals the sum of 1,128,000 shares of common stock in consideration for $55,500 in cash, or $0.05 per share.

On April 23, 2010, the Company issued to two individuals the sum of 380,000 shares of common stock in consideration for $19,000 in cash, or $0.05 per share.

On April 23, 2010, the Company issued 600,000 shares of common stock valued at $30,000 or $0.05 per share based on an employment agreement dated November 10, 2009 and amended on April 1, 2010.

On April 26, 2010, the Company issued to four individuals the sum of 430,000 shares of common stock in consideration for $21,500 in cash, or $0.05 per share.

On April 27, 2010, the Company issued to three individuals the sum of 353,000 shares of common stock in consideration for $16,500 in cash, or $0.045 per share.

On May 12, 2010, the Company issued 1,320,000 shares of common stock to Joan Dougherty valued at $0.05 per share based upon the conversion price under our convertible note dated November 7, 2009.

On May 14, 2010, the Company issued 220,000 shares of common stock to Mark Ingles valued at $0.05 per share based upon the conversion price under our convertible note dated December 15, 2009.

On May 14, 2010, the Company issued to eleven individuals the sum of 1,518,000 shares of common stock in consideration for $75,900 in cash, or $0.05 per share.

2009

On January 19, 2009, we authorized the issuance to Jeremy Briggs (our vice president, principal financial officer and chief accounting officer) 250,000 shares of common stock valued at $32,500 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered; the shares were issued on January 28, 2009.

On January 23, 2009, we authorized the issuance to Gianpiero Balestrieri of 2,000,000 shares of common stock valued at $240,000 based on the closing market price of our common stock on that day of $0.12 per share, as compensation for his advisory services to be rendered through 2009; the shares were issued on January 28, 2009.

On February 5, 2009, we issued to two individuals an aggregate of 625,000 shares of common stock in consideration of $25,500 in cash, or $0.04 per share.

On February 23, 2009, we issued to four individuals an aggregate of 1,687,500 shares of common stock in consideration of $101,250 in cash, or $0.06 per share.

On March 24, 2009, we authorized the issuance to Draco Financial LLC of 200,000 shares of common stock valued at $26,000 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered pursuant to the Draco Consulting Agreement; the shares were issued on April 8, 2009.

On March 30, 2009, we issued to one individual 1,500,000 shares of common stock in consideration of $90,000 in cash, or $0.06 per share.

On April 21, 2009, we issued to Knightsbridge Capital of 112,500 shares of common stock valued at $13,500 based on an agreed to price of $0.12 per share, for financial advisory services rendered in connection with introducing us to Trafalgar and assisting in the negotiation of our December 18, 2008 credit agreement with Trafalgar.

On May 28, 2009, we authorized the issuance to Draco Financial LLC of 200,000 shares of common stock valued at $26,000 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered pursuant to the Draco Consulting Agreement; the shares were issued on June 1, 2009.

On May 29, 2009, we authorized the issuance to Keros Capital of 230,000 shares of common stock valued at $24,150 based on the closing market price of our common stock on that day of $0.11 per share, pursuant to a May 29, 2009 Consulting Agreement with Sigma Software Solutions Inc. d/b/a Keros Capital; the shares were issued on June 4, 2009.  Sigma Solutions has rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On May 28, 2009, we authorized the issuance to five individuals an aggregate of 1,875,000 shares of common stock in consideration of $112,500 in cash, or $0.06 per share; the shares were issued on June 1, 2009.

Between June 4 and June 25, 2009, we issued to 14 individuals an aggregate of 7,787,500 shares of common stock in consideration of $375,000 in cash, or $0.05 per share.

On June 5, 2009, we issued 71,000 shares of common stock valued at $3,550 based on the closing market price of our common stock on that day of $0.05 per share, to Paul Goguen, for services rendered; the shares were issued on June 10, 2009 and returned and cancelled in October 2009 after we were advised we could not pay a finder’s fee to any person who was not registered as a broker-dealer.

On June 23, 2009, we authorized the issuance of 244,750 shares of common stock valued at $12,238 based on the closing market price of our common stock on that day of $0.05 per share, to Paul Goguen, for services rendered as a finder’s fee; the shares were issued on June 25, 2009 and returned and cancelled in October 2009 after we were advised we could not pay a finder’s fee to any person who was not registered as a broker-dealer.

On July 3, 2009, we issued to one individual 250,000 shares of common stock in consideration of $25,000 in cash, or $0.10 per share.

On July 3, 2009, we issued to 26 of our employees an aggregate of 779,163 shares of common stock as salary compensation valued at $77,916 based on the closing market price of our common stock on that day of $0.10 per share (including shares to our Management, as follows:  Robert Chance: 80,000 shares; Jody Hanley: 80,000 shares; David Marlow: 80,000 shares; Manuel Ruiz: 80,000 shares; Brandon Spiker: 80,769 shares; and Jeremy Briggs: 26,154 shares (which shares Mr. Briggs gifted to immediate family members)).

On July 16, 2009, we authorized the issuance to Jeremy Briggs (our vice president, principal financial officer and chief accounting officer) of 350,000 shares of common stock valued at $17,500, or $0.05 per share, in lieu of a salary increase; the shares were issued on July 17, 2009.

On September 15, 2009, we issued to eight individuals an aggregate of 3,389,000 shares of common stock in consideration of $165,000 in cash, or $0.05 per share.

On September 15, 2009, we issued to David Gronski and Mary Margrave 6,750 and 60,000 shares of common stock, respectively, valued at $0.05 per share, or $338 and $3,000,

respectively, for services rendered as a finder’s fee.  In October 2009 these persons agreed to return their shares for cancellation after we were advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 2, 2009, we issued to three individuals an aggregate of 137,400 shares of common stock in consideration for $6,700 in cash, or $0.048 per share.

On October 2, 2009, we issued 5,000 shares of common stock valued at $650, or $0.13 per share, for services rendered; and thereafter, in October 2009, the recipient agreed to return the shares for cancellation after we advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 5, 2009, we issued to one individual 60,000 shares of common stock in consideration for $3,000 in cash, or $0.05 per share.

On October 5, 2009, we issued 3,000 shares of common stock valued at $330, or $0.11 per share, for services rendered; and thereafter, in October 2009, the recipient agreed to return the shares for cancellation after we advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 19, 2009, the Company issued 750,000 shares of common stock valued at $0.11 per share based upon fair market value on October 19, 2009.  The Company issued the shares for services per consulting agreement with Selective Consulting valued at $82,500.  Per the consulting agreement Selective Consulting is to provide financial services to the Company.

On October 27, 2009, the Company issued to 4 individuals an aggregate of 447,500 shares of common stock in consideration for $21,500 in cash, or $0.048 per share.

On November 12, 2009, the Company issued to an individual 200,000 shares of common stock in consideration for $10,000 in cash, or $0.05 per share.

2008

On March 25, 2008, we issued to each of David Marlow and Brandon Spiker 1,500,000 shares of common stock as the retention bonus provided for in his employment agreement related to our December 26, 2007 Intecon acquisition.

On March 26, 2008, we issued to Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) our secured redeemable debenture in the principal amount of $1,500,000 in consideration of $1,500,000 in cash, and in connection with the sale of the debenture we issued to Trafalgar warrants (the “Trafalgar Warrants”) to purchase 150,000 shares of our common stock at an exercise price of $0.001 per share, exercisable until March 19, 2013.

On April 4, 2008, we authorized the issuance to Draco Financial LLC of 150,000 shares of common stock valued at $30,000 based on the closing market price on that day of $0.20 per share in consideration for services rendered under our April 18, 2008 consulting agreement (the “Draco Consulting Agreement”); the shares were issued on April 14, 2008.  We subsequently issued to Draco Financial pursuant to the Draco Consulting Agreement additional shares of common stock as follows:  400,000 shares on October 21, 2008; 200,000 shares on April 8, 2009; and 200,000 shares on June 1, 2009.  In return for its shares Draco Financial has actually rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On May 19, 2008, we issued to Frank Brown, David Marlow and Brandon Spiker an aggregate of 300,000 shares in payment of the non-cash portion of the purchase price of our December 26, 2007 acquisition of Intecon (we issued 120,000 shares to Mr. Spiker, 90,000 shares to Mr. Marlow and 90,000 shares to Mr. Brown); and each share was valued at $0.14 based on the closing market price of our common stock on December 26, 2007, the acquisition closing date.

On May 19, 2008, we issued 450,000 shares of common stock to Jonathan Woods, then our Chief Financial Officer, and 30,000 shares to Trent Gillespie, an employee, valued in the aggregate at $168,000 based on the closing market price of our common stock on that day of $0.35 per share, as a bonus to retain their respective services.

On May 19, 2008, we issued an aggregate of 1,315,055 shares of common stock to 21 persons (collectively, “T-Beck Purchasers”), including 111,111 shares to 3 JP Inc., who paid an aggregate of $363,065 to and believed they were purchasing a like number of shares of our common stock from T-Beck but who never received therefrom any certificates for such shares nor the return of their purchase price.  (On October 2, 2007, we had entered into a one-year contract with T-Beck under which it was to serve as our investment banker, and we believe that in late 2007 it was misrepresenting itself as our placement agent and collecting monies from the T-Beck Purchasers under false pretenses.)  On July 21, 2008, we issued an aggregate of 592,592 shares of common stock to four additional T-Beck Purchasers who paid T-Beck an aggregate of $160,000; and on August 25, 2008, we issued an aggregate of 109,286 shares of common stock to two additional T-Beck Purchasers who paid T-Beck an aggregate of $30,000.  We decided to issue these all of shares, and since neither T-Beck nor Mr. Williams remitted to us any of the cash received from such Purchasers we valued such shares at their par value of $0.001 each, in exchange for the general releases of these T-Beck Purchasers, in order to avoid the potential cost of litigation and the related distraction of Management which we would have suffered in defending any claims these individuals might have asserted against us or our officers and directors.  (The owner of T-Beck, Mr. Ronald Williams, died in March 2009 while under indictment for securities fraud not involving our company).

On June 2, 2008, we authorized the issuance of 4,075,000 shares of common stock valued at $1,283,625 based on the closing market price of our common stock on that day of $0.31 per share, to Robert O’Connor, a non-employee director, for services rendered.  The shares were issued on July 21, 2008.

On June 30, 2008, we authorized the issuance of 300,000 shares of common stock valued at $84,000 based on the closing market price of our common stock on that day of $0.28 per share, to 3 JP Inc. were issued because 3 JP had paid NAS’ $30,000 bill from Draco Financial for investor relations services rendered under the Draco Consulting Agreement (the difference between NAS’ $84,000 valuation of these shares for financial statement purposes and the $30,000 invoice from Draco is attributable to a negotiated discount for the illiquidity of the restricted stock issued); the shares were issued on July 11, 2008.

On July 11, 2008, we authorized the issuance of an aggregate of 2,000,000 shares of common stock valued at $540,000 based on the closing market price of our common stock on that day of $0.27 per share, to Robert Chance (1,000,000 shares) and to Jonathan Woods (then our Chief Financial Officer) (1,000,000 shares), for services rendered; the shares were issued on July 21, 2008.

On July 21, 2008, we issued to Trafalgar our 18-month secured redeemable debenture in the principal amount of $750,000 in consideration of $750,000 in gross proceeds, and as payment of related fees in connection therewith we issued to Trafalgar (i) 2,000,000 shares of common stock and (ii) 150,000 shares of common stock in exchange for the Trafalgar Warrants.

On July 21, 2008, we issued 500,000 shares of common stock to Gianpiero Balestrieri to retain him to act as a corporate, operational and acquisitions advisor and 100,000 shares to Angelo Viard issued pursuant to our agreement with Viard Consulting Services dated July 16, 2008, and we valued such 600,000 shares at $162,000 based on the closing market price of our common stock on that day of $0.27 per share.  Viard has rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On August 8, 2008, we authorized the issuance to Gianpiero Balestrieri of 2,000,000 shares of common stock valued at $460,000 based on the closing market price of our common stock on that day of $0.23 per share, as compensation for his advisory services rendered and to be rendered through July 31, 2009; the shares were issued on August 14, 2008.  On August 8, 2008, we authorized the issuance of an aggregate of 2,150,000 shares of common stock valued at $494,500 based on the closing market price of our common stock on that day of $0.23 per share, for services rendered and to be rendered from January 1, 2008 to December 31, 2008, as follows:  Robert O’Connor:  1,000,000 shares; Williams Strachan: 500,000 shares; The William A. Strachan Multiple Power of Liquidity Trust - 500,000 shares and Kevin Brown - 150,000 shares.  Mr. Brown, a certified public accountant, received his shares in contemplation of his agreement to serve on our audit and acquisition committees. Mr. Brown elected not to serve; the shares were issued on August 14, 2008.

On September 22, 2008, we issued to Robert O’Connor, our non-employee director, 357,143 shares of common stock valued at $57,142 based on the closing market price of our common stock on September 19, 2008 of $0.16 per share, in payment of the interest accrued as of August 31, 2008 on the outstanding balance of his June 30, 2008 loan to us in the original principal amount of $130,000 (the “O’Connor Loan”).

On October 16, 2008, we authorized the issuance of an aggregate of 6,000,000 shares of common stock valued at $1,020,000 based on the closing market price of our common stock on that day of $0.17 per share in consideration of services rendered and to be rendered during fiscal 2008 and in lieu of any salary increase for such year, as follows: 2,000,000 shares to each of Robert Chance, Jody Hanley and Manuel Ruiz; the shares were issued on October 21, 2008.

On October 16, 2008, we authorized the issuance of 500,000 shares of common stock valued at $85,000 based on the closing market price of our common stock on that day of $0.17 per share, as follows: 400,000 shares to Draco Financial LLC pursuant to the Draco Consulting Agreement; and 100,000 shares to Jeffrey Paltrow for services he actually rendered; the shares were issued on October 21, 2008:  In consideration for these shares, Mr. Paltrow worked closely with our Marketing Department to develop our new website and post information thereon regarding our projects, news, and trade show exhibitions.

On October 16, 2008, we authorized the issuance of 250,000 shares of restricted common stock valued at $42,500 based on the closing market price of our common stock on that day of $0.17 per share to EquitiTrend Advisors, LLC pursuant to an agreement dated August 27, 2008 for public relations and corporate communication services; the shares were issued on October 21, 2008.  EquitiTrend Advisors had actually rendered to us the following services:  Investors communications and public relations with existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On November 12, 2008, we authorized the issuance to Robert O’Connor, our non-employee director, of 1,000,000 shares of common stock valued at $100,000 based on the closing market price of our common stock on that day of $0.10 per share, as payment of accrued interest on the O’Connor Loan; the shares were issued on November 17, 2008.

On December 18, 2008, we issued to Trafalgar pursuant to our December 18, 2008 credit agreement our Revolving Note in the principal amount of $1,000,000, due December 19, 2009, in consideration of $1,000,000 in gross proceeds,

Except as stated above, we have had no recent sales of unregistered securities within the past three fiscal years.  There were no underwritten offerings employed in connection with any of the transactions described above.  Except as stated above, the above issuances were deemed to be exempt under Rule 504 or 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933, as amended, since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about our company and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

EXHIBITS

Exhibit No.	Description of Exhibit

2.1

Stock Purchase Agreement dated October 2, 2007 by and among National Automation Services, Inc., Intuitive System Solutions, Inc., the stockholders of Intuitive System Solutions, Inc., TBeck Capital Inc. and 3 JP Inc. (1)

2.2	Stock Purchase Agreement dated December 26, 2007 by and among National Automation Services, Inc., Intecon, Inc. and the stockholders of Intecon, Inc. (1)

2.3	Stock Purchase Agreement dated June 30, 2009 by and among National Automation Services, Inc., Control Engineering, Inc., and the stockholders of Control Engineering, Inc. (1)

3.1	Articles of Incorporation, as amended.(1)

3.2	Bylaws.(1)

5.1	Legal Opinion of The Lebrecht Group, APLC (*)

10.1	Securities Purchase Agreement dated March 26, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.2	Security Agreement dated March 26, 2008 by and between National Automation Services and Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.3	Secured Redeemable Debenture issued March 26, 2008 by National Automation Services, Inc. to Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.4	Securities Purchase Agreement dated July 21, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.5	Security Agreement dated July 21, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.6	Personal Guaranty dated July 21, 2008 by and between Robert Chance and Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.7	Secured Redeemable Debenture issued July 21, 2008 by National Automation Services, Inc. to Trafalgar Capital Specialized Investment Fund, Luxembourg.(1)

10.8

Credit Agreement dated December 18, 2008 by and among National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc., Robert Chance and Trafalgar Capital Specialized Investment Fund, FIS.(1)

10.9	Security Agreement dated December 18, 2008 by and between National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc. and Trafalgar Capital Specialized Investment Fund, FIS.(1)

10.10	Revolving Note issued December 18, 2008 by National Automation Services, Inc., Intecon, Inc. and Intuitive System Solutions, Inc. to Trafalgar Capital Specialized Investment Fund, FIS.(1)

10.11	Guaranty dated December 18, 2008 by and between National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc. and Trafalgar Capital Specialized Investment Fund, FIS.(1)

10.12	Personal Guaranty dated December 18, 2008 by and between Robert Chance and Trafalgar Capital Specialized Investment Fund, FIS.(1)

10.13	Employment Agreement of Robert Chance.(1)

10.14	Employment Agreement of Manuel Ruiz.(1)

10.15	Employment Agreement of Jody Hanley.(1)

10.16	Employment Agreement of Brandon Spiker.(1)

10.17	Employment Agreement of David Marlow.(1)

10.18	Operating Lease Agreement dated January 1, 2008 with Jody Hanley.(1)

10.19	Nevada lease agreements.(1)

10.20	Arizona lease agreements (1)

10.21	Promissory note dated April 1, 2009 by and between National Automation Services, Inc. and Jody Hanley.(1)

10.22	Promissory note dated April 1, 2009 by and between National Automation Services, Inc. and Robert O’Connor.(1)

10.23	Lock Up Letter Agreement between T-Beck Capital, Inc. and Robert Chance, Jody Hanley and Manuel Ruiz, dated August 9, 2007.(3)

10.24	Summary of February 2008 Oral Loan Agreement with Robert Chance.(2)

10.25	Summary of July 25, 2008 Oral Loan Agreement with South Bay Capital, Inc. (2)

10.26	Termination Agreement with Control Engineering, Inc., dated September 18, 2009.(2)

10.27	Investment Banking Agreement with T-Beck Capital, dated October 2, 2007.(2)

10.28	Consulting Agreement with Draco Financial LLC, dated April 18, 2008.(2)

10.29	Consulting Agreement with Viard Consulting Services, dated July 16, 2008.(2)

10.30	Consulting Agreement with Gianpiero Balestrieri, dated July 16, 2008.(2)

10.31	Employment Agreement with Jeremy Briggs, dated July 28, 2008.(4)

10.32	Addendum, dated January 1, 2009, to Jeremy Briggs Employment Agreement.(4)

10.33	Amendment, dated March 1, 2010, to Addendum, dated January 1, 2009, to Jeremy Briggs Employment Agreement.(5)

10.34	Consulting agreement dated May 29, 2009 by and between National Automation Services, Inc. and Keros Capital (7)

10.35	Promissory note dated September 11, 2009 by and between National Automation Services, Inc. and Brandon Spiker (7)

10.36	Consulting agreement dated October 16, 2009 by and between National Automation Services, Inc. and Selective Consulting (7)

10.37	Convertible note dated November 9, 2009 by and between National Automation Services, Inc. and Joan Dougherty (7)

10.38	Convertible note dated November 10, 2009 by and between National Automation Services, Inc. and Eugene Ingles III (7)

10.39	Convertible note dated December 15, 2009 by and between National Automation Services, Inc. and Mark Ingles (7)

10.40	Convertible note dated December 22, 2009 by and between National Automation Services, Inc. and Eugene Ingles IV (7)

10.41	Consulting agreement dated January 27, 2010 by and between National Automation Services, Inc. and Quality Stocks (7)

10.42	Consulting agreement dated February 1, 2010 by and between National Automation Services, Inc. and Harbour Capital (7)

10.43	Securities Purchase Agreement dated April 7, 2010 with Ascendiant Capital Group, LLC (6)

10.44	Registration Rights Agreement dated April 7, 2010 with Ascendiant Capital Group, LLC (6)

14.1	Code of Ethics (NAS Company code of conduct) (7)

21.1	Subsidiaries (7)

23.1	Consent of Lynda R. Keeton CPA, LLC (*)

23.2	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1) (*)

_______________________

(*)

Filed herewith.

(1)

Filed with registration statement on Form 10 on August 7, 2009.

(2)

Filed with amended registration statement on Form 10/A on September 29, 2009.

(3)

Filed with amended registration statement on Form 10/A on October 29, 2009.

(4)

Filed with amended registration statement on Form 10/A on February 1, 2010.

(5)

Filed with amended registration statement on Form 10/A on March 3, 2010.

(6)

Filed as exhibits 10.1 and 10.2, respectively on Form 8K on April 9, 2010.

(7)

Filed with Annual Report on Form 10-K on April 15, 2010.

Undertakings

A.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B         The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

[remainder of page intentionally left blank; signature page to follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Henderson, State of Nevada on June 21, 2010.

National Automation Services, Inc.

Dated: June 21, 2010	/s/ Robert W. Chance
By: Robert W. Chance
Its: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dated: June 21, 2010	/s/ Manuel Ruiz
By: Manuel Ruiz, Director

Dated: June 21, 2010	/s/ Jody R. Hanley
By: Jody R. Hanley, Director

Dated: June 21, 2010	/s/ Jeremy W. Briggs
By: Jeremy W. Briggs, Principal Financial Officer and Chief Accounting Officer